As filed with the Securities and Exchange Commission on August 14, 2013

Registration No. 333-188182

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1

TO

FORM S-4

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Integrated Electrical Services, Inc.

(Exact name of registrant as specified in its charter)

Delaware	1731	76-0542208
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

5433 Westheimer Road, Suite 500

Houston, Texas 77056

(713) 860-1500

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Gail Makode

Senior Vice President, General Counsel and Secretary

5433 Westheimer Road, Suite 500

Houston, Texas 77056

(713) 860-1500

(Name, address, including zip code, and telephone number, including area code of agent for service)

Copies to:

G. Michael O’Leary George Vlahakos Andrews Kurth LLP 600 Travis, Suite 4200 Houston, Texas 77002 (713) 220-4200	Michael P. Moore MISCOR Group, Ltd. Chief Executive Officer and President 800 Nave Road, SE Massillon, Ohio 44646 (330) 830-3500	Molly Z. Brown Sean T. Peppard Ulmer & Berne LLP 1660 West 2nd Street, Suite 1100 Cleveland, Ohio 44113 (216) 583-7240

Approximate date of commencement of proposed sale of the securities to the public: As soon as practicable after the effectiveness of this registration statement and the satisfaction or waiver of all other conditions to closing of the proposed merger described herein.

If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box.  ☐

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒ (Do not check if a smaller reporting company)	Smaller reporting company	☐

If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:

Exchange Act Rule 13e-4(i) (Cross-Border Issuer Tender Offer)  ☐

Exchange Act Rule 14d-1(d) (Cross-Border Third-Party Tender Offer)  ☐

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment that specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

EXPLANATORY NOTE

This Post-Effective Amendment No. 1 (this “Amendment”) to the Registration Statement on Form S-4 (File No. 333-188182) (the “Registration Statement”) of Integrated Electrical Services, Inc. (the “Company”) is being filed pursuant to the undertakings in Item 22 of the Registration Statement to update and supplement the information contained in the Registration Statement, as originally declared effective by the Securities and Exchange Commission on August 8, 2013 (the “Effective Date”), to (1) update to the Effective Date the unaudited pro forma condensed combined financial statements beginning on page F-2 of the Registration Statement, (2) include the Company’s unaudited condensed consolidated financial statements for the three and nine months ended June 30, 2013 set forth in the Company’s Quarterly Report on Form 10-Q for the period ended June 30, 2013, filed with the Securities and Exchange Commission (the “SEC”) on August 12, 2013, and (3) include the unaudited condensed consolidated financial statements of MISCOR Group, Ltd. (“MISCOR”) for the three and six months ended June 30, 2013 set forth in the MISCOR’s Quarterly Report on Form 10-Q for the period ended June 30, 2013, filed with the SEC on August 9, 2013.

The information included in this Amendment updates and supplements the Registration Statement and the Prospectus contained therein. No changes have been made to the Prospectus contained in the Registration Statement (which Prospectus continues to form a part of the Registration Statement, as hereby amended) and, accordingly, such Prospectus has not been reprinted in Part I of this filing. No additional securities are being registered under this Amendment. All applicable registration fees were paid at the time of the initial filing of the Registration Statement.

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

The unaudited pro forma condensed combined statements of income for the nine months ended June 30, 2013 and for the year ended September 30, 2012 combines the historical consolidated statements of income of Integrated Electrical Services, Inc. (“IES”), MISCOR Group Ltd. (“MISCOR”) and Lonestar Renewable Technologies Corp (“Acro” or “Lonestar”), giving effect to the Transactions (as defined herein) as if they had occurred on October 1, 2011. The unaudited pro forma condensed combined balance sheet as of June 30, 2013 combines the historical consolidated balance sheets of IES and MISCOR, giving effect to the Transactions (except the February 15, 2013 acquisition of certain Acro assets) as if they had occurred on June 30, 2013. The historical consolidated financial information has been adjusted in the unaudited pro forma condensed combined financial statements to give pro forma effect to events that are (1) directly attributable to the Transactions, (2) factually supportable, and (3) with respect to the statements of operations, expected to have a continuing impact on the combined results. The unaudited pro forma condensed combined financial information should be read in conjunction with the accompanying notes to the unaudited pro forma condensed combined financial statements. In addition, the unaudited pro forma condensed combined financial information was based on and should be read in conjunction with the:

•	Separate historical financial statements of IES for the year ended September 30, 2012, which are included herein;

•	Separate historical financial statements of MISCOR for the period ended September 30, 2012, which are not included herein;

•	Separate historical financial statements of IES for the period ended June 30, 2013, which are included herein;

•	Separate historical financial statements of MISCOR for the year ended December 31, 2012, which are included herein;

•	Separate historical financial statements of MISCOR for the period ended June 30, 2013, which are included herein; and

•	Separate historical financial statements of Acro for the year ended December 31, 2012 which are included herein.

IES’ fiscal year end is September 30, 2012, whereas MISCOR’s and Acro’s fiscal year ends are December 31, 2012. In order to calculate the historical results for MISCOR and Acro in the unaudited pro forma condensed combined statements of income for the nine months ended June 30, 2013, we have deducted the nine months ended September 30, 2012 from the twelve months ended December 31, 2012 and added this to the six months ended June 30, 2013. For the year ended September 30, 2012, we have added the nine months ended September 30, 2012 to the three months ended December 31, 2011.

The unaudited pro forma condensed combined statements of operations are presented on a standalone and combined basis.

The unaudited pro forma condensed combined financial information has been presented for informational purposes only. The unaudited pro forma condensed combined information is not necessarily indicative of what the combined company’s financial position or results of operations actually would have been had the Transactions been completed as of the dates indicated. In addition, the unaudited pro forma condensed combined financial information does not purport to project the future financial position or operating results of the combined company.

The unaudited pro forma condensed combined financial information has been prepared using the acquisition method of accounting under U.S. generally accepted accounting principles, and the applicable regulations of the SEC. All material transactions between IES and Acro during the periods presented in the unaudited pro forma condensed combined financial statements have been eliminated. There were no transactions between IES and MISCOR for elimination purposes. IES has been treated as the acquirer in the Transactions for accounting purposes. The acquisition accounting is dependent upon certain valuations and other studies that have yet to progress to a stage where there is sufficient information for a definitive measurement. Accordingly, the pro forma adjustments are preliminary and have been made solely for the purpose of providing this unaudited pro forma condensed combined financial information. Differences between these preliminary estimates and the final acquisition accounting will occur, and these differences could have a material impact on the accompanying unaudited pro forma condensed combined financial statements and the combined company’s future results of operations and financial position.

The unaudited pro forma condensed combined financial information does not reflect any cost savings, operating synergies or revenue enhancements that the combined company may achieve as a result of the merger, the costs to integrate the operations of IES, MISCOR and the Acro assets, or the costs necessary to achieve these cost savings, operating synergies and revenue enhancements.

INTEGRATED ELECTRICAL SERVICES, INC. AND SUBSIDIARIES

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET

As of June 30, 2013

(In thousands)

	IES	MISCOR	Pro Forma Adjustments (Note 5)		Pro Forma Combined
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$15,134	$—	$10,000	(e)	$14,094
			(11,040	)(Note 3)
Restricted cash	7,052	—	—		7,052
Accounts receivable:
Trade	67,547	5,596	—		73,143
Retainage	18,525	—	—		18,525
Inventories	12,280	6,193	—		18,473
Costs and estimated earnings in excess of billings on uncompleted contracts	6,517	—	—		6,517
Assets held for sale	900	—	—		900
Prepaid expenses and other current assets	3,474	853	—		4,327

Total current assets	131,429	12,642	(1,040)		143,031

LONG-TERM RECEIVABLE, net	203	—	—		203
PROPERTY AND EQUIPMENT, net	5,433	4,667	1,997	(d)	12,097
GOODWILL	8,631	—	6,421	(Note 4)	15,052
INTANGIBLE ASSETS, net	561	6,076	(1,976	)(c)	4,661
OTHER NON-CURRENT ASSETS, net	5,216	2,009	(149	)(Note 4)	7,176
			100	(e)

Total assets	$151,473	$25,394	$5,353		$182,220

LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES:
Current maturities of long-term debt	$3,198	$4,024	$(4,024	)(a)	$5,698
			2,500	(e)
Accounts payable and accrued expenses	65,530	4,754	660	(c)	71,976
			100	(e)
			932	(g)
Billings in excess of costs and estimated earnings on uncompleted contracts	22,133	—	—		22,133

Total current liabilities	90,861	8,778	168		99,807

LONG-TERM DEBT	1,667	1,761	7,500	(e)	9,167
			(1,761	)(a)
LONG-TERM DEFERRED TAX LIABILITY	285	—	2,273	(Note 4)	2,558
OTHER NON-CURRENT LIABILITIES	6,617	—	—		6,617

Total liabilities	99,430	10,539	8,180		118,149

STOCKHOLDERS’ EQUITY:
Preferred stock	—	—	—		—
Common stock	154	59,346	(59,346	)(a)	180
			26	(Note 3)
Treasury stock, at cost	(2,839)	(74)	74	(a)	(2,839)
Additional paid-in capital	162,763	—	12,934	(Note 3)	175,697
Accumulated other comprehensive income	19	—	—		19
Retained deficit	(108,054)	(44,417)	(932	)(g)	(108,986)
			44,417	(a)

Total stockholders’ equity	52,043	14,855	(2,827)		64,071

Total liabilities and stockholders’ equity	$151,473	$25,394	$5,353		$182,220

The accompanying notes are an integral part of these unaudited pro forma condensed combined financial statements.

INTEGRATED ELECTRICAL SERVICES, INC. AND SUBSIDIARIES

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

MISCOR Transaction

For the nine months ended June 30, 2013

(In thousands, except share and per share amounts)

	IES	MISCOR	Pro Forma Adjustments (Note 5)		Pro Forma Combined
Revenues	$370,810	$35,436	$—		$406,246
Cost of services	321,182	27,655	(822	)(d)	348,630
			615	(d)

Gross profit	49,628	7,781	207		57,616
Selling, general and administrative expenses	48,104	7,181	(359	)(c)	53,130
			195	(c)
			(105	)(d)
			66	(d)
			(1,952	)(g)
Gain on sale of assets	(56)	—	—		(56)

Income (loss) from operations	1,580	600	2,362		4,542

Interest and other (income) expense
Interest expense	1,425	291	(291	)(e)	1,821
			396	(e)
Interest income	(123)	—	—		(123)
Other (income) expense, net	1,048	39	—		1,087

Interest and other expense, net	2,350	330	105		2,785

(Loss) income from operations before income taxes	(770)	270	2,257		1,757
Provision (benefit) for income taxes	264	(1,855)	1,917	(f)	326

Net (loss) income from continuing operations	$(1,034)	$2,125	$340		$1,431

Earnings (loss) per share from continuing operations
Basic	$(0.07)				$0.08
Diluted	$(0.07)				$0.08
Shares used in the computation of earnings (loss) per share
Basic	14,882,687		2,634,146	(Note 3)	17,516,833
Diluted	14,882,687		2,634,146	(Note 3)	17,592,805 (h)

The accompanying notes are an integral part of these unaudited pro forma condensed combined financial statements.

INTEGRATED ELECTRICAL SERVICES, INC. AND SUBSIDIARIES

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

For the nine months ended June 30, 2013

Acro Transaction

(In thousands, except share and per share amounts)

	IES	Acro	Pro Forma Adjustments (Note 5)		Pro Forma Combined
Revenues	$370,810	$4,186	$(878	)(b)	$374,118
Cost of services	321,182	2,734	(878	)(b)	323,038

Gross profit	49,628	1,452	—		51,080
Selling, general and administrative expenses	48,104	2,885	62	(c)	50,794
			(257	)(g)
Gain on sale of assets	(56)	—	—		(56)

Income (loss) from operations	1,580	(1,433)	195		342

Interest and other (income) expense
Interest expense	1,425	696	(696	)(e)	1,425
Interest income	(123)	—	—		(123)
Other (income) expense, net	1,048	1,126	—		2,174

Interest and other expense, net	2,350	1,822	(696)		3,476

(Loss) income from operations before income taxes	(770)	(3,255)	891		(3,134)
Provision (benefit) for income taxes	264	—	(26	)(f)	238

Net (loss) income from continuing operations	$(1,034)	$(3,255)	$917		$(3,372)

Earnings (loss) per share from continuing operations
Basic	$(0.07)				$(0.23)
Diluted	$(0.07)				$(0.23)
Shares used in the computation of earnings (loss) per share
Basic	14,882,687				14,882,687
Diluted	14,882,687				14,882,687

The accompanying notes are an integral part of these unaudited pro forma condensed combined financial statements.

INTEGRATED ELECTRICAL SERVICES, INC. AND SUBSIDIARIES

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

For the nine months ended June 30, 2013

Combined

(In thousands, except share and per share amounts)

	IES	MISCOR	Acro	Pro Forma Adjustments (Note 5)		Pro Forma Combined
Revenues	$370,810	$35,436	$4,186	$(878	)(b)	$409,554
Cost of services	321,182	27,655	2,734	(878	)(b)	350,486
				(822	)(d)
				615	(d)

Gross profit	49,628	7,781	1,452	207		59,068
Selling, general and administrative expenses	48,104	7,181	2,885	(359	)(c)	55,820
				257	(c)
				(105	)(d)
				66	(d)
				(2,209	)(g)
Gain on sale of assets	(56)	—	—	—		(56)

Income (loss) from operations	1,580	600	(1,433)	2,557		3,304

Interest and other (income) expense
Interest expense	1,425	291	696	(987	)(e)	1,821
				396	(e)
Interest income	(123)	—	—	—		(123)
Other (income) expense, net	1,048	39	1,126	—		2,213

Interest and other expense, net	2,350	330	1,822	(591)		3,911

(Loss) income from operations before income	(770)	270	(3,255)	3,148		(607)
Provision (benefit) for income taxes	264	(1,855)	—	1,891	(f)	300

Net (loss) income from continuing operations	$(1,034)	$2,125	$(3,255)	$1,257		$(907)

Earnings (loss) per share from continuing operations
Basic	$(0.07)					$(0.05)
Diluted	$(0.07)					$(0.05)
Shares used in the computation of earnings (loss) per share
Basic	14,882,687			2,634,146	(Note3)	17,516,833
Diluted	14,882,687			2,634,146	(Note3)	17,516,833

The accompanying notes are an integral part of these unaudited pro forma condensed combined financial statements.

INTEGRATED ELECTRICAL SERVICES, INC. AND SUBSIDIARIES

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

For the year ended September 30, 2012

MISCOR Transaction

(In thousands, except share and per share amounts)

	IES	MISCOR	Pro Forma Adjustments (Note 5)		Pro Forma Combined
Revenues	$456,115	$48,983	$—		$505,098
Cost of services	398,063	37,495	(1,449	)(d)	434,930
			821	(d)

Gross profit	58,052	11,488	628		70,168
Selling, general and administrative expenses	58,609	8,963	(422	)(c)	67,347
			260	(c)
			(150	)(d)
			87	(d)
Gain on sale of assets	(168)	—	—		(168)

Income (loss) from operations	(389)	2,525	853		2,989

Interest and other (income) expense
Interest expense	2,324	787	(787	)(e)	2,852
			528	(e)
Interest (income)	(34)	—	—		(34)
Other (income), net	(62)	(162)	—		(224)

Interest and other expense (income), net	2,228	625	(259)		2,594

Income (loss) from operations before income taxes	(2,617)	1,900	1,112		395
Provision (benefit) for income taxes	38	—	—	(f)	38

Net (loss) income from continuing operations	$(2,655)	$1,900	$1,112		$357

Earnings (loss) per share from continuing operations
Basic	$(0.18)				$0.02
Diluted	$(0.18)				$0.02
Shares used in the computation of earnings (loss) per share
Basic	14,625,776		2,634,146	(Note3)	17,259,922
Diluted	14,625,776		2,634,146	(Note3)	17,381,797 (h)

The accompanying notes are an integral part of these unaudited pro forma condensed combined financial statements.

INTEGRATED ELECTRICAL SERVICES, INC. AND SUBSIDIARIES

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

For the year ended September 30, 2012

Acro Transaction

(In thousands, except share and per share amounts)

	IES	Acro	Pro Forma Adjustments (Note 5)		Pro Forma Combined
Revenues	$456,115	$14,824	$(8,596	)(b)	$462,343
Cost of services	398,063	10,019	(8,596	)(b)	399,486

Gross profit	58,052	4,805	—		62,857
Selling, general and administrative expenses	58,609	8,462	147	(c)	67,218
Impairment/(Gain) on sale of assets	(168)	1,297	—		1,129

Income (loss) from operations	(389)	(4,954)	(147)		(5,490)

Interest and other (income) expense
Interest expense	2,324	400	(400	)(e)	2,324
Interest (income)	(34)	(126)	—		(160)
Other (income), net	(62)	(524)	—		(586)

Interest and other expense (income), net	2,228	(250)	(400)		1,578

Income (loss) from operations before income taxes	(2,617)	(4,704)	253		(7,068)
Provision (benefit) for income taxes	38	1	—	(f)	39

Net (loss) income from continuing operations	$(2,655)	$(4,705)	$253		$(7,107)

Earnings (loss) per share from continuing operations
Basic	$(0.18)				$(0.49)
Diluted	$(0.18)				$(0.49)
Shares used in the computation of earnings (loss) per share
Basic	14,625,776				14,625,776
Diluted	14,625,776				14,625,776

The accompanying notes are an integral part of these unaudited pro forma condensed combined financial statements.

INTEGRATED ELECTRICAL SERVICES, INC. AND SUBSIDIARIES

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

For the year ended September 30, 2012

Combined

(In thousands, except share and per share amounts)

	IES	MISCOR	Acro	Pro Forma Adjustments (Note 5)		Pro Forma Combined
Revenues	$456,115	$48,983	$14,824	$ (8,596	)(b)	$511,326
Cost of services	398,063	37,495	10,019	(8,596	)(b)	436,353
				(1,449	)(d)
				821	(d)

Gross profit	58,052	11,488	4,805	628		74,973
Selling, general and administrative expenses	58,609	8,963	8,462	(422	)(c)	75,956
				407	(c)
				(150	)(d)
				87	(d)
Impairment/(Gain) on sale of assets	(168)	—	1,297	—		1,129

Income (loss) from operations	(389)	2,525	(4,954)	706		(2,112)

Interest and other (income) expense
Interest expense	2,324	787	400	(1,187	)(e)	2,852
				528	(e)
Interest (income)	(34)	—	(126)	—		(160)
Other (income), net	(62)	(162)	(524)	—		(748)

Interest and other expense (income), net	2,228	625	(250)	(659)		1,944

Income (loss) from operations before income taxes	(2,617)	1,900	(4,704)	1,365		(4,056)
Provision (benefit) for income taxes	38	—	1	—	(f)	39

Net (loss) income from continuing operations	$(2,655)	$1,900	$(4,705)	$1,365		$(4,095)

Earnings (loss) per share from continuing operations
Basic	$(0.18)					$(0.24)
Diluted	$(0.18)					$(0.24)
Shares used in the computation of earnings (loss) per share
Basic	14,625,776			2,634,146	(Note3)	17,259,922
Diluted	14,625,776			2,634,146	(Note3)	17,259,922

The accompanying notes are an integral part of these unaudited pro forma condensed combined financial statements.

INTEGRATED ELECTRICAL SERVICES, INC.

Notes to Unaudited Pro Forma Condensed Combined Financial Statements

(All Dollar Amounts in Thousands Except Per Share Amounts)

Note 1: Description of Transactions

MISCOR

On March 13, 2013, IES and MISCOR entered into a definitive merger agreement pursuant to which, subject to the terms and conditions set forth in the agreement and discussed below, MISCOR will merge with and into IES Subsidiary Holdings, Inc., a wholly-owned subsidiary of IES (“Merger Sub”), with Merger Sub surviving the merger as the “surviving corporation,” a wholly-owned subsidiary of IES. At the effective time of the merger, all outstanding MISCOR restricted stock will immediately vest into MISCOR common stock, and IES will issue, subject to the terms of the merger agreement, at the election of each MISCOR shareholder, shares of IES common stock or cash for each share of MISCOR common stock issued and outstanding (including shares of MISCOR common stock issued upon exercise of MISCOR options and warrants, if any), subject to the Maximum Cash Amount (as described in Note 3 to these unaudited pro forma condensed combined financial statements). At the time of this filing, it is expected by IES management that MISCOR shareholders holding approximately 75% of MISCOR’s issued and outstanding common stock (as of the Merger Consideration Determination Date, as defined below) will elect to receive shares of IES common stock in the merger and that MISCOR shareholders holding approximately 25% of MISCOR’s issued and outstanding common stock (as of such date) will elect to receive cash consideration. See Note 3 to these unaudited pro forma condensed combined financial statements for a discussion of the facts underlying this assumption.

Based on the assumptions described in Note 3 to these unaudited pro forma condensed combined financial statements, which assumptions will not be definitively determined until the fifteenth business day prior to the closing date of the merger (the “Merger Consideration Determination Date”), each MISCOR shareholder will have the right to receive, subject to the terms of the merger agreement, at his or her election, either $1.47 in cash or 0.298 shares of IES common stock for each share of MISCOR common stock issued and outstanding, subject to the sensitivity assumptions set forth herein. See Note 3 to these unaudited pro forma condensed combined financial statements for further discussion of these assumptions and a sensitivity analysis related to the potential consideration that may be received by MISCOR shareholders.

Acro

On February 8, 2013, IES Renewable Energy, LLC (“IES Renewable”), an indirect wholly-owned subsidiary of IES, entered into an asset purchase agreement with a group of entities operating under the name of the Acro Group: Residential Renewable Technologies, Inc., Energy Efficiency Solar, Inc. and Lonestar Renewable Technologies Acquisition Corp. (collectively, the “Acro Group”). Pursuant to the terms of the asset purchase agreement, IES agreed to acquire certain assets in connection with the Acro Group’s turn-key residential solar integration business (the “Acquired Assets”). The Acquired Assets include, but are not limited to, assets relating to the Acro Group’s solar installation sales and marketing platform and the backlog of contracts entered into by the Acro Group with residential solar customers, which provide for the payment of sales and marketing fees in connection with the sale, installation and third-party financing of residential solar equipment. The transaction closed on February 15, 2013 (the “Closing Date”).

Following consummation of the transaction, IES Residential, Inc. (“IES Residential”), a wholly-owned subsidiary of IES, began offering full-service residential solar integration services, including design, procurement, permitting, installation, financing services through third parties and warranty services for residential customers. IES Residential had previously provided solar installation subcontracting services to the Acro Group, and as of February 8, 2013, was owed $3,800 for subcontracting services provided up to that date (such balance, as of the day prior to the Closing Date, the “Accounts Receivable Balance”).

Total consideration received by the Acro Group for the Acquired Assets consists of (i) IES Residential’s release of the Accounts Receivable Balance, (ii) payment by IES Renewable to the Acro Group of a percentage of future gross revenue generated from the Acquired Assets in an amount not to exceed $2,000 over the 12-month period beginning the first full month following the Closing Date, subject to certain reductions as described in the asset purchase agreement, and (iii) $828 representing amounts paid by IES Residential, to the Acro Group to fund certain of its operating expenses between January 4, 2013 and the Closing Date.

On February 21, 2013, an affiliate of the Acro Group, Acro Energy Technologies, Inc. (the “Debtor”), filed a petition under Chapter 7 of the United States Code with the United States Bankruptcy Court for the Southern District of Texas, Houston Division (the “bankruptcy case”). The Debtor was not party to the asset purchase agreement or otherwise involved in the Acro asset transaction. As such, the bankruptcy case is not anticipated to have an impact on the asset purchase agreement, the transactions contemplated thereunder or the Acquired Assets.

According to Note 5 to the Consolidated Financial Statements of Lonestar Renewable Technologies Corp. (referred to herein as “Acro” or “Lonestar”) for the years ended December 31, 2012 and 2011, on May 13, 2011, Lonestar granted collateral security on all of its assets and the assets of two of its subsidiaries to four individuals (the “Secured Parties”) who had advanced sums and other financial accommodations to Lonestar. Thereafter, on June 19, 2012, the Secured Parties assigned their collateral security rights to Residential Renewable Technologies, Inc. (“Residential”), and Lonestar assigned all of its assets to Residential, which agreed to lease the assets to Energy Efficiency Solar, Inc., a subsidiary of Lonestar, for a monthly lease payment of $1.00.

The financial statements of Lonestar for the year ending December 31, 2012 do not appear to reflect the transfer of assets to Residential. The assets and operations acquired by IES are fully included in the financial statements of Lonestar, thus precluding the necessity to include the financial statements of Residential. Residential is a party to the asset purchase agreement because it owned certain assets acquired by IES.

Both the MISCOR Transaction and the Acro Transaction are significant and, as such, are presented separately in the unaudited pro forma condensed combined financial statements. The combination of the MISCOR Transaction and the Acro Transaction is referred to as “the Transactions” in the notes to these unaudited pro forma condensed combined financial statements.

Note 2: Basis of Presentation

The Transactions are reflected in the unaudited pro forma condensed combined financial statements as being accounted for under the acquisition method of accounting. Under the acquisition method, the total estimated purchase price for the MISCOR Transaction as described in Note 3 will be measured at the closing date of the MISCOR Transaction using the quoted market price of IES common stock at that time, which may be different from the VWAP as defined and discussed further in Note 3. Therefore, this may result in a per-share equity value that is different from that assumed for purposes of preparing these unaudited pro forma condensed combined financial statements. The assets and liabilities of MISCOR and Acro have been measured at fair value based on various preliminary estimates using assumptions that IES management believes are reasonable utilizing information currently available. Use of different estimates and judgments could yield materially different results. There are limitations on the type of information that can be exchanged between MISCOR and IES at this time. Until the MISCOR acquisition is complete, IES will not have complete access to all relevant information.

The process for estimating the fair values of identifiable intangible assets and certain tangible assets requires the use of significant estimates and assumptions, including estimating future cash flows. The excess of the estimated purchase consideration over the estimated amounts of identifiable assets and liabilities of MISCOR and Acro as of the effective dates of the Transactions have been allocated to Goodwill. The purchase price allocation is subject to finalization of IES’ analysis of the fair value of the assets and liabilities of MISCOR and Acro as of the effective dates of the Transactions. Accordingly, the purchase price allocation in the unaudited pro forma condensed combined financial statements is preliminary and will be adjusted upon completion of the final valuations. Such adjustments could be material.

In accordance with the SEC’s rules and regulations, the unaudited pro forma condensed combined financial statements do not reflect any cost savings, operating synergies or revenue enhancements that the combined company may achieve as a result of the Transactions or the costs to integrate the operations of IES, MISCOR and Acro or the costs necessary to achieve these cost savings, operating synergies and revenue enhancements.

IES is performing a detailed review of MISCOR’s accounting policies. As a result of this review, IES may identify differences between the accounting policies that, when conformed, could have a material impact on the consolidated financial statements of the combined company.

Certain reclassifications have been made to the historical presentation of MISCOR and Acro to conform to the presentation used in the unaudited pro forma condensed combined financial statements. Upon consummation of the MISCOR Transaction, further review of MISCOR’s financial statements may result in additional revisions to MISCOR’s classifications to conform to IES’ presentation.

Note 3: Estimate of Consideration Expected to be Transferred

MISCOR

The following is a preliminary estimate of the consideration expected to be transferred to effect the acquisition of MISCOR. Pursuant to the merger agreement, the aggregate cash consideration to be paid in connection with the merger shall not exceed a threshold (the “Maximum Cash Amount”) equal to the product obtained by multiplying (x) the per share cash consideration by (y) 50% of the number of shares of MISCOR common stock outstanding immediately prior to the effective time of the merger. The Maximum Cash Amount will be equal to approximately 50% of the total consideration received by MISCOR shareholders in the merger.

One of the variables incorporated in the unaudited pro forma financial statements for the MISCOR Transaction is the assumption of IES management that MISCOR shareholders holding approximately 75% of MISCOR’s issued and outstanding common stock (as of the Merger Consideration Determination Date) will elect to receive shares of IES common stock in the merger and that MISCOR shareholders holding approximately 25% of MISCOR’s issued and outstanding common stock (as of such date) will elect to receive cash consideration. This is IES management’s best estimate at this time, which is based, in part, on the expectation that Tontine will elect to receive stock consideration for 100% of its MISCOR common stock (or 49.9% of MISCOR’s outstanding common stock as of August 8, 2013) and John Martell will elect to receive stock consideration for between 18.3% and 54.8% of his MISCOR common stock (or between 4.2% and 12.7% of MISCOR’s outstanding common stock as of August 8, 2013).

Mr. Martell and representatives of Tontine have each engaged in non-binding discussions with representatives of MISCOR and IES regarding their intentions to elect to receive sufficient stock consideration in the merger to avoid triggering the Maximum Cash Amount and, thereby, limiting the cash consideration available to unaffiliated MISCOR shareholders in the merger.

Tontine has indicated that it intends to take stock consideration for 100% of its MISCOR common stock, subject to the exercise of fiduciary duties in the management of its funds and other factors. Similarly, Mr. Martell has indicated that he intends to exchange at least 500,000 shares and up to 1,500,000 shares of MISCOR common stock for IES common stock (or between 18.3% and 54.8% of his shares of MISCOR common stock as of August 8, 2013), depending on certain factors and considerations. Based on these non-binding indications, IES management anticipates (as described above) that, at a minimum, 54% of the MISCOR common stock outstanding as of August 8, 2013 will elect to receive stock consideration in the merger.

The table below shows the sensitivity of using the floor, which assumes a 50% split between cash consideration and stock consideration, and the ceiling, which assumes 100% stock consideration.

	Sensitivity Assumptions:
	50% Stock 50% Cash	75% Stock 25% Cash		100% Stock
Total estimate of consideration expected to be transferred(b)(e)	$24,000	$24,000		$24,000
Less: MISCOR debt balance at August 8, 2013(b)(g)	$6,720	$6,720	(f)	$6,720

Equals: Estimate of consideration after MISCOR debt balance	$17,280	$$17,280		$$17,280
Allocation to: Estimated cash consideration(b)	$8,640	$4,320	(f)	$—
Allocation to: IES common stock equity consideration(b)(e)	$8,640	$12,960	(h)	$17,280
Number of shares of MISCOR common stock (including shares of restricted stock) outstanding as of August 8, 2013	11,765,987	11,765,987		11,765,987
Plus: Number of MISCOR stock options outstanding as of August 8, 2013	1,000	1,000		1,000
Plus: Number of MISCOR warrants outstanding as of August 8, 2013	8,079	8,079		8,079

Equals: Total MISCOR equity units as of August 8, 2013(a)	11,775,066	11,775,066		11,775,066
MISCOR equity units electing to receive stock consideration(b)	5,887,533	8,831,300		11,775,066
Estimated cash consideration per share(i)	$1.47	$1.47		$1.47
IES common stock share price on August 8, 2013(b)(d)	$4.92	$4.92		$4.92
IES shares expected to be issued as stock consideration(b)	1,756,098	2,634,146		3,512,195
Estimated exchange ratio(b)(c)	0.298	0.298		0.298
Pro forma earnings per share for the year ended September 30, 2012—MISCOR only	$0.02	$0.02		$0.02
Pro forma earnings per share for the period ended June 30, 2013—MISCOR only	$0.08	$0.08		$0.08

(a)	Assumes for purposes of these unaudited pro forma condensed combined financial statements that the total number of MISCOR equity units outstanding as of August 8, 2013 is reflective of the total number of MISCOR equity units that will be outstanding as of the Merger Consideration Determination Date.
(b)	Actual amounts may vary from these estimates based on, among other factors, (i) the number of MISCOR equity units for which cash consideration is elected and the number of MISCOR equity units for which stock consideration is elected, (ii) the volume-weighted average of the sale prices per share of IES common stock for the 60 consecutive trading days ending on the Merger Consideration Determination Date (the “IES Common Stock Value”), (iii) if the IES Common Stock Value is greater than $6.036 per share or less than $4.024 per share (the “VWAP Collar”) on the Consideration Determination Date, (iv) the market price of IES common stock on the closing date, (v) fluctuations in MISCOR’s Net Debt prior to the Merger Consideration Determination Date, and (vi) the number of MISCOR stock options and warrants actually exercised. See sensitivity disclosures below.
(c)	Estimated exchange ratio equal to (x) the estimated cash consideration of $1.47 per share (see footnote (i) below), divided by (y) the closing price of IES common stock, as reported on the NASDAQ Global Market System on August 8, 2013 (see footnote (d) below).
(d)

Assumes for purposes of these unaudited pro forma condensed combined financial statements that the closing price of IES common stock, as reported on the NASDAQ Global Market System on August 8, 2013, of $4.92 per share may better reflect the anticipated VWAP of IES common stock for the 60-day period ending on the Merger Consideration Determination Date than the VWAP of IES common stock for the 60- day period ending on August 8, 2013 of $4.9230. Keeping all other factors unchanged, using the VWAP of IES common stock for the 60-day period ended on August 8, 2013, in lieu of the market price of IES’ common stock at August 8, 2013, in the calculation of estimated consideration set forth in the table above would not have a material impact on the overall consideration because the closing price of IES common stock on August 8, 2013 is approximately equal to the VWAP of IES common stock for the 60-day period ending on August 8, 2013.
(e)	The estimated consideration expected to be transferred related to the MISCOR acquisition reflected in these unaudited pro forma condensed combined financial statements does not purport to represent what the actual consideration transferred will be when the transaction is completed. The fair value of the shares of IES common stock to be issued as part of the consideration transferred is required to be measured on the closing date of the transaction at the then-current market price of IES common stock. This requirement will likely result in a per-share equity component different from what has been assumed in these unaudited pro forma condensed combined financial statements and that difference may be material.

A $1.00 increase in the closing price per share for IES common stock, as reported on the NASDAQ Global Market system on August 8, 2013 (see footnote (d) above) would not have a material impact on the overall consideration because a market price of $5.92 per share would be within the VWAP Collar. A $1.00 decrease in the closing price per share for IES common stock, as reported on the NASDAQ Global Market system on August 8, 2013 would be below the VWAP floor of $4.024. This would result in approximately $335 in lower overall consideration which would be recorded against Goodwill. The total consideration for the MISCOR acquisition may be higher or lower than $24,000 as a result of the fluctuations in the factors described in footnote (b) above, including, specifically, if the IES Common Stock Value is outside of the VWAP Collar. Given that this information is not yet available to IES, these unaudited pro forma condensed combined financial statements assume that total consideration will be $24,000.

(f)	Cash adjustment in unaudited pro forma condensed combined balance sheet is $11,040.
(g)	Assumes for purposes of these unaudited pro forma condensed combined financial statements that MISCOR’s total debt outstanding at August 8, 2013 of $6,720 may better reflect MISCOR’s anticipated Net Debt as of the Merger Consideration Determination Date than MISCOR’s Net Debt for the 30-day period ended as of August 8, 2013 of $6,261. Net Debt, as defined in the merger agreement, is a 30-day average of the sum of MISCOR’s funded debt and other debt, not including ordinary trade payables. Keeping all other factors unchanged, using MISCOR’s Net Debt for the 30-day period ended August 8, 2013, in lieu of MISCOR’s total debt outstanding as of August 8, 2013, in the calculation of estimated consideration set forth in the table above would result in an increase in consideration after the MISCOR debt balance of approximately $460, which would be recorded as an increase to Goodwill in the unaudited pro forma condensed combined balance sheet.
(h)	Allocation on the unaudited pro forma condensed combined balance sheet between Common Stock and APIC is $26 and $12,934, respectively, based on par value of $0.01.
(i)	Estimated cash consideration per share equal to (x) the difference between $24,000 and MISCOR’s debt balance as of August 8, 2013 (see footnote (g) above) divided by (y) the number of MISCOR equity units outstanding as of August 8, 2013 (see footnote (a) above).

Note 4: Preliminary Purchase Price Allocation

The following is a preliminary estimate of the assets acquired and liabilities assumed by IES in the MISCOR acquisition, reconciled to the estimate of consideration expected to be transferred:

Estimate of consideration expected to be transferred (see Note 3)	$24,000

Book value of net assets (liabilities) acquired at June 30, 2013	$14,855
Plus: Debt at June 30, 2013 repaid in connection with the transaction	5,785

Equals: Adjusted book value of net assets acquired	20,640

Fair value and deferred tax adjustments to (see Note 5):
Intangible assets(c)	(1,976)
Fixed assets(d)	1,997
Deferred tax assets(f)	(149)
Deferred tax liabilities(f)	(2,273)
Unfavorable leases(c)	(660)
Goodwill	6,421

Total fair value and deferred tax adjustments	3,360

Fair value of net assets acquired	$24,000

Note 5: Adjustments to Unaudited Pro Forma Condensed Combined Financial Statements

(a) Liabilities and Equity Not Acquired: Based on the terms of the MISCOR purchase agreement, MISCOR outstanding debt will be retired commensurate with the merger. The unaudited pro forma condensed combined financial statements have been adjusted to remove such debt as well as historical MISCOR equity at the respective historical carrying values.

(b) Intercompany Eliminations: Reflects the elimination of revenue and cost of services in connection with historical services provided by IES to Acro and related Acro cost for these services as if the entities were combined as of October 1, 2011 for the unaudited pro forma condensed combined statements of operations. There were no related transactions between IES and MISCOR for elimination purposes.

(c) Intangible Assets: The fair value of identifiable intangible assets is determined primarily using the “income approach,” which requires a forecast of all of the expected future cash flows either through the use of the relief-from-royalty method or the multi-period excess earnings method. Some of the more significant assumptions inherent in the development of intangible asset values include: the amount and timing of projected future cash flows, the discount rate selected to measure the risks inherent in the future cash flows, and the assessment of the asset’s life cycle, as well as other factors. However, for purposes of these unaudited pro forma condensed combined financial statements, using certain high-level assumptions, the fair value of the identifiable intangible assets, the related amortization expense and their weighted-average useful lives have been estimated as follows:

					Amortization Expense
	Carrying Value	Estimated Fair Value	Step Up (Down)	Weighted Average Estimated Useful Life	Year Ended September 30, 2012	Nine Months Ended June 30, 2013
MISCOR
Trademarks	$—	$1,200	$1,200	Indefinite	$—	$—
Technical library	505	400	(105)	20 Years	20	15
Customer relationships	5,571	2,500	(3,071)	6.8 Years	369	277
Unfavorable leases	—	(660)	(660)	5.1 Years	(129)	(97)

Total MISCOR, net(2)	$6,076	$3,440	$(2,636)		$260	$195

					Amortization Expense
	Carrying Value	Estimated Fair Value	Step Up (Down)	Weighted Average Estimated Useful Life	Year Ended September 30, 2012		Period Ended February 14, 2013
Acro
Backlog	$—	$350	$350	5 Months	$—	(1)	$—	(1)
Covenant not-to-compete	—	140	140	3 Years	47		23	(3)
Developed technology	—	400	400	4 Years	100		50	(3)

Total Acro, net(2)	—	890	890		147		73

Total MISCOR and Acro, net	$6,181	$4,330	$(1,851)		$407		$203	(3)

(1)

Note that subsequent amortization of the new backlog intangible asset recorded at fair value is expected to be less than 12 months. As this does not have a continuing impact, the unaudited pro forma condensed combined statements of operations do not include this amortization expense.

(2)	MISCOR fair value adjustments, excluding unfavorable leases, is $(1,976).
(3)	Note that amortization expense of $11 was recorded subsequent to the acquisition of Acro. This amount was excluded from the as calculated pro forma interest expense for the period.

Historical MISCOR amortization of $359 and $422 for the nine months ended June 30, 2013 and the year ended September 30, 2012, respectively, is derecognized in the unaudited pro forma statements of operations.

These preliminary estimates of fair value and estimated useful life will likely be different from the final acquisition accounting, and the difference could have a material impact on the accompanying unaudited pro forma condensed combined financial statements. Once IES has full access to the specifics of MISCOR’s intangible assets, additional insight will be gained that could impact: (i) the estimated total value assigned to intangible assets and (ii) the estimated weighted average useful life of each category of intangible assets. The estimated intangible asset values and their useful lives could be impacted by a variety of factors that may become known to IES only upon access to the additional information and/or changes in such factors that may occur prior to the effective time of the transaction.

(d) Fixed Assets: For purposes of these unaudited pro forma condensed combined financial statements, IES has estimated the fair values of MISCOR fixed assets set forth below. This estimate of fair value is preliminary and subject to change once IES has sufficient information as to the specific types, nature, age, condition and location of MISCOR fixed assets. The below table calculates the MISCOR step up adjustment and related depreciation expense recorded in the accompanying unaudited pro forma condensed combined financial statements:

					Depreciation Expense
	Carrying Value	Estimated Fair Value	Step Up (Down)	Remaining Useful Life (in years)	Year Ended September 30, 2012			Nine Months Ended June 30, 2013
MISCOR
Land	$250	$250	$—	N/A	$	N/A		$	N/A
Buildings	1,319	1,550	231	20		78			58
Leasehold improvements	280	301	21	3		100			75
Machinery and equipment	2,528	2,778	250	7		397			298
Construction in process(1)	110	308	198	N/A		—	(1)		—	(1)
Vehicles	—	46	46	3		15			12
Office & computer equipment	180	1,431	1,251	4.5		318			238

Total MISCOR	$4,667	$6,664	$1,997			$908			$681
Allocated to cost of services						821			615
Allocated to SG&A						87			66

(1)	Carrying value expected to approximate fair value for construction in process and is not depreciated consistent with IES accounting policies.

Historical MISCOR depreciation of $927 ($822 cost of services and $105 selling, general and administrative) and $1,599 ($1,449 cost of services and $150 selling, general and administrative) for the nine months ended June 30, 2013 and the year ended September 30, 2012, respectively, was derecognized in the unaudited pro forma condensed combined statements of operations.

(e) Debt and Interest: Based on the terms of the asset purchase agreement with Acro, none of the historical Acro debt was assumed by IES in the transaction. As such, there is an adjustment in the unaudited pro forma condensed combined statements of operations to remove the interest related to this debt as it will not have a continuing impact.

Based on the terms of the definitive merger agreement, the MISCOR debt will be assumed in the transaction by IES. Simultaneous with the closing of the MISCOR Transaction, IES expects to refinance the assumed debt with a new $10,000 fixed rate term loan with Wells Fargo which is expected to bear interest at 5.03% per annum. Approximately $2,500 is due within the first year and $7,500 thereafter. Debt issue costs are estimated at $100, which are expected to be amortized over approximately 4 years. To reflect this refinancing and the related deal terms, there is an adjustment to remove the historical debt and related interest expense in the unaudited pro forma condensed combined financial statements. A summary of the pro forma adjustment to interest expense is as follows:

Year Ended September 30, 2012	MISCOR	Acro	Total
Annual interest expense on new term loan	$503	$—	$503
Annual amortization of debt issue costs	25	—	25

Total annual pro forma interest expense	528	—	528
Historical annual interest expense	787	400	1,187

Net pro forma adjustment to interest expense	$259	$400	$659

Nine Months Ended June 30, 2013	MISCOR	Acro	Total
Pro forma interest expense on new term loan	$377	$—	$377
Annual amortization of debt issue costs	19	—	19

Total pro forma interest expense	396	—	396
Less: Historical interest expense	291	696	987

Net pro forma adjustment to interest expense	$105	$(696)	$(591)

(f) Deferred taxes:

In assessing the recovery of net operating loss carryforwards, IES considers whether it is more likely than not that some portion or all of net operating loss carryforwards will be realized. The realization of net operating loss carryforwards is dependent upon the generation of taxable income during the periods the net operating loss carryforwards may be utilized. In assessing the likelihood of future taxable income, considerably more weight is placed upon historical results and less weight on future projections when there is negative evidence such as cumulative pretax loss in recent years. IES believes the future benefits of the Transactions are not of sufficient weight to offset the historical cumulative pretax loss generated by IES. Accordingly, IES has provided a valuation allowance for the net operating loss carryforward resulting from the pretax loss for year ended September 30, 2012. The effect of the net operating loss carryfoward results in actual income tax expense from the pro forma adjustment differing from income tax expense computed by applying the statutory corporate tax rate. No income tax expense or benefit was recorded in the unaudited pro forma condensed combined statement of operations for the year ended September 30, 2012 as a result of the pro forma adjustments.

For the nine month period ended June 30, 2013, MISCOR recognized an income tax benefit of $1,942 related to reducing a valuation allowance for the utilization of future net operating loss carryforwards. IES believes on a combined basis it is not more likely than not that this is recoverable and has provided for $1,942 pro forma adjustment to reverse the income tax benefit of the valuation allowance adjustment. Additionally, IES recorded a $51 income tax benefit due to the effect of the pro forma adjustment resulting in a net pro forma income tax provision adjustment of $1,891. A net pro forma income tax provision of $1,917 is applicable to MISCOR and a net pro forma income tax benefit of $26 is applicable to Acro. The net operating loss carryfoward results in actual income tax expense form the pro forma adjustment differing from income tax expense computed by applying the statutory corporate tax rate.

MISCOR

A summary of MISCOR deferred tax assets and deferred tax liabilities is as follows (in thousands):

	Deferred Tax Assets		Valuation Allowance		Deferred Tax Liabilities	Total
Historical MISCOR balances as of June 30, 2013	$11,035		$(9,093)		$—	$1,942
Pro forma Adjustments:
To confirm MISCOR presentation to IES	837				(837)	—
Revaluation of trademarks					(480)	(480)
Revaluation of customer relationships and technical library	1,350					1,350
Recharacterization of goodwill as non-deductible	(1,949)					(1,949)
Revaluation of property and equipment					(692)	(692)
Unfavorable operating leases					(264)	(264)
Adjust Valuation Allowance			(387)			(387)

Total pro forma adjustments	238	(1)	(387	)(1)	(2,273)	(2,422)

Pro forma deferred taxed related to MISCOR	$11,273		$(9,480)		$(2,273)	$(480)

(1)	Net adjustment is $149 as shown in Note 4.

A valuation allowance of $9,480 is provided for the deferred tax assets. IES believes $1,793 of deferred tax assets will be offset by deferred tax liabilities. The remaining deferred tax liability of $480 is related to an indefinite lived intangible asset. For purposes of these unaudited pro forma condensed combined financial statements, deferred tax assets are provided at the 35% U.S. federal statutory income tax rate and 5% state blended income tax rate.

Acro

Since the Acro transaction was taxable, no deferred taxes were recorded as the tax bases and financial reporting bases are revalued in the same manner.

(g) Reflects an estimate of the future costs of $932 directly attributable to the Transactions, including advisory and legal fees that are recorded as an adjustment to the unaudited pro forma condensed combined balance sheet only. These amounts will be expensed as incurred in the future and are not reflected in the unaudited pro forma condensed combined statement of operations because they have not yet been incurred for accompanying periods presented and they will not have a continuing impact. We incurred expenses of $2,209 in the period ended June 30, 2013, which is the amount of direct, incremental costs for the MISCOR and Acro transactions recorded in these historical financial statements. Of these amounts incurred, $1,952 related to the MISCOR Transaction, while $257 related to the Acro Transaction. There were no such expenditures incurred in the year ended September 30, 2012. For pro forma purposes, these expenditures have been removed from the unaudited pro forma condensed combined statements of operations as they will not have a continuing impact.

(h) For the nine months ended June 30, 2013 and the year ended September 30, 2012, for the MISCOR transaction, IES on a pro forma basis has income from continuing operations. Therefore, 14,958,659 and 14,747,651 shares are the diluted number of shares, respectively, before issuing 2,634,146 pro forma shares in connection with the transaction, which in total, equal 17,592,805 and 17,381,797 shares, respectively.

INTEGRATED ELECTRICAL SERVICES, INC.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors and Stockholders of

Integrated Electrical Services, Inc.

We have audited the accompanying consolidated balance sheets of Integrated Electrical Services, Inc. and subsidiaries (“the Company”) as of September 30, 2012 and 2011, and the related consolidated statements of operations, stockholders’ equity, and cash flows for each of the three years in the period ended September 30, 2012. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. We were not engaged to perform an audit of the Company’s internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Integrated Electrical Services, Inc. and subsidiaries at September 30, 2012 and 2011, and the consolidated results of their operations and their cash flows for each of the three years in the period ended September 30, 2012, in conformity with U.S. generally accepted accounting principles.

/s/ ERNST & YOUNG LLP

Houston, Texas

December 14, 2012

INTEGRATED ELECTRICAL SERVICES, INC. AND SUBSIDIARIES

Consolidated Balance Sheets

(In Thousands, Except Share Information)

	Years Ended September 30,
	2012	2011
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$18,729	$35,577
Restricted cash	7,155	—
Accounts receivable:
Trade, net of allowance of $1,788 and $2,704, respectively	76,259	85,728
Retainage	17,004	17,944
Inventories	15,141	8,443
Costs and estimated earnings in excess of billings on uncompleted contracts	8,180	9,963
Assets held for sale	1,110	—
Prepaid expenses and other current assets	3,807	2,840

Total current assets	147,385	160,495

LONG-TERM RECEIVABLE, net of allowance of $0 and $59, respectively	259	200
PROPERTY AND EQUIPMENT, net	6,480	8,016
GOODWILL	4,446	4,446
OTHER NON-CURRENT ASSETS, net	6,143	7,087

Total assets	$164,713	$180,244

LIABILITIES AND STOCKHOLDERS’ EQUITY

CURRENT LIABILITIES:
Current maturities of long-term debt	$10,456	$209
Accounts payable and accrued expenses	68,673	78,980
Billings in excess of costs and estimated earnings on uncompleted contracts	25,255	19,585

Total current liabilities	104,384	98,774

LONG-TERM DEBT, net of current maturities	24	10,289
LONG-TERM DEFERRED TAX LIABILITY	285	284
OTHER NON-CURRENT LIABILITIES	6,863	6,596

Total liabilities	111,556	115,943

STOCKHOLDERS’ EQUITY:
Preferred stock, $0.01 par value, 10,000,000 shares authorized, none issued and outstanding	—	—
Common stock, $0.01 par value, 100,000,000 shares authorized; 15,407,802 and 15,407,802 shares issued and 14,977,400 and 14,956,473 outstanding, respectively	154	154
Treasury stock, at cost, 430,402 and 451,329 shares, respectively	(4,546)	(5,595)
Additional paid-in capital	163,871	164,262
Retained deficit	(106,322)	(94,520)

Total stockholders’ equity	53,157	64,301

Total liabilities and stockholders’ equity	$164,713	$180,244

The accompanying notes are an integral part of these Consolidated Financial Statements.

INTEGRATED ELECTRICAL SERVICES, INC. AND SUBSIDIARIES

Consolidated Statements of Operations

(In Thousands, Except Share Information)

	Years Ended September 30,
	2012	2011	2010
Revenues	$456,115	$406,141	$382,431
Cost of services	398,063	361,757	326,939

Gross profit	58,052	44,384	55,492
Selling, general and administrative expenses	58,609	63,321	74,251
Gain on sale of assets	(168)	(6,555)	(128)
Asset impairment	—	4,804	—
Restructuring charges	—	—	763

Loss from operations	(389)	(17,186)	(19,394)

Interest and other (income) expense:
Interest expense	2,324	2,278	3,513
Interest income	(34)	(68)	(242)
Other income, net	(62)	(7)	(18)

Interest and other expense, net	2,228	2,203	3,253

Loss from operations before income taxes	(2,617)	(19,389)	(22,647)
Provision (benefit) for income taxes	38	172	(36)

Net loss from continuing operations	$(2,655)	$(19,561)	$(22,611)

Discontinued operations (Note 17)
Loss from discontinued operations	(9,158)	(18,288)	(8,539)
(Benefit) provision for income taxes	(11)	(26)	5

Net loss from discontinued operations	(9,147)	(18,262)	(8,544)

Net loss	$(11,802)	$(37,823)	$(31,155)

Loss per share:
Continuing operations	$(0.18)	$(1.35)	$(1.57)
Discontinued operations	$(0.63)	$(1.26)	$(0.59)

Basic	$(0.81)	$(2.61)	$(2.16)

Diluted loss per share:
Continuing operations	$(0.18)	$(1.35)	$(1.57)
Discontinued operations	$(0.63)	$(1.26)	$(0.59)

Diluted	$(0.81)	$(2.61)	$(2.16)

Shares used in the computation of loss per share
Basic	14,625,776	14,493,747	14,409,368
Diluted	14,625,776	14,493,747	14,409,368

The accompanying notes are an integral part of these Consolidated Financial Statements.

INTEGRATED ELECTRICAL SERVICES, INC. AND SUBSIDIARIES

Consolidated Statements of Stockholders’ Equity

(In Thousands, Except Share Information)

	Common Stock		Treasury Stock		APIC	Accumulated Other Comprehensive Income (Loss)	Retained Deficit	Total Stockholders’ Equity
	Shares	Amount	Shares	Amount
BALANCE, September 30, 2009	15,407,802	$154	(790,061)	$(14,097)	$170,732	$(70)	$(25,542)	$131,177
Restricted stock grant	—	—	221,486	807	(807)	—	—	—
Forfeiture of restricted stock	—	—	(38,000)	(217)	217	—	—	—
Acquisition of treasury stock	—	—	(27,323)	(170)	(2)	—	—	(172)
Non-cash compensation	—	—	—	—	1,370	—	—	1,370
Unrealized loss on marketable securities, net of tax	—	—	—	—	—	(18)	—	(18)
Net loss	—	—	—	—	—	—	(31,155)	(31,155)

BALANCE, September 30, 2010	15,407,802	$154	(633,898)	$(13,677)	$171,510	$(88)	$(56,697)	$101,202

Restricted stock grant	—	—	333,616	4,595	(4,595)	—	—	—
Forfeiture of restricted stock	—	—	(130,258)	(450)	450	—	—	—
Acquisition of treasury stock	—	—	(20,789)	3,937	(4,009)	—	—	(72)
Non-cash compensation	—	—	—	—	907	—	—	907
Unrealized loss on marketable securities, net of tax	—	—	—	—	—	88	—	88
Net loss	—	—	—	—	—	—	(37,823)	(37,823)

BALANCE, September 30, 2011	15,407,802	$154	(451,329)	$(5,595)	$164,263	$—	$(94,520)	$64,302

Restricted stock grant	—	—	107,500	1,322	(1,322)	—	—	—
Forfeiture of restricted stock	—	—	(32,277)	(92)	92	—	—	—
Acquisition of treasury stock	—	—	(54,296)	(181)		—	—	(181)
Non-cash compensation	—	—	—	—	838	—	—	838
Net loss	—	—	—	—	—	—	(11,802)	(11,802)

BALANCE ,September 30, 2012	15,407,802	$154	(430,402)	$(4,546)	$163,871	$—	$(106,322)	$53,157

The accompanying notes are an integral part of these Consolidated Financial Statements.

INTEGRATED ELECTRICAL SERVICES, INC. AND SUBSIDIARIES

Consolidated Statements of Cash Flows

(In Thousands)

	Years Ended September 30,
	2012	2011	2010
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(11,802)	$(37,823)	$(31,155)
Adjustments to reconcile net loss to net cash provided by operating activities:
Bad debt expense	(858)	(715)	7,440
Deferred financing cost amortization	209	338	314
Depreciation and amortization	2,146	6,356	5,291
Gain on sale of business units	—	(6,657)	—
Loss (gain) on sale of assets	44	88	(174)
Non-cash compensation expense	838	907	1,370
Impairment	688	4,854	150
Deferred income tax	(39)	(107)	(1,244)
Changes in operating assets and liabilities
Accounts receivable	11,130	(2,761)	17,768
Inventories	(6,698)	(537)	(2,642)
Costs and estimated earnings in excess of billings	1,782	2,222	(995)
Prepaid expenses and other current assets	(273)	1,206	1,820
Other non-current assets	211	3,092	1,463
Accounts payable and accrued expenses	(10,114)	14,861	(5,708)
Billings in excess of costs and estimated earnings	5,670	2,476	(5,898)
Other non-current liabilities	(305)	348	(966)

Net cash used in operating activities	(7,371)	(11,852)	(13,166)

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of property and equipment	(1,877)	(2,688)	(924)
Proceeds from sales of property and equipment	—	1,268	328
Proceeds from sales of facilities	—	16,763	—
Distribution from unconsolidated affiliates	—	—	393

Net cash provided by (used in) investing activities	(1,877)	15,343	(203)

CASH FLOWS FROM FINANCING ACTIVITIES:
Borrowings of debt	—	—	753
Repayments of debt	(264)	(766)	(18,184)
Purchase of treasury stock	(181)	(72)	(172)
Change in restricted cash	(7,155)	—	—
Payments for debt issuance costs	—	—	(278)

Net cash used in financing activities	(7,600)	(838)	(17,881)

NET INCREASE (DECREASE) IN CASH EQUIVALENTS	(16,848)	2,653	(31,250)
CASH AND CASH EQUIVALENTS, beginning of period	35,577	32,924	64,174

CASH AND CASH EQUIVALENTS, end of period	$18,729	$35,577	$32,924

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:	2012	2011	2010
Cash paid for interest	$1,646	$2,293	$3,899
Cash paid for income taxes	$436	$340	$263
Assets acquired under capital lease	$—	$68	$—

The accompanying notes are an integral part of these Consolidated Financial Statements.

INTEGRATED ELECTRICAL SERVICES, INC.

Notes to Consolidated Financial Statements

(All Amounts in Thousands Except Share Amounts)

1.  BUSINESS

Description of the Business

Integrated Electrical Services, Inc., a Delaware corporation, was founded in June 1997 to establish a leading national provider of electrical services, focusing primarily on the communications, residential, commercial and industrial service and maintenance markets. We provide services from 61 locations serving the United States. The Company is organized into three business segments; Communications, Residential and Commercial & Industrial. The words “IES”, the “Company”, “we”, “our”, and “us” refer to Integrated Electrical Services, Inc. and, except as otherwise specified herein, to our wholly-owned subsidiaries.

Our Communications division is a leading provider of network infrastructure products and services for data centers and other mission critical environments. Services offered include the design, installation and maintenance of network infrastructure for the financial, medical, hospitality, government, hi-tech manufacturing, educational and information technology industries. We also provide the design and installation of audio/visual, telephone, fire, wireless and intrusion alarm systems as well as design/build, service and maintenance of data network systems. We perform services across the United States from our ten offices, which includes our Communications headquarters located in Tempe, Arizona, allowing for dedicated onsite maintenance teams at our customer’s sites.

Our Residential division provides electrical installation services for single-family housing and multi-family apartment complexes and CATV cabling installations for residential and light commercial applications. In addition to our core electrical construction work, the Residential segment has expanded its offerings by providing services for the installation of residential solar power, smart meters, electric car charging stations and stand-by generators, both for new construction and existing residences. The Residential division is made up of 32 total locations, which includes our Residential headquarters in Houston. These division locations geographically cover Texas, the Sun-Belt, and the Western and Mid-Atlantic regions of the United States, including Hawaii.

Our Commercial & Industrial division is one of the largest providers of electrical contracting services in the United States. The division offers a broad range of electrical design, construction, renovation, engineering and maintenance services to the commercial and industrial markets. The Commercial & Industrial division consist of 19 total locations, which includes our Commercial & Industrial headquarters in Houston, Texas. These locations geographically cover Texas, Nebraska, Colorado, Oregon and the Mid-Atlantic region. Services include the design of electrical systems within a building or complex, procurement and installation of wiring and connection to power sources, end-use equipment and fixtures, as well as contract maintenance. We focus on projects that require special expertise, such as design-and-build projects that utilize the capabilities of our in-house experts, or projects which require specific market expertise, such as transmission and distribution and power generation facilities. We also focus on service, maintenance and certain renovation and upgrade work, which tends to be either recurring or have lower sensitivity to economic cycles, or both. We provide services for a variety of projects, including: high-rise residential and office buildings, power plants, manufacturing facilities, data centers, chemical plants, refineries, wind farms, solar facilities, municipal infrastructure and health care facilities, and residential developments. Our utility services consist of overhead and underground installation and maintenance of electrical and other utilities transmission and distribution networks, installation and splicing of high-voltage transmission and distribution lines, substation construction and substation and right-of-way maintenance. Our maintenance services generally provide recurring revenues that are typically less affected by levels of construction activity. Service and maintenance revenues are derived from service calls and routine maintenance contracts, which tend to be recurring and less sensitive to short term economic fluctuations.

Controlling Shareholder

At September 30, 2012, Tontine Capital Partners, L.P. and its affiliates (collectively, “Tontine”), was the controlling shareholder of the Company’s common stock. Accordingly, Tontine has the ability to exercise

INTEGRATED ELECTRICAL SERVICES, INC.

Notes to Consolidated Financial Statements

(All Amounts in Thousands Except Share Amounts)

significant control over our affairs, including the election of directors and any action requiring the approval of shareholders, including the approval of any potential merger or sale of all or substantially all assets or divisions of the Company, or the Company itself. For a more complete discussion on our relationship with Tontine, please refer to Note 3, “Controlling Shareholder” in the notes to our Consolidated Financial Statements.

Sale of Non-Strategic Manufacturing Facility

On November 30, 2010, a subsidiary of the Company sold substantially all the assets and certain liabilities of a non-strategic manufacturing facility engaged in manufacturing and selling fabricated metal buildings housing electrical equipment, such as switchgears, motor starters and control systems, to Siemens Energy, Inc. As part of this transaction, Siemens Energy, Inc. also acquired the real property upon which the fabrication facilities are located from a subsidiary of the Company. The transaction was completed on December 10, 2010 for a purchase price of $10,086 at which time we recognized a gain of $6,763.

Sale of Non-Core Electrical Distribution Facility

On February 28, 2011, Key Electrical Supply, Inc, a wholly owned subsidiary of the Company, sold substantially all the assets and certain liabilities of a non-core electrical distribution facility engaged in distributing wiring, lighting, electrical distribution, power control and generators for residential and commercial applications to Elliot Electric Supply, Inc. for a purchase price of $6,676. The loss on this transaction was immaterial.

2.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Principles of Consolidation

The accompanying consolidated financial statements include the accounts of IES and its wholly-owned subsidiaries. All significant intercompany accounts and transactions have been eliminated in consolidation. In the opinion of management, all adjustments considered necessary for a fair presentation have been included and are of a normal recurring nature.

Asset Impairment

During the fiscal year ended September 30, 2012, the Company recorded a pretax non-cash asset impairment charge of $688 related to real estate held by our Commercial & Industrial segment. The real estate is held within a location selected for closure during 2011. This impairment is to adjust the carrying value of real estate held for sale to the estimated current market value less expected selling expenses, a value at which we expect to sell this real estate within one year. The real estate is classified as assets held for sale within our Consolidated Balance Sheets. The impairment charge is included in our net loss from discontinued operations within our Consolidated Statement of Operations.

During the fiscal year ended September 30, 2011, the Company recorded a pretax non-cash asset impairment charge of $3,551 related to certain internally-developed capitalized software, $968 for our investment in EnerTech Capital Partners II L.P. (“EnerTech”), $142 for goodwill and $143 related to real estate held by the Company which was impaired further in 2012, as noted above. The Company ceased use of the internally-developed software in 2011. As a result, the software has a fair value of zero. The non-cash impairments related to the investment in EnerTech and the real estate are to adjust the carrying value to their estimated current market values.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America (“GAAP”) requires the use of estimates and assumptions by management in

INTEGRATED ELECTRICAL SERVICES, INC.

Notes to Consolidated Financial Statements

(All Amounts in Thousands Except Share Amounts)

determining the reported amounts of assets and liabilities, disclosures of contingent liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. Estimates are primarily used in our revenue recognition of construction in progress, fair value assumptions in analyzing goodwill, investments, intangible assets and long-lived asset impairments and adjustments, allowance for doubtful accounts receivable, stock-based compensation, reserves for legal matters, assumptions regarding estimated costs to exit certain divisions, realizability of deferred tax assets, unrecognized tax benefits and self-insured claims liabilities and related reserves.

Cash and Cash Equivalents

We consider all highly liquid investments purchased with an original maturity of three months or less to be cash equivalents.

Inventories

Inventories generally consist of parts and supplies held for use in the ordinary course of business and are valued at the lower of cost or market generally using the historical average cost or first-in, first-out (FIFO) method. Where shipping and handling costs are borne by us, these charges are included in inventory and charged to cost of services upon use in our projects or the providing of services.

Securities and Equity Investments

Our investments are accounted for using either the cost or equity method of accounting, as appropriate. Each period, we evaluate whether an event or change in circumstances has occurred that may indicate an investment has been impaired. If, upon further investigation of such events, we determine the investment has suffered a decline in value that is other than temporary, we write down the investment to its estimated fair value.

Certain securities are classified as available-for-sale. These investments are recorded at fair value and are classified as other non-current assets in the accompanying Consolidated Balance Sheets as of September 30, 2012. The changes in fair values, net of applicable taxes, are recorded as unrealized gains (losses) as a component of accumulated other comprehensive income (loss) in stockholders’ equity.

Long-Term Receivables

From time to time, we enter into payment plans with certain customers over periods in excess of one year. We classify these receivables as long-term receivables. Additionally, we provide an allowance for doubtful accounts for specific long-term receivables where collection is considered doubtful.

In March 2009, in connection with a construction project entering bankruptcy, we transferred $3,992 of trade accounts receivable to long-term receivable and initiated breach of contract and mechanics’ lien foreclosure actions against the project’s general contractor and owner, respectively. At the same time, we reserved the costs in excess of billings of $278 associated with this receivable. In March 2010, given the significant uncertainty associated with its ultimate collectability we reserved the remaining balance of $3,714, but continued to pursue collection through the bankruptcy court proceeding. In February 2011, we entered into a $2,850 settlement in connection with the breach of contract and mechanics’ lien foreclosure actions related to the receivable. The $2,850 recovery was recorded in the accompanying consolidated statements of operations as a component of selling, general, and administrative expenses.

INTEGRATED ELECTRICAL SERVICES, INC.

Notes to Consolidated Financial Statements

(All Amounts in Thousands Except Share Amounts)

Property and Equipment

Additions of property and equipment are recorded at cost, and depreciation is computed using the straight-line method over the estimated useful life of the related asset. Leasehold improvements are capitalized and depreciated over the lesser of the life of the lease or the estimated useful life of the asset.

Expenditures for repairs and maintenance are charged to expense when incurred. Expenditures for major renewals and betterments, which extend the useful lives of existing property and equipment, are capitalized and depreciated. Upon retirement or disposition of property and equipment, the capitalized cost and related accumulated depreciation are removed from the accounts and any resulting gain or loss is recognized in the statement of operations in the caption (gain) loss on sale of assets.

Goodwill

Goodwill attributable to each reporting unit is tested for impairment by comparing the fair value of each reporting unit with its carrying value. Fair value is determined using discounted cash flows. These impairment tests are required to be performed at least annually. Significant estimates used in the methodologies include estimates of future cash flows, future short-term and long-term growth rates, and weighted average cost of capital for each of the reportable units. On an ongoing basis (absent any impairment indicators), we perform an impairment test annually using a measurement date of September 30.

As of September 30, 2012, the entire goodwill balance of $4,446 can be attributed to our Residential segment. Based upon the results of our annual impairment analysis, the fair value of our Residential segment significantly exceeded the book value, and warrants no impairment. We recorded goodwill impairment of $142 during the year ended September 30, 2011, bringing the goodwill balance attributable to our Commercial & Industrial segment to zero. There is no goodwill associated with our Communications segment.

Debt Issuance Costs

Debt issuance costs are included in other noncurrent assets and are amortized to interest expense over the scheduled maturity of the debt. Amortization expense of debt issuance costs was $568, $338 and $315, respectively, for the years ended 2012, 2011 and 2010. At September 30, 2012, remaining unamortized capitalized debt issuance costs were $1,139.

Revenue Recognition

We recognize revenue on project contracts using the percentage of completion method. Project contracts generally provide that customers accept completion of progress to date and compensate us for services rendered measured in terms of units installed, hours expended or some other measure of progress. We recognize revenue on both signed contracts and change orders. A discussion of our treatment of claims and unapproved change orders is described later in this section. Percentage of completion for construction contracts is measured principally by the percentage of costs incurred and accrued to date for each contract to the estimated total cost for each contract at completion. We generally consider contracts to be substantially complete upon departure from the work site and acceptance by the customer. Contract costs include all direct material, labor and insurance costs and those indirect costs related to contract performance, such as indirect labor, supplies, tools, repairs and depreciation costs. Changes in job performance, job conditions, estimated contract costs and profitability and final contract settlements may result in revisions to costs and income and the effects of these revisions are recognized in the period in which the revisions are determined. Provisions for total estimated losses on uncompleted contracts are made in the period in which such losses are determined. The balances billed but not paid by customers pursuant to retainage provisions in project contracts will be due upon completion of the

INTEGRATED ELECTRICAL SERVICES, INC.

Notes to Consolidated Financial Statements

(All Amounts in Thousands Except Share Amounts)

contracts and acceptance by the customer. Based on our experience with similar contracts in recent years, the retention balance at each balance sheet date will be collected within the subsequent fiscal year.

Certain divisions in the Residential segment use the completed contract method of accounting because the duration of their contracts is short in nature. We recognize revenue on completed contracts when the project is complete and billable to the customer. Provisions for estimated losses on these contracts are recorded in the period such losses are determined.

Service work consists of time and materials projects that are billed at either contractual or current standard rates. Revenues from service work are recognized when services are performed.

The current asset “Costs and estimated earnings in excess of billings on uncompleted contracts” represents revenues recognized in excess of amounts billed which management believes will be billed and collected within the next twelve months. The current liability “Billings in excess of costs and estimated earnings on uncompleted contracts” represents billings in excess of revenues recognized. Costs and estimated earnings in excess of billings on uncompleted contracts are amounts considered recoverable from customers based on different measures of performance, including achievement of specific milestones, completion of specified units or at the completion of the contract. Also included in this asset, from time to time, are claims and unapproved change orders which are amounts we are in the process of collecting from our customers or agencies for changes in contract specifications or design, contract change orders in dispute or unapproved as to scope and price, or other related causes of unanticipated additional contract costs. Claims are limited to costs incurred and are recorded at estimated realizable value when collection is probable and can be reasonably estimated. We do not recognize profits on project costs incurred in connection with claims. Claims made by us involve negotiation and, in certain cases, litigation. Such litigation costs are expensed as incurred. As of September 30, 2012, 2011 and 2010, there were no material revenues recorded associated with any claims.

Accounts Receivable and Allowance for Doubtful Accounts

We record accounts receivable for all amounts billed and not collected. Generally, we do not charge interest on outstanding accounts receivable; however, from time to time we may believe it necessary to charge interest on a case by case basis. Additionally, we provide an allowance for doubtful accounts for specific accounts receivable where collection is considered doubtful as well as for general unknown collection issues based on historical trends. Accounts receivable not determined to be collectible are written off as deemed necessary in the period such determination is made. As is common in our respective industries, some of these receivables are in litigation or require us to exercise our contractual lien rights in order to collect. These receivables are primarily associated with a few divisions within our Commercial & Industrial segment. Certain other receivables are slow-pay in nature and require us to exercise our contractual or lien rights. We believe that our allowance for doubtful accounts is sufficient to cover uncollectible receivables as of September 30, 2012.

Comprehensive Income

Comprehensive income includes all changes in equity during a period except those resulting from investments by and distributions to stockholders.

Advertising

Advertising and marketing expense for the years ended September 30, 2012, 2011 and 2010 was approximately $420, $512, and $1,547, respectively. Advertising costs are charged to expense as incurred and are included in the “Selling, general and administrative expenses” line item on the Consolidated Statements of Operations.

INTEGRATED ELECTRICAL SERVICES, INC.

Notes to Consolidated Financial Statements

(All Amounts in Thousands Except Share Amounts)

Income Taxes

We follow the asset and liability method of accounting for income taxes. Under this method, deferred income tax assets and liabilities are recorded for the future income tax consequences of temporary differences between the financial reporting and income tax bases of assets and liabilities, and are measured using enacted tax rates and laws.

We regularly evaluate valuation allowances established for deferred tax assets for which future realization is uncertain. We perform this evaluation at least annually at the end of each fiscal year. The estimation of required valuation allowances includes estimates of future taxable income. In assessing the realizability of deferred tax assets at September 30, 2012, we considered whether it was more likely than not that some portion or all of the deferred tax assets would not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which those temporary differences become deductible. We consider the scheduled reversal of deferred tax liabilities, projected future taxable income and tax planning strategies in making this assessment. If actual future taxable income is different from the estimates, our results could be affected. We have determined to fully reserve against such an occurrence.

On May 12, 2006, we had a change in ownership as defined in Internal Revenue Code Section 382. Internal Revenue Code Section 382 limits the utilization of net operating losses that existed as of the change in ownership in tax periods subsequent to the change in ownership. As such, our utilization after the change date of net operating losses in existence as of the change in ownership is subject to Internal Revenue Code Section 382 limitations for federal income taxes and some state income taxes. We have provided valuation allowances on all net operating losses where it is determined it is more likely than not that they will expire without being utilized.

Risk-Management

We retain the risk for workers’ compensation, employer’s liability, automobile liability, general liability and employee group health claims, resulting from uninsured deductibles per accident or occurrence which are subject to annual aggregate limits. Our general liability program provides coverage for bodily injury and property damage. Losses up to the deductible amounts are accrued based upon our known claims incurred and an estimate of claims incurred but not reported. For the year ended September 30, 2012, we compiled our historical data pertaining to the insurance experiences and actuarially developed the ultimate loss associated with our insurance programs. We believe that the actuarial valuation provides the best estimate of the ultimate losses to be expected under these programs.

The undiscounted ultimate losses of all insurance reserves at September 30, 2012 and 2011, was $6,864 and $8,353, respectively. Based on historical payment patterns, we expect payments of undiscounted ultimate losses to be made as follows:

Year Ended September 30:
2013	$2,948
2014	1,328
2015	821
2016	494
2017	305
Thereafter	968

Total	$6,864

We elect to discount the ultimate losses above to present value using an approximate risk-free rate over the average life of our insurance claims. For the years ended September 30, 2012 and 2011, the discount rate used

INTEGRATED ELECTRICAL SERVICES, INC.

Notes to Consolidated Financial Statements

(All Amounts in Thousands Except Share Amounts)

was 0.6 percent and 1 percent, respectively. The decrease in discount rate is driven by the prolonged decline in interest rates and a decrease in the average life of our associated claims. The present value of all insurance reserves for the employee group health claims, workers’ compensation, auto and general liability recorded at September 30, 2012 and 2011 was $5,228 and $7,040, respectively. Our employee group health claims are anticipated to be resolved within the year ended September 30, 2013.

We had letters of credit of $6,218 outstanding at September 30, 2012 to collateralize our high deductible insurance obligations.

Realization of Long-Lived Assets

We evaluate the recoverability of property and equipment and other long-lived assets as facts and circumstances indicate that any of those assets might be impaired. If an evaluation is required for our assets we plan to hold and use, the estimated future undiscounted cash flows associated with the asset are compared to the asset’s carrying amount to determine if an impairment of such property has occurred. The effect of any impairment would be to expense the difference between the fair value of such property and its carrying value. Estimated fair values are determined based on expected future cash flows discounted at a rate we believe incorporates the time value of money, the expectations about future cash flows and an appropriate risk premium.

At September 30, 2012, 2011 and 2010, we performed evaluations of our long-lived assets. These evaluations resulted in impairment charges as described above under “Asset Impairment”.

Risk Concentration

Financial instruments, which potentially subject us to concentrations of credit risk, consist principally of cash deposits and accounts receivable. We grant credit, usually without collateral, to our customers, who are generally large public companies, contractors and homebuilders throughout the United States. Consequently, we are subject to potential credit risk related to changes in business and economic factors throughout the United States, specifically, within the construction, homebuilding and mission critical facility markets. However, we are entitled to payment for work performed and have certain lien rights in that work. Further, management believes that its contract acceptance, billing and collection policies are adequate to manage potential credit risk. We routinely maintain cash balances in financial institutions in excess of federally insured limits. We periodically assess the financial condition of these institutions where these funds are held and believe the credit risk is minimal. As a result of recent credit market turmoil we maintain the majority of our cash and cash equivalents in money market mutual funds.

No single customer accounted for more than 10% of our revenues for the years ended September 30, 2012, 2011 and 2010.

Fair Value of Financial Instruments

Our financial instruments consist of cash and cash equivalents, accounts receivable, notes receivable, investments, accounts payable, a note payable issued to finance insurance policies, and a $10,000 senior subordinated loan agreement (the “Tontine Term Loan”). We believe that the carrying value of financial instruments, with the exception of the Tontine Term Loan and our cost method investment in EnerTech, in the accompanying Consolidated Balance Sheets, approximates their fair value due to their short-term nature. We estimate that the fair value of the Tontine Term Loan (Level 3) is $10,259 calculated using a market approach based upon Level 3 inputs, including an estimated interest rate reflecting current market conditions at September 30, 2012. For additional information, please refer to Note 8, “Debt – The Tontine Term Loan” of this report.

INTEGRATED ELECTRICAL SERVICES, INC.

Notes to Consolidated Financial Statements

(All Amounts in Thousands Except Share Amounts)

We estimate that the fair value of our investment in EnerTech (Level 3) is $988 at September 30, 2012 calculated using quoted market prices for underlying publicly traded securities, and estimated enterprise values determined using cash flow projections and market multiples of the underlying non-public companies. For additional information, please refer to Note 7, “Detail of Certain Balance Sheet Accounts — Securities and Equity Investments — Investment in EnerTech.”

Stock-Based Compensation

We measure and record compensation expense for all share-based payment awards based on the fair value of the awards granted, net of estimated forfeitures, at the date of grant. We calculate the fair value of stock options using a binomial option pricing model. The fair value of restricted stock awards is determined based on the number of shares granted and the closing price of IES’s common stock on the date of grant. Forfeitures are estimated at the time of grant and revised as deemed necessary. The resulting compensation expense from discretionary awards is recognized on a straight-line basis over the requisite service period, which is generally the vesting period, while compensation expense from performance based awards is recognized using the graded vesting method over the requisite service period. The cash flows resulting from the tax deductions in excess of the compensation expense recognized for options and restricted stock (excess tax benefit) are classified as financing cash flows.

Deferred Compensation Plans

The Company maintains a rabbi trust to fund certain deferred compensation plans. The securities held by the trust are classified as trading securities. The investments are recorded at fair value and are classified as other non-current assets in the accompanying Consolidated Balance Sheets as of September 30, 2012 and 2011. The changes in fair values are recorded as unrealized gains (losses) as a component of other income (expense) in the Consolidated Statements of Operations.

The corresponding deferred compensation liability is included in other non-current liabilities on the Consolidated Balance Sheets and changes in this obligation are recognized as adjustments to compensation expense in the period in which they are determined.

3.  CONTROLLING SHAREHOLDER

On April 30, 2010, we prepaid $15,000 of the original $25,000 principal outstanding on the Tontine Term Loan and $10,000 remains outstanding on the Tontine Term Loan. The Company is currently evaluating its options with regard to repayment of the Tontine Term Loan, including through a refinancing of the loan prior to or at its maturity.

While Tontine is subject to restrictions under federal securities laws on sales of its shares as an affiliate, Tontine is party to a Registration Rights Agreement with the Company under which it has the ability, subject to certain restrictions, to demand registration of its shares in order to permit unrestricted sales of those shares. Tontine has indicated to the Company that it may seek to register some or all of its shares in the near future.

Should Tontine sell or exchange all or a portion of its position in IES, a change in ownership could occur. A change in ownership, as defined by Internal Revenue Code Section 382, could reduce the availability of net operating losses (NOLs) for federal and state income tax purposes. While the Company is currently evaluating steps it may take to protect its federal NOLs, including evaluating implementing a tax benefit protection plan that

INTEGRATED ELECTRICAL SERVICES, INC.

Notes to Consolidated Financial Statements

(All Amounts in Thousands Except Share Amounts)

would be designed to deter an acquisition of the Company’s stock in excess of a threshold amount that could trigger a change of control within the meaning of Internal Revenue Code Section 382, there can be no assurance that such a plan will be implemented or that, if enacted, it would be effective in deterring a change of control or protecting the NOLs. Furthermore, a change in control would trigger the change of control provisions in a number of our material agreements, including our 2012 Credit Facility, bonding agreements with our sureties and certain employment contracts with certain officers and employees of the Company.

4.  STRATEGIC ACTIONS

We seek to create shareholder value through above average returns on capital and generation of free cash flow. As a result, we have increased our focus on a number of initiatives to return the Company to profitability.

The 2009 Restructuring Plan

In the first quarter of our 2009 fiscal year, we began a restructuring program (the “2009 Restructuring Plan”) that was designed to consolidate operations within our three segments. The 2009 Restructuring Plan was the next level of our business optimization strategy. Our plan was to streamline local project and support operations, which were managed through regional operating centers, and to capitalize on the investments we had made over the past year to further leverage our resources.

In addition, as a result of the continuing significant effects of the recession, during the third quarter of fiscal year 2009, we implemented a more expansive cost reduction program, by further reducing administrative personnel, primarily in the corporate office, and consolidating our Commercial & Industrial administrative functions into one service center. We recorded a total of $8,170 in restructuring charges for the 2009 Restructuring Plan. As part of the restructuring charges, we recognized $154, $2,662, $3,917 and $1,437 in severance and facility closing charges within our Communications, Residential, Commercial & Industrial and Corporate segments, respectively. This 2009 Restructuring Plan was completed in fiscal 2010.

The 2011 Restructuring Plan

In the second quarter of our 2011 fiscal year, we began a new restructuring program (the “2011 Restructuring Plan”) that was designed to consolidate operations within our Commercial & Industrial business. Pursuant to the 2011 Restructuring Plan, we began the closure of certain underperforming facilities within our Commercial & Industrial operations. The 2011 Restructuring Plan was a key element of our commitment to return the Company to profitability.

The facilities directly affected by the 2011 Restructuring Plan are in several locations throughout the country, including Arizona, Florida, Iowa, Massachusetts, Louisiana, Nevada and Texas. These facilities were selected due to current business prospects and the extended time frame needed to return the facilities to a profitable position. Closure costs associated with the 2011 Restructuring Plan included equipment and facility lease termination expenses, incremental management consulting expenses and severance costs for employees. The Company is in the final stages of winding down these facilities. As part of our restructuring charges within our Commercial & Industrial segment we have recognized $(62) and $1,455 in severance costs, $1,099 and $1,530 in consulting services, and $133 and $799 in costs related to lease terminations for the years ended September 30, 2012 and 2011, respectively. Charges related to the 2011 Restructuring Plan in 2013 are expected to be immaterial.

INTEGRATED ELECTRICAL SERVICES, INC.

Notes to Consolidated Financial Statements

(All Amounts in Thousands Except Share Amounts)

The 2011 Restructuring Plan pertains only to our Commercial & Industrial segment. The following table summarizes the activities related to our restructuring activities by component:

	Severance Charges	Consulting Charges	Lease Termination & Other Charges	Total
Restructuring liability at September 30, 2011	$1,081	$336	$790	$2,207
Restructuring charges (reversals) incurred	(62)	1,099	133	1,170
Cash payments made	(818)	(1,425)	(594)	(2,837)

Restructuring liability at September 30, 2012	$201	$10	$329	$540

5.  PROPERTY AND EQUIPMENT

Property and equipment consists of the following:

	Estimated Useful Lives in Years	Years Ended September 30,
		2012	2011
Land	N/A	$1,795	$1,795
Buildings	5-20	1,491	3,202
Transportation equipment	3-5	1,695	1,720
Machinery and equipment	3-10	4,732	4,463
Leasehold improvements	5-10	2,015	1,772
Information systems	2-8	15,289	14,549
Furniture and fixtures	5-7	887	1,003

		$27,904	$28,504
Less — Accumulated depreciation and amortization		(21,424)	(20,488)

Property and equipment, net		$6,480	$8,016

Depreciation and amortization expense from continuing operations was $2,075, $6,216 and $4,832, respectively, for the years ended September 30, 2012, 2011 and 2010.

6.  PER SHARE INFORMATION

Basic earnings per share is calculated as income (loss) available to common stockholders, divided by the weighted average number of common shares outstanding during the period. If the effect is dilutive, participating securities are included in the computation of basic earnings per share. Our participating securities do not have a contractual obligation to share in the losses in any given period. As a result, these participating securities will not be allocated any losses in the periods of net losses, but will be allocated income in the periods of net income using the two-class method.

INTEGRATED ELECTRICAL SERVICES, INC.

Notes to Consolidated Financial Statements

(All Amounts in Thousands Except Share Amounts)

The following table reconciles the components of the basic and diluted loss per share for the years ended September 30, 2012, 2011 and 2010:

	Years Ended September 30,
	2012	2011
Numerator:
Net loss from continuing operations attributable to common shareholders	$(2,655)	$(19,561)

Net loss from discontinued operations attributable to common shareholders	$(9,147)	$(18,262)

Net loss attributable to common shareholders	$(11,802)	$(37,823)

Net loss	$(11,802)	$(37,823)

Denominator:
Weighted average common shares outstanding — basic	14,625,776	14,493,747
Effect of dilutive stock options and non-vested restricted stock	—	—

Basic loss per share	$(0.81)	$(2.61)
Diluted loss per share	$(0.81)	$(2.61)

For the years ended September 30, 2012, 2011 and 2010, 20,000, 20,000 and 158,500 stock options, respectively, were excluded from the computation of fully diluted earnings per share because the exercise prices of the options were greater than the average price of our common stock. For the years ended September 30, 2012, 2011 and 2010, 257,826, 376,200 and 348,086 shares, respectively, of restricted stock were excluded from the computation of fully diluted earnings per share because we reported a loss from continuing operations.

7.  DETAIL OF CERTAIN BALANCE SHEET ACCOUNTS

Activity in our allowance for doubtful accounts on accounts and long-term receivables consists of the following:

	Years Ended September 30,
	2012	2011
Balance at beginning of period	$2,704	$7,429
Additions to costs and expenses	771	1,071
Deductions for uncollectible receivables written off, net of recoveries	(1,687)	(5,796)

Balance at end of period	$1,788	$2,704

INTEGRATED ELECTRICAL SERVICES, INC.

Notes to Consolidated Financial Statements

(All Amounts in Thousands Except Share Amounts)

Accounts payable and accrued expenses consist of the following:

	Years Ended September 30,
	2012	2011
Accounts payable, trade	$39,879	$49,556
Accrued compensation and benefits	13,312	11,662
Accrued insurance liabilities	5,229	7,040
Other accrued expenses	10,253	10,722

	$68,673	$78,980

Contracts in progress are as follows:

	Years Ended September 30,
	2012	2011
Costs incurred on contracts in progress	$402,738	$335,204
Estimated earnings	33,931	21,942

	436,669	357,146
Less — Billings to date	(453,744)	(366,768)

Net contracts in progress	$(17,075)	$(9,622)

Costs and estimated earnings in excess of billings on uncompleted contracts	8,180	9,963
Less — Billings in excess of costs and estimated earnings on uncompleted contracts	(25,255)	(19,585)

Net contracts in progress	$(17,075)	$(9,622)

Other non-current assets are comprised of the following:

	Years Ended September 30,
	2012	2011
Deposits	$2,137	$3,986
Deferred tax assets	1,065	1,040
Executive Savings Plan assets	533	477
Securities and equity investments	919	1,003
Other	1,489	581

Total	$6,143	$7,087

Securities and Equity Investments

Investment in EPV Solar

We assessed the fair market value of our investment in EPV after its restructuring in 2009 and determined that it was below its carrying value. Accordingly, we recorded a $2,850 other-than-temporary impairment loss for the year ended September 30, 2009. The total impairment loss is reflected in our Consolidated Statements of Operations as a component of Other Expense and reduced the carrying value of our investment from $3,000 to $150 at September 30, 2009.

INTEGRATED ELECTRICAL SERVICES, INC.

Notes to Consolidated Financial Statements

(All Amounts in Thousands Except Share Amounts)

On February 24, 2010, EPV filed for Chapter 11 bankruptcy protection. On August 20, 2010, the United States Bankruptcy Court District of New Jersey authorized and approved the sale of substantially all of EPV’s assets free and clear of liens, claims, encumbrances and interests to a third-party solar company. As this sale cancelled our claims to our convertible note receivable, we recorded an impairment loss of $150 during the year ended September 30, 2010, which reduced its carrying value to $0.

Investment in EnerTech

In April 2000, we committed to invest up to $5,000 in EnerTech. As of September 30, 2009, we fulfilled our $5,000 investment under this commitment. As our investment is 2.31% of the overall ownership in EnerTech at September 30, 2012 and 2011, we account for this investment using the cost method of accounting. EnerTech’s investment portfolio from time to time results in unrealized losses reflecting a possible, other-than-temporary, impairment of our investment. The carrying value of our investment in EnerTech at September 30, 2012 and 2011 was $919 and $1,003, respectively. Our results of operations for the year ended September 30, 2011, includes a write down of $967 attributable to our investment in EnerTech.

The following table presents the reconciliation of the carrying value and unrealized gains (losses) to the fair value of the investment in EnerTech as of September 30, 2012 and 2011:

	Years Ended September 30,
	2012	2011
Carrying value	$919	$1,003
Unrealized gains	69	—

Fair value	$988	$1,003

At each reporting date, the Company performs evaluations of impairment for securities to determine if any unrealized losses are other-than-temporary. For equity securities, this evaluation considers a number of factors including, but not limited to, the length of time and extent to which the fair value has been less than cost, the financial condition and near term prospects of the issuer and management’s ability and intent to hold the securities until fair value recovers. The assessment of the ability and intent to hold these securities to recovery focuses on liquidity needs, asset and liability management objectives and securities portfolio objectives. Based on the results of this evaluation, we believe the unrealized gain at September 30, 2012 indicated our investment was not impaired. As of September 30, 2012 and 2011, the carrying value of these investments was $919 and $1,003, respectively. See Note 15, “Fair Value Measurements” for related disclosures relative to fair value measurements.

In June 2012, we received a distribution from EnerTech of $84, which was applied as a reduction in the carrying value of the investment.

On December 31, 2011, EnerTech’s general partner, with the consent of the fund’s investors, extended the fund through December 31, 2012. The fund will terminate on this date unless extended by the fund’s valuation committee. The fund may be extended for another one-year period through December 31, 2013 with the consent of the fund’s valuation committee.

Arbinet Corporation

On May 15, 2006, we received a distribution from the investment in EnerTech of 32,967 shares in Arbinet Corporation. We sold these shares in fiscal 2011; accordingly, the amount of unrealized holding losses included in other comprehensive income at September 30, 2012, 2011 and 2010 is $0 and $0 and $88 respectively.

INTEGRATED ELECTRICAL SERVICES, INC.

Notes to Consolidated Financial Statements

(All Amounts in Thousands Except Share Amounts)

8.  DEBT

Debt consists of the following:

	September 30, 2012	September 30, 2011
Tontine Term Loan, due May 15, 2013, bearing interest at 11.00%	$10,000	$10,000
Insurance Financing Agreements	196	—
Capital leases and other	284	498

Total debt	10,480	10,498
Less — Short-term debt and current maturities of long-term debt	(10,456)	(209)

Total long-term debt	$24	$10,289

Future payments on debt at September 30, 2012 are as follows:

	Capital Leases and Other	Insurance Financing	Term Debt	Total
2012	$—	$196	$—	$196
2013	317	—	10,000	10,317
2014	27	—	—	27
2015	—	—	—	—
2016	—	—	—	—
Thereafter	—	—	—	—
Less: Imputed Interest	(60)	—	—	(60)

Total	$284	$196	$10,000	$10,480

For the years ended September 30, 2012, 2011 and 2010, we incurred interest expense of $2,324, $2,278 and $3,513, respectively.

The 2012 Revolving Credit Facility

On August 9, 2012, we entered into a Credit and Security Agreement (the “Credit Agreement”), for a $30,000 revolving credit facility (the “2012 Credit Facility”) with Wells Fargo Bank, National Association. The 2012 Credit Facility will mature on August 9, 2015, unless earlier terminated. The Credit Agreement is filed as an Exhibit to this Form 10-K and any description thereof is qualified in its entirety by the terms of the Credit Agreement.

The 2012 Credit Facility contains customary affirmative, negative and financial covenants. The 2012 Credit Facility requires that we maintain a fixed charge coverage ratio of not less than 1.0:1.0 at any time that our aggregate amount of unrestricted cash and cash equivalents on hand plus Excess Availability (as defined in the Credit Agreement) is less than $20,000 or Excess Availability is less than $7,500.

Borrowings under the 2012 Credit Facility may not exceed a “borrowing base” that is determined monthly by our lenders based on available collateral, primarily certain accounts receivables and inventories. Under the terms of

INTEGRATED ELECTRICAL SERVICES, INC.

Notes to Consolidated Financial Statements

(All Amounts in Thousands Except Share Amounts)

the 2012 Credit Facility, amounts outstanding bear interest at a per annum rate equal to a Daily Three Month LIBOR (as defined in the Credit Agreement), plus an interest rate margin, which is determined quarterly, based on the following thresholds:

Level	Thresholds	Interest Rate Margin

I	Liquidity ≤ $20,000 at any time during the period; or Excess Availability ≤ $7,500 at any time during the period; or Fixed charge coverage ratio < 1.0:1.0	4.00 percentage points

II	Liquidity > $20,000 at all times during the period; and Liquidity ≤ $30,000 at any time during the period; and Excess Availability $7,500; and Fixed charge coverage ratio ≥ 1.0:1.0	3.50 percentage points

III	Liquidity > $30,000 at all times during the period	3.00 percentage points

In addition, we are charged monthly in arrears for (1) an unused commitment fee of 0.50% per annum, (2) a collateral monitoring fee ranging from $1 to $2, based on the then-applicable interest rate margin, (3) a letter of credit fee based on the then-applicable interest rate margin and (4) certain other fees and charges as specified in the Credit Agreement.

The 2012 Credit Facility is guaranteed by our subsidiaries and secured by first priority liens on substantially all of our subsidiaries’ existing and future acquired assets, exclusive of collateral provided to our surety providers. The 2012 Credit Facility also restricts us from paying cash dividends and places limitations on our ability to repurchase our common stock and on our ability to repay the Tontine Term Loan.

At September 30, 2012, we had $21,607 available to us under the 2012 Credit Facility, $700 in outstanding letters of credit with Wells Fargo and no outstanding borrowings. The terms surrounding the 2012 Credit Facility agreement with Wells Fargo require that we cash collateralize 100% of our letter of credit balance. As such, we have $700 classified as restricted cash within the Balance Sheet as of September 30, 2012.

At September 30, 2012, we were subject to the financial covenant under the 2012 Credit Facility requiring that we maintain a fixed charge coverage ratio of not less than 1.0:1.0 at any time that our aggregate amount of unrestricted cash and cash equivalents on hand plus Excess Availability is less than $20.0 million or Excess Availability is less than $7.5 million. As of September 30, 2012, our aggregate amount of unrestricted cash and cash equivalents on hand plus Excess Availability was in excess of $20.0 million and Excess Availability was in excess of $7.5 million; had we not met these thresholds at September 30, 2012, we would not have met the required 1.0:1.0 fixed charge coverage ratio test.

While we expect to meet our financial covenants, in the event that we are not able to meet the covenants of our 2012 Credit Facility in the future and are unsuccessful in obtaining a waiver from our lenders, the Company expects to have adequate cash on hand to fully collateralize our outstanding letters of credit and to provide sufficient cash for ongoing operations.

The 2006 Revolving Credit Facility

On May 12, 2006, we entered into a Loan and Security Agreement (the “Loan and Security Agreement”), for a revolving credit facility (the “2006 Credit Facility”) with Bank of America, N.A. and certain other lenders. On

INTEGRATED ELECTRICAL SERVICES, INC.

Notes to Consolidated Financial Statements

(All Amounts in Thousands Except Share Amounts)

August 9, 2012, the 2006 Credit Facility was replaced by the 2012 Credit Facility. The 2006 Credit Facility and its amendments are filed as Exhibits to this Form 10-K and any descriptions thereof are qualified in their entirety by the terms of the 2006 Credit Facility or its respective amendments. On May 7, 2008, we renegotiated the terms of our 2006 Credit Facility and entered into an amended agreement with the same financial institutions. On April 30, 2010, we renegotiated the terms of, and entered into an amendment to the Loan and Security Agreement pursuant to which the maturity date was extended to May 31, 2012. In connection with the amendment, we incurred an amendment fee of $200, which was amortized over 24 months.

On December 15, 2011, we renegotiated the terms of, and entered into an amendment to, the Loan and Security Agreement without incurring termination charges. Under the terms of the amended 2006 Credit Facility, the size of the facility was reduced to $40,000 and the maturity date was extended to November 12, 2012. Under the terms of the amended 2006 Credit Facility, we were required to cash collateralize all of our letters of credit issued by the banks. The cash collateral was added to the borrowing base calculation at 100% throughout the term of the agreement. The 2006 Credit Facility required that we maintain a fixed charge coverage ratio of not less than 1.0:1.0 at any time that our aggregate amount of unrestricted cash on hand plus availability was less than $25,000 and, thereafter, until such time as our aggregate amount of unrestricted cash on hand plus availability had been at least $25,000 for a period of 60 consecutive days. The amended Agreement also called for cost of borrowings of 4.0% over LIBOR per annum. Cost for letters of credit was the same as borrowings and also included a 25 basis point “fronting fee.” All other terms and conditions remained unchanged. In connection with the amendment, we incurred an amendment fee of $60 which, together with unamortized balance of the prior amendment was amortized using the straight line method through August 30, 2012.

The 2006 Credit Facility was guaranteed by our subsidiaries and secured by first priority liens on substantially all of our subsidiaries’ existing and future acquired assets, exclusive of collateral provided to our surety providers. The 2006 Credit Facility contained customary affirmative, negative and financial covenants. The 2006 Credit Facility also restricted us from paying cash dividends and placed limitations on our ability to repurchase our common stock.

Borrowings under the 2006 Credit Facility could not exceed a “borrowing base” that was determined monthly by our lenders based on available collateral, primarily certain accounts receivables and inventories. Under the terms of the 2006 Credit Facility in effect as of August 30, 2012, interest for loans and letter of credit fees was based on our Total Liquidity, which is calculated for any given period as the sum of average daily availability for such period plus average daily unrestricted cash on hand for such period as follows:

Total Liquidity	Annual Interest Rate for Loans	Annual Interest Rate for Letters of Credit
Greater than or equal to $60,000	LIBOR plus 3.00% or Base Rate plus 1.00%	3.00% plus 0.25% fronting fee
Greater than $40,000 and less than $60,000	LIBOR plus 3.25% or Base Rate plus 1.25%	3.25% plus 0.25% fronting fee
Less than or equal to $40,000	LIBOR plus 3.50% or Base Rate plus 1.50%	3.50% plus 0.25% fronting fee

At September 30, 2012, we had $6,148 in outstanding letters of credit with Bank of America. The terms surrounding the termination of the 2006 Credit Facility require that we cash collateralize 105% of our letter of credit balance. As such, we have $6,455 classified as restricted cash within the Balance Sheet as of September 30, 2012.

INTEGRATED ELECTRICAL SERVICES, INC.

Notes to Consolidated Financial Statements

(All Amounts in Thousands Except Share Amounts)

For the year ended September 30, 2012, we paid no interest for loans under the 2006 Credit Facility and had a weighted average interest rate, including fronting fees, of 3.49% for letters of credit. In addition, we were charged monthly in arrears (1) an unused commitment fee of 0.50%, and (2) certain other fees and charges as specified in the Loan and Security Agreement, as amended.

As of August 9, 2012, we were subject to the financial covenant under the 2006 Credit Facility requiring that we maintain a fixed charge coverage ratio of not less than 1.0:1.0 at any time that our aggregate amount of unrestricted cash on hand plus availability is less than $25,000 and, thereafter, until such time as our aggregate amount of unrestricted cash on hand plus availability has been at least $25,000 for a period of 60 consecutive days. As of August 9, 2012, our Total Liquidity was in excess of $25,000.

The Tontine Term Loan

On December 12, 2007, we entered into the Tontine Term Loan, a $25,000 senior subordinated loan agreement, with Tontine. The Tontine Term Loan bears interest at 11.0% per annum and is due on May 15, 2013. Interest is payable quarterly in cash or in-kind at our option. Any interest paid in-kind will bear interest at 11.0% in addition to the loan principal. On April 30, 2010, we prepaid $15,000 of principal on the Tontine Term Loan. On May 1, 2010, Tontine assigned the Tontine Term Loan to Tontine Capital Overseas Master Fund II, L.P, also a related party. We may repay the Tontine Term Loan at any time prior to the maturity date at par, plus accrued interest without penalty within the restrictions of the 2012 Credit Facility. The Company is currently evaluating its options with regard to repayment of the Tontine Term Loan, including through a refinancing of the loan prior to or at its maturity.

The Tontine Term Loan is subordinated to the 2012 Credit Facility. The Tontine Term Loan is an unsecured obligation of the Company and its subsidiary borrowers and contains no financial covenants or restrictions on dividends or distributions to stockholders. The Tontine Term Loan was amended on August 9, 2012 in connection with the Company entering into the 2012 Credit Facility. The amendment did not materially impact the Company’s obligations under the Tontine Term Loan.

Capital Lease

The Company leases certain equipment under agreements, which are classified as capital leases and included in property, plant and equipment. Amortization of this equipment for the years ended September 30, 2012, 2011 and 2010 was $182, $172 and $157, respectively, which is included in depreciation expense in the accompanying statements of operations.

9.  LEASES

We enter into non-cancelable operating leases for many of our facility, vehicle and equipment needs. These leases allow us to retain cash, and we pay a monthly lease rental fee. At the end of the lease, we have no further obligation to the lessor. We may cancel or terminate a lease before the end of its term. Typically, we would be liable to the lessor for various lease cancellation or termination costs and the difference between the fair market value of the leased asset and the implied book value of the leased asset as calculated in accordance with the lease agreement.

For a discussion of leases with certain related parties which are included below, see Note 13, “Related-Party Transactions.”

INTEGRATED ELECTRICAL SERVICES, INC.

Notes to Consolidated Financial Statements

(All Amounts in Thousands Except Share Amounts)

Rent expense was $3,461, $4,056 and $4,599 for the years ended September 30, 2012, 2011 and 2010, respectively, and included within the selling, general and administrative expenses in the Consolidated Statements of Operations.

Future minimum lease payments under these non-cancelable operating leases with terms in excess of one year are as follows:

Year Ended September 30:
2013	$3,464
2014	2,477
2015	1,493
2016	940
2017	542
Thereafter	751

Total	$9,667

10.  INCOME TAXES

Federal and state income tax provisions for continuing operations are as follows:

	Years Ended September 30,
	2012	2011	2010
Federal:
Current	$—	$—	$—
Deferred	—	—	—
State:
Current	253	250	114
Deferred	(215)	(78)	(150)

	$38	$172	$(36)

Actual income tax expense differs from income tax expense computed by applying the U.S. federal statutory corporate rate of 35 percent to income before provision for income taxes as follows:

	Years Ended September 30,
	2012	2011	2010
Provision (benefit) at the statutory rate	$(918)	$(6,786)	$(7,926)
Increase resulting from:
Non-deductible expenses	490	548	511
State income taxes, net of federal deduction	106	—	—
Change in valuation allowance	581	7,066	7,907
Other	—	16	31
Decrease resulting from:
State income taxes, net of federal deduction	—	(600)	(326)
Contingent tax liabilities	(206)	(72)	(233)
Other	(15)	—	—

	$38	$172	$(36)

INTEGRATED ELECTRICAL SERVICES, INC.

Notes to Consolidated Financial Statements

(All Amounts in Thousands Except Share Amounts)

Deferred income tax provisions result from temporary differences in the recognition of income and expenses for financial reporting purposes and for income tax purposes. The income tax effects of these temporary differences, representing deferred income tax assets and liabilities, result principally from the following:

	Years Ended September 30,
	2012	2011
Deferred income tax assets:
Allowance for doubtful accounts	$675	$998
Accrued expenses	6,254	5,646
Net operating loss carryforward	106,004	103,650
Various reserves	1,085	1,728
Equity losses in affiliate	292	286
Share-based compensation	2,757	2,676
Capital loss carryforward	3,909	3,889
Property	397	—
Other	1,651	1,836

Subtotal	123,024	120,709
Less valuation allowance	(121,962)	(119,738)

Total deferred income tax assets	$1,062	$971
Deferred income tax liabilities:
Property and equipment	$—	$—
Deferred contract revenue and other	(196)	(106)

Total deferred income tax liabilities	(196)	(106)

Net deferred income tax assets	$866	$865

In 2002, we adopted a tax accounting method change that allowed us to deduct goodwill for income tax purposes that had previously been classified as non-deductible. The accounting method change resulted in additional amortizable tax basis in goodwill. We believe the realization of the additional tax basis in goodwill is less than probable and have not recorded a deferred tax asset. Although a deferred tax asset has not been recorded through September 30, 2012, we have derived a cumulative cash tax reduction of $11,443 from the change in tax accounting method and the subsequent amortization of the additional tax goodwill. In addition, the amortization of the additional tax goodwill has resulted in additional federal net operating loss carry forwards of $138,892 and state net operating loss carry forwards of $13,622. We believe the realization of the additional net operating loss carry forwards is less than probable and have not recorded a deferred tax asset. We have $2,936 of tax basis in the additional tax goodwill that remains to be amortized. As of September 30, 2012, approximately two years remain to be amortized.

As of September 30, 2012, we had available approximately $451,853 of federal net tax operating loss carry forward for federal income tax purposes, including $138,892 resulting from the additional amortization of tax goodwill. This carry forward, which may provide future tax benefits, will begin to expire in 2022. On May 12, 2006, we had a change in ownership as defined in Internal Revenue Code Section 382. As such, our utilization after the change date of our net operating loss in existence as of the change of control date was subject to Section 382 limitations for federal income taxes and some state income taxes. The annual limitation under Section 382 on the utilization of federal net operating losses was approximately $20,000 for the first five tax years subsequent to the change in ownership and $16,000 thereafter. Approximately $280,934 of federal net operating losses will not be subject to this limitation. Also, after applying the Section 382 limitation to available state net operating loss carry forwards, we had available approximately $139,654 state net tax operating loss

INTEGRATED ELECTRICAL SERVICES, INC.

Notes to Consolidated Financial Statements

(All Amounts in Thousands Except Share Amounts)

carry forwards, including $13,622 resulting from the additional amortization of tax goodwill which begin to expire as of September 30, 2012. We have provided valuation allowances on all net operating losses where it is determined it is more likely than not that they will expire without being utilized.

In assessing the realizability of deferred tax assets at September 30, 2012, we considered whether it was more likely than not that some portion or all of the deferred tax assets will not be realized. Our realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which these temporary differences become deductible. However, GAAP guidelines place considerably more weight on historical results and less weight on future projections when there is negative evidence such as cumulative pretax losses in recent years. We incurred a cumulative pretax loss for September 30, 2012, 2011 and 2010. In the absence of specific favorable evidence of sufficient weight to offset the negative evidence of the cumulative pretax loss, we have provided valuation allowances of $117,343 for all federal deferred tax assets and $4,503 for certain state deferred tax assets. We believe that $457 of federal deferred tax assets will be realized by offsetting reversing deferred tax liabilities. We believe that $866 of state deferred tax assets will be realized and valuation allowances were not provided for these assets. We will evaluate the appropriateness of our remaining deferred tax assets and valuation allowances on at least annually at the end of each fiscal year.

As a result of the reorganization and related adjustment to the book basis in goodwill, we have tax basis in excess of book basis in amortizable goodwill of approximately $23,902. The tax basis in amortizable goodwill in excess of book basis is not reflected as a deferred tax asset. To the extent the amortization of the excess tax basis results in a cash tax benefit, the benefit will first go to reduce goodwill, then other long-term intangible assets, and then additional paid-in capital. As of September 30, 2012, we have received $72 in cash tax benefits related to the amortization of excess tax basis.

GAAP requires financial statement reporting of the expected future tax consequences of uncertain tax return reporting positions on the presumption that all relevant tax authorities possess full knowledge of those tax reporting positions, as well as all of the pertinent facts and circumstances, but it prohibits discounting of any of the related tax effects for the time value of money. The evaluation of a tax position is a two-step process. The first step is the recognition process to determine if it is more likely than not that a tax position will be sustained upon examination by the appropriate taxing authority, based on the technical merits of the position. The second step is a measurement process whereby a tax position that meets the more likely than not recognition threshold is calculated to determine the amount of benefit/expense to recognize in the financial statements. The tax position is measured at the largest amount of benefit/expense that is more likely than not of being realized upon ultimate settlement.

A reconciliation of the beginning and ending balances of unrecognized tax liabilities is as follows:

Balance at October 1, 2011	$5,545
Additions for position related to current year	5
Additions for positions of prior years	6
Reduction resulting from the lapse of the applicable statutes of limitations	(213)
Reduction resulting from settlement of positions of prior years	—

Balance at September 30, 2012	$5,343

As of September 30, 2012, $5,343 of unrecognized tax benefits would result in a decrease in the provision for income tax expense. We anticipate that approximately $58 of unrecognized tax benefits, including accrued interest, may reverse in the next twelve months. The reversal is predominately due to the expiration of the statutes of limitation for unrecognized tax benefits.

INTEGRATED ELECTRICAL SERVICES, INC.

Notes to Consolidated Financial Statements

(All Amounts in Thousands Except Share Amounts)

We had approximately $15 and $178 accrued for the payment of interest and penalties at September 30, 2012 and 2011, respectively. We recognize interest and penalties related to unrecognized tax benefits as part of the provision for income taxes.

We are currently not under federal audit by the Internal Revenue Service. The tax years ended September 30, 2009 and forward are subject to audit as are tax years prior to September 30, 2008, to the extent of unutilized net operating losses generated in those years.

The net deferred income tax assets and liabilities are comprised of the following:

	Years Ended September 30,
	2012	2011
Current deferred income taxes:
Assets	$283	$216
Liabilities	(197)	(107)

Net deferred tax asset, current	$86	$109

Noncurrent deferred income taxes:
Assets	$1,065	$1,040
Liabilities	(285)	(284)

Net deferred tax asset, non-current	780	756

Net deferred income tax assets	$866	$865

11.  OPERATING SEGMENTS

We manage and measure performance of our business in three distinct operating segments: Communications, Residential and Commercial & Industrial. These segments are reflective of how the Company’s Chief Operating Decision Maker (“CODM”) reviews operating results for the purposes of allocating resources and assessing performance. The Company’s CODM is its Chief Executive Officer. The Communications segment consists of low voltage installation, design, planning and maintenance for mission critical infrastructure such as data centers. The Residential segment consists of electrical installation, replacement and renovation services in single-family, condominium, townhouse and low-rise multifamily housing units. The Commercial & Industrial segment provides electrical design, installation, renovation, engineering and maintenance and replacement services in facilities such as office buildings, high-rise apartments and condominiums, theaters, restaurants, hotels, hospitals and critical-care facilities, school districts, light manufacturing and processing facilities, military installations, airports, outside plants, network enterprises, switch network customers, manufacturing and distribution centers, water treatment facilities, refineries, petrochemical and power plants, and alternative energy facilities.

The accounting policies of the segments are the same as those described in the summary of significant accounting policies. We evaluate performance based on income from operations of the respective business units prior to the allocation of Corporate office expenses. Transactions between segments are eliminated in consolidation. Our Corporate office provides general and administrative as well as support services to our three operating segments. Management allocates costs between segments for selling, general and administrative expenses and depreciation expense.

INTEGRATED ELECTRICAL SERVICES, INC.

Notes to Consolidated Financial Statements

(All Amounts in Thousands Except Share Amounts)

Segment information for the years ended September 30, 2012, 2011 and 2010 is as follows:

	Years Ended September 30, 2012
	Communications	Residential	Commercial & Industrial	Corporate	Total
Revenues	$121,492	$129,974	$204,649	$—	$456,115
Cost of services	103,288	109,274	185,501	—	398,063

Gross profit	18,204	20,700	19,148	—	58,052
Selling, general and administrative	13,431	19,703	17,166	8,309	58,609
Loss (gain) on sale of assets	(60)	24	(132)	—	(168)

Income (loss) from operations	$4,833	$973	$2,114	$(8,309)	$(389)

Other data:
Depreciation and amortization expense	$260	$375	$244	$1,196	$2,075
Capital expenditures	569	666	341	301	1,877
Total assets	$29,603	$33,927	$65,929	$35,254	$164,713

	Years Ended September 30, 2011
	Communications	Residential	Commercial & Industrial	Corporate	Total
Revenues	$83,615	$114,732	$207,794	$—	$406,141
Cost of services	71,142	96,042	194,573	—	361,757

Gross profit	12,473	18,690	13,221	—	44,384
Selling, general and administrative	9,578	18,441	21,788	13,514	63,321
Loss (gain) on sale of assets	—	116	(33)	(6,638)	(6,555)
Asset Impairments	72	—	71	4,661	4,804

Income (loss) from operations	$2,823	$133	$(8,605)	$(11,537)	$(17,186)

Other data:
Depreciation and amortization expense	$278	$514	$1,575	$3,849	$6,216
Capital expenditures	$928	$181	$431	$1,148	$2,688
Total assets	$23,073	$23,584	$79,506	$54,081	$180,244

	Years Ended September 30, 2010
	Communications	Residential	Commercial & Industrial	Corporate	Total
Revenues	$69,171	$115,947	$197,313	$—	$382,431
Cost of services	56,760	92,422	177,757	—	326,939

Gross profit	12,411	23,525	19,556	—	55,492
Selling, general and administrative	7,298	23,736	29,047	14,170	74,251
Loss (gain) on sale of assets	—	23	(86)	(65)	(128)
Restructuring charge	16	—	698	49	763

Income (loss) from operations	$5,097	$(234)	$(10,103)	$(14,154)	$(19,394)

Other data:
Depreciation and amortization expense	$370	$949	$1,979	$1,534	$4,832
Capital expenditures	$31	$178	$363	$352	$924
Total assets	$28,092	$27,279	$86,335	$66,154	$207,860

INTEGRATED ELECTRICAL SERVICES, INC.

Notes to Consolidated Financial Statements

(All Amounts in Thousands Except Share Amounts)

12.  STOCKHOLDERS’ EQUITY

The 2006 Equity Incentive Plan became effective on May 12, 2006 (as amended, the “2006 Equity Incentive Plan”). The 2006 Equity Incentive Plan provides for grants of stock options as well as grants of stock, including restricted stock. We have approximately 1.0 million shares of common stock authorized for issuance under the 2006 Equity Incentive Plan.

Treasury Stock

During the year ended September 30, 2012, we repurchased 54,296 common shares from our employees to satisfy minimum tax withholding requirements upon the vesting of restricted stock issued under the 2006 Equity Incentive Plan, and 32,277 unvested shares were forfeited by former employees and returned to treasury stock. We issued 107,500 shares out of treasury stock under our share-based compensation programs.

Restricted Stock

Restricted Stock Awards:

Fiscal Year	Shares Granted	Weighted Average Fair Value at Date of Grant	Vested	Forfeitures	Shares Outstanding	Expense recognized through September 30, 2012
2006	384,850	$24.78	258,347	126,503	—	$6,402
2006	25,000	$17.36	25,000	—	—	$434
2007	20,000	$25.08	20,000	—	—	$502
2007	4,000	$26.48	4,000	—	—	$106
2008	101,650	$19.17	85,750	15,900	—	$1,779
2009	185,100	$8.71	146,400	38,700	—	$1,344
2010	225,486	$3.64	59,347	77,439	88,700	$495
2011	320,000	$3.39	87,579	68,761	163,660	$388
2012	107,500	$2.07	—	—	107,500	$50

During the years ended September 30, 2012, 2011 and 2010, we recognized $536, $787, and $1,272, respectively, in compensation expense related to these restricted stock awards. At September 30, 2012, the unamortized compensation cost related to outstanding unvested restricted stock was $503. We expect to recognize $348 and $155 of this unamortized compensation expense during the years ended September 30, 2013 and 2014, respectively. A summary of restricted stock awards for the years ended September 30, 2012, 2011 and 2010 is provided in the table below:

	Years Ended September 30,
	2012	2011	2010
Unvested at beginning of year	376,200	352,086	230,716
Granted	107,500	320,000	225,486
Vested	(192,973)	(165,628)	(66,116)
Forfeited	(32,901)	(130,258)	(38,000)

Unvested at end of year	257,826	376,200	352,086

INTEGRATED ELECTRICAL SERVICES, INC.

Notes to Consolidated Financial Statements

(All Amounts in Thousands Except Share Amounts)

The fair value of shares vesting during the years ended September 30, 2012, 2011 and 2010 was $661, $520 and $423, respectively. Fair value was calculated as the number of shares vested times the market price of shares on the date of vesting. The weighted average grant date fair value of unvested restricted stock at September 30, 2012 was $2.59.

All the restricted shares granted under the 2006 Equity Incentive Plan (vested or unvested) participate in dividends issued to common shareholders, if any.

Phantom Stock Units

Phantom stock units (“PSUs”) are primarily granted to the members of the Board of Directors as part of their overall compensation. These PSUs are paid via unrestricted stock grants to each director upon their departure from the Board of Directors. We record compensation expense for the full value of the grant on the date of grant. For the years ended September 30, 2012, 2011 and 2010, we recognized $159, $100, and $125 in compensation expense related to these grants.

From time to time, PSUs are granted to employees. These PSUs are paid via unrestricted stock grants to each employee upon the satisfaction of the grant terms. We record compensation expense for the PSUs granted to employees over the grant vesting period. For the years ended September 30, 2012, 2011 and 2010, we recognized $129, $0, and $0 in compensation expense related to these grants.

Stock Options

We utilized a binomial option pricing model to measure the fair value of stock options granted. Our determination of fair value of share-based payment awards on the date of grant using an option-pricing model is affected by our stock price as well as assumptions regarding a number of highly complex and subjective variables. These variables include, but are not limited to, our expected stock price volatility over the term of the awards, the risk-free rate of return, and actual and projected employee stock option exercise behaviors. The expected life of stock options is not considered under the binomial option pricing model that we utilize. The assumptions used in the fair value method calculation for the years ended September 30, 2012, 2011 and 2010 are disclosed in the following table:

	Years Ended September 30,
	2012		2011	2010
Weighted average value per option granted during the period	$	N/A	$2.05	$	N/A
Dividends (1)	$	N/A	$—	$	N/A
Stock price volatility (2)		N/A	69.9%		N/A
Risk-free rate of return		N/A	1.9%		N/A
Option term		N/A	10.0 years		N/A
Expected life		N/A	6.0 years		N/A
Forfeiture rate (3)		N/A	0.0%		N/A

(1)	We do not currently pay dividends on our common stock.
(2)	Based upon the Company’s historical volatility.
(3)	The forfeiture rate for these options was assumed on the date of grant to be zero based on the limited number of employees who have been awarded stock options.

INTEGRATED ELECTRICAL SERVICES, INC.

Notes to Consolidated Financial Statements

(All Amounts in Thousands Except Share Amounts)

Stock-based compensation expense recognized during the period is based on the value of the portion of the share-based payment awards that is ultimately expected to vest during the period. As stock-based compensation expense recognized in the Consolidated Statements of Operations is based on awards ultimately expected to vest, it has been reduced for estimated forfeitures. We estimate our forfeitures at the time of grant and revise, if necessary, in subsequent periods if actual forfeitures differ from those estimates.

The following table summarizes activity under our stock option plans.

	Shares	Weighted Average Exercise Price
Outstanding, September 30, 2009	158,500	$18.66
Options granted	—	—
Exercised	—	—
Forfeited and Cancelled	—	—

Outstanding, September 30, 2010	158,500	$18.66
Options granted	20,000	3.24
Exercised	—	—
Forfeited and Cancelled	(158,500)	18.66

Outstanding, September 30, 2011	20,000	$3.24

Options granted	—	—
Exercised	—	—
Forfeited and Cancelled	—	—

Outstanding, September 30, 2012	20,000	$3.24

The following table summarizes options outstanding and exercisable at September 30, 2012:

Range of Exercise Prices	Outstanding as of September 30, 2012	Remaining Contractual Life in Years	Weighted-Average Exercise Price	Exercisable as of September 30, 2012	Weighted-Average Exercise Price
$3.24	20,000	8.80	$3.24	—	$3.24

	20,000	8.80	$3.24	—	$3.24

All of our outstanding options vest over a three-year period at a rate of one-third per year upon the annual anniversary date of the grant and expire ten years from the grant date if they are not exercised. Upon exercise of stock options, it is our policy to first issue shares from treasury stock, then to issue new shares. Unexercised stock options expire between July 2016 and November 2018.

During the years ended September 30, 2012, 2011 and 2010, we recognized $14, $19 and $99, respectively, in compensation expense related to these awards. At September 30, 2012, the unamortized compensation cost related to outstanding unvested stock options was $25. We expect to recognize $14 and $11 of this unamortized compensation expense during the year ended September 30, 2013 and 2014.

There was no intrinsic value of stock options outstanding and exercisable at September 30, 2012 and 2011, respectively. The intrinsic value is calculated as the difference between the fair value as of the end of the period and the exercise price of the stock options.

INTEGRATED ELECTRICAL SERVICES, INC.

Notes to Consolidated Financial Statements

(All Amounts in Thousands Except Share Amounts)

13.  RELATED-PARTY TRANSACTIONS

In connection with some of our original acquisitions, certain divisions have entered into related party lease arrangements with former owners for facilities. Related party lease expense for the years ended September 30, 2012, 2011 and 2010 was $198, $265 and $432, respectively. Future commitments with respect to these leases are included in the schedule of minimum lease payments in Note 9, “Leases.”

As described more fully in Note 8, “Debt – The Tontine Term Loan,” we entered into a $25,000 term loan with Tontine, a related party, in December 2007. On April 30, 2010, the Company issued a $15,000 payment towards the Tontine Term Loan, resulting in a reduction in interest expenses related to the Tontine Term Loan. During the years ended September 30, 2012, 2011 and 2010 we incurred interest expense of $1,103, $1,100 and $2,058, respectively, related to the Tontine Term Loan.

On March 29, 2012, we entered into a sublease agreement with Tontine Associates, LLC, an affiliate of Tontine, for corporate office space in Greenwich, Connecticut. The lease extends from April 1, 2012 through March 31, 2014, with monthly payments due in the amount of $6. The lease has terms at market rates and payments by the Company are at a rate consistent with that paid by Tontine Associates, LLC to its landlord.

14.  EMPLOYEE BENEFIT PLANS

401(k) Plan

In November 1998, we established the Integrated Electrical Services, Inc. 401(k) Retirement Savings Plan (the “401(k) Plan”). All full-time IES employees are eligible to participate on the first day of the month subsequent to completing sixty days of service and attaining age twenty-one. Participants become vested in our matching contributions following three years of service.

Management Incentive Plan

On December 8, 2009, the Compensation Committee of the Board of Directors of IES approved and adopted the 2010 Incentive Compensation Plan including the performance-based criteria by which potential payouts to participants will be determined. The total award under the Incentive Compensation Plan is dependent on the level of achievement against performance goals. None of the performance-based criteria were met in 2010 for the Incentive Compensation Plan and no liability was recorded as of September 30, 2010.

On December 16, 2010, the Compensation Committee of the Board of Directors of IES approved and adopted the 2011 Incentive Compensation Plan including the performance-based criteria by which potential payouts to participants will be determined. The total award under the Incentive Compensation Plan is dependent on the level of achievement against performance goals. None of the performance-based criteria were met in 2011 for the Incentive Compensation Plan and no liability was recorded as of September 30, 2011.

On September 28, 2011, the Compensation Committee of the Board of Directors, of IES approved and adopted the Annual Incentive Plan for fiscal year 2012 including the performance-based criteria by which potential payouts to participants will be determined. The total award under the Annual Incentive Plan was dependent on the level of achievement against performance goals. As of September 30, 2012, we had recorded a total liability for incentive compensation of approximately $925, which was paid in fiscal 2013.

INTEGRATED ELECTRICAL SERVICES, INC.

Notes to Consolidated Financial Statements

(All Amounts in Thousands Except Share Amounts)

Executive Savings Plan

Under the Executive Deferred Compensation Plan adopted on July 1, 2004 (the “Executive Savings Plan”), certain employees are permitted to defer a portion (up to 75%) of their base salary and/or bonus for a Plan Year. The Compensation Committee of the Board of Directors may, in its sole discretion, credit one or more participants with an employer deferral (contribution) in such amount as the Committee may choose (“Employer Contribution”). The Employer Contribution, if any, may be a fixed dollar amount, a fixed percentage of the participant’s compensation, base salary, or bonus, or a “matching” amount with respect to all or part of the participant’s elective deferrals for such plan year, and/or any combination of the foregoing as the Committee may choose.

Post Retirement Benefit Plans

Certain individuals at one of the Company’s locations are entitled to receive fixed annual payments that reach a maximum amount, as specified in the related agreements, for a ten year period following retirement or, in some cases, the attainment of 62 years of age. We recognize the unfunded status of the plan as a non-current liability in our Consolidated Balance Sheet. Benefits vest 50% after ten years of service, which increases by 10% per annum until benefits are fully vested after 15 years of service. We had an unfunded benefit liability of $827 and $781 recorded as of September 30, 2012 and 2011, respectively.

15.  FAIR VALUE MEASUREMENTS

Fair Value Measurement Accounting

Fair value is considered the price to sell an asset, or transfer a liability, between market participants on the measurement date. Fair value measurements assume that the asset or liability is (1) exchanged in an orderly manner, (2) the exchange is in the principal market for that asset or liability, and (3) the market participants are independent, knowledgeable, able and willing to transact an exchange. Fair value accounting and reporting establishes a framework for measuring fair value by creating a hierarchy for observable independent market inputs and unobservable market assumptions and expands disclosures about fair value measurements. Considerable judgment is required to interpret the market data used to develop fair value estimates. As such, the estimates presented herein are not necessarily indicative of the amounts that could be realized in a current exchange. The use of different market assumptions and/or estimation methods could have a material effect on the estimated fair value.

Financial assets and liabilities measured at fair value on a recurring basis as of September 30, 2012, are summarized in the following table by the type of inputs applicable to the fair value measurements:

	Total Fair Value	Quoted Prices (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable (Level 3)
Money market accounts	$7,204	$7,204	—	—
Executive Savings Plan assets	533	533	—	—
Executive Savings Plan liabilities	(418)	(418)	—	—
EnerTech	988	—	—	988

Total	$8,307	$7,319	—	988

INTEGRATED ELECTRICAL SERVICES, INC.

Notes to Consolidated Financial Statements

(All Amounts in Thousands Except Share Amounts)

Below is a description of the inputs used to value the assets summarized in the preceding table:

Level 1 — Inputs represent unadjusted quoted prices for identical assets exchanged in active markets.

Level 2 — Inputs include directly or indirectly observable inputs other than Level 1 inputs such as quoted prices for similar assets exchanged in active or inactive markets; quoted prices for identical assets exchanged in inactive markets; and other inputs that are considered in fair value determinations of the assets.

Level 3 — Inputs include unobservable inputs used in the measurement of assets. Management is required to use its own assumptions regarding unobservable inputs because there is little, if any, market activity in the assets or related observable inputs that can be corroborated at the measurement date.

We estimated the fair value of our debt securities, solely consisting of our investment in EPV, within the Level 3 hierarchy based on current available information surrounding the private company in which we invested. The fair value of the investments in debt securities was $0 at September 30, 2012 and $0 at September 30, 2011. In the years ended September 30, 2012, 2011 and 2010, we recognized $0, $0 and $150, respectively, of impairment to these securities.

16.  COMMITMENTS AND CONTINGENCIES

Legal Matters

From time to time we are a party to various claims, lawsuits and other legal proceedings that arise in the ordinary course of business. We maintain various insurance coverages to minimize financial risk associated with these proceedings. None of these proceedings, separately or in the aggregate, are expected to have a material adverse effect on our financial position, results of operations or cash flows. With respect to all such proceedings, we record reserves when it is probable that a liability has been incurred and the amount of loss can be reasonably estimated. We expense routine legal costs related to these proceedings as they are incurred.

The following is a discussion of our significant legal matters:

Ward Transformer Site

One of our subsidiaries has been identified as one of more than 200 potentially responsible parties (PRPs) with respect to the clean-up of an electric transformer resale and reconditioning facility, known as the Ward Transformer Site, located in Raleigh, North Carolina. The facility built, repaired, reconditioned and sold electric transformers from approximately 1964 to 2005. We did not own or operate the facility but a subsidiary that we acquired in July 1999 is believed to have sent transformers to the facility during the 1990’s. During the course of its operation, the facility was contaminated by Polychlorinated Biphenyls (PCBs), which also have been found to have migrated off the site.

Four PRPs have commenced clean-up of on-site contaminated soils under an Emergency Removal Action pursuant to a settlement agreement and Administrative Order on Consent entered into between the four PRPs and the U.S. Environmental Protection Agency (EPA) in September 2005. We are not a party to that settlement agreement or Order on Consent. In April 2009, two of these PRPs, Carolina Power and Light Company and Consolidation Coal Company, filed suit against us and most of the other PRPs in the U.S. District Court for the Eastern District of North Carolina (Western Division) to contribute to the cost of the clean-up. In addition to the on-site clean-up, the EPA has selected approximately 50 PRPs to which it sent a Special Notice Letter in late 2008 to organize the clean-up of soils off site and address contamination of groundwater and other miscellaneous off-site issues. We were not a recipient of that letter.

INTEGRATED ELECTRICAL SERVICES, INC.

Notes to Consolidated Financial Statements

(All Amounts in Thousands Except Share Amounts)

Based on our investigation to date, there is evidence to support our defense that our subsidiary contributed no PCB contamination to the site. In addition, we have tendered a demand for indemnification to the former owner of the acquired corporation that may have transacted business with the facility. As of September 30, 2012, we have not recorded a reserve for this matter, as we believe the likelihood of our responsibility for damages is not probable and a potential range of exposure is not estimable.

TekWorks, Inc.

On August 5, 2011, TekWorks, Inc. filed suit in the Superior Court of California, county of San Diego against the Company and eight of its employees. The employees, all former TekWorks employees, were hired by the Company in May and June of 2011 to work in the Company’s San Diego communications operations. TekWorks’ claims against the Company and each of the individual defendants include misappropriation of trade secrets, intentional interference with contractual relations and unfair competition under the California Business & Professions Code. In addition to the claims against all defendants, TekWorks claims against the eight individual employees also include breach of contract and the duty of loyalty, as well as claims against a single employee for breach of fiduciary duty and conversion.

Following mediation, the parties settled this matter on August 23, 2012. The settlement terms include a $1,250 payment by the Company to TekWorks in exchange for the Company’s receipt of certain business assets from TekWorks, mutual releases and non-competition agreements with respect to certain customers of each party. Each party has also agreed to bear its own costs and fees incurred in connection with this matter.

In June 2012, the Company recorded a reserve in the amount of $1,230 related to this matter. While the Company remains convinced that its potential exposure in this matter if the case were to have proceeded to trial was substantially less than the settlement amount, the Company believes that settlement of this matter was in the best interest of the Company and its shareholders, given the anticipated expense of litigation and the loss of productivity and uncertainty associated with taking the matter to trial.

Hamilton Wage and Hour

On August 29, 2012, Integrated Electrical Services, Inc. was served with a wage and hour suit seeking class action certification in the United States District Court for the Eastern District of Texas, Beaumont Division. On December 4, 2012, the Company was served with a second lawsuit alleging the same claims, but with different named plaintiffs. Both cases are among several filed by the plaintiffs’ attorney against contractors working in the Motiva plant in Port Arthur, Texas, on various projects over the last several years. The claims are based on alleged failure to compensate for time spent bussing to and from the plant, donning safety wear and other activities. It does not appear the Company will face significant exposure for any unpaid wages. In a separate earlier case based on the same allegations, a federal judge has ruled that the time spent traveling on the busses is not compensable. Our investigation indicates that all other activities alleged either were inapplicable to the Company’s employees or took place during times for which the Company’s employees were compensated. We have filed responsive pleadings and following initial discovery, will seek dismissal of the case through summary judgment. As of September 30, 2012, we have not recorded a reserve for this matter, as we believe the likelihood of our responsibility for damages is not probable and a potential range of exposure is not estimable.

Risk-Management

We retain the risk for workers’ compensation, employer’s liability, automobile liability, general liability and employee group health claims, resulting from uninsured deductibles per accident or occurrence which are subject

INTEGRATED ELECTRICAL SERVICES, INC.

Notes to Consolidated Financial Statements

(All Amounts in Thousands Except Share Amounts)

to annual aggregate limits. Our general liability program provides coverage for bodily injury and property damage. Losses up to the deductible amounts are accrued based upon our known claims incurred and an estimate of claims incurred but not reported. As a result, many of our claims are effectively self-insured. Many claims against our insurance are in the form of litigation. At September 30, 2012, we had $5,229 accrued for insurance liabilities. We are also subject to construction defect liabilities, primarily within our Residential segment. As of September 30, 2012, we had reserved $756 for these claims.

Some of the underwriters of our casualty insurance program require us to post letters of credit as collateral. This is common in the insurance industry. To date, we have not had a situation where an underwriter has had reasonable cause to effect payment under a letter of credit. At September 30, 2012, $6,218 of our outstanding letters of credit were utilized to collateralize our insurance program.

Surety

Many customers, particularly in connection with new construction, require us to post performance and payment bonds issued by a surety. Those bonds provide a guarantee to the customer that we will perform under the terms of our contract and that we will pay our subcontractors and vendors. If we fail to perform under the terms of our contract or to pay subcontractors and vendors, the customer may demand that the surety make payments or provide services under the bond. We must reimburse the sureties for any expenses or outlays they incur on our behalf. To date, we have not been required to make any reimbursements to our sureties for bond-related costs.

As is common in the surety industry, sureties issue bonds on a project-by-project basis and can decline to issue bonds at any time. We believe that our relationships with our sureties will allow us to provide surety bonds as they are required. However, current market conditions, as well as changes in our sureties’ assessment of our operating and financial risk, could cause our sureties to decline to issue bonds for our work. If our sureties decline to issue bonds for our work, our alternatives would include posting other forms of collateral for project performance, such as letters of credit or cash, seeking bonding capacity from other sureties, or engaging in more projects that do not require surety bonds. In addition, if we are awarded a project for which a surety bond is required but we are unable to obtain a surety bond, the result can be a claim for damages by the customer for the costs of replacing us with another contractor.

As of September 30, 2012, the estimated cost to complete our bonded projects was approximately $67,177. We evaluate our bonding requirements on a regular basis, including the terms offered by our sureties. On May 7, 2010 we entered into a new surety agreement. We believe the bonding capacity presently provided by our current sureties is adequate for our current operations and will be adequate for our operations for the foreseeable future. As of September 30, 2012, we had cash totaling $1.0 million to collateralize our obligations to certain of our previous sureties (as is included in Other Non-Current Assets in our Consolidated Balance Sheet). Posting letters of credit in favor of our sureties reduces the borrowing availability under our 2012 Credit Facility.

Other Commitments and Contingencies

Some of our customers and vendors require us to post letters of credit as a means of guaranteeing performance under our contracts and ensuring payment by us to subcontractors and vendors. If our customer has reasonable cause to effect payment under a letter of credit, we would be required to reimburse our creditor for the letter of credit. At September 30, 2012, $630 of our outstanding letters of credit were to collateralize our vendors.

On January 9, 2012, we entered into a settlement agreement with regard to $2,000 of collateral held by a surety who previously issued construction payment and performance bonds for us. The agreement called for a total

INTEGRATED ELECTRICAL SERVICES, INC.

Notes to Consolidated Financial Statements

(All Amounts in Thousands Except Share Amounts)

settlement of $2,200 to be paid in monthly installments through February 2013. In the event of default, we are entitled to file and execute upon an agreed judgment in our favor in the amount of $2,450. As of September 30, 2012, we have received payments of $175, which is not in accordance with the payment plan. On August 7, 2012, we reached an amended agreement with the surety and did not file the agreed judgment. The amended agreement provides for additional collateral and calls for the total settlement amount of $2,025 ($2,200 less the $175 already received) to be paid in monthly installments beginning September 30, 2012 through July 2014 with an interest rate of 12%. The terms of the agreed judgment remain the same. Collection of this debt is deemed probable, but there is a risk of loss ranging from $0 to $1,725, the recorded value as of the filing of this annual report on Form 10-K. While the surety failed to make timely payments on the first two payment dates under the amended settlement agreement, the surety ultimately made the payments prior to a payment default, first through an amendment of terms adjusting the payment schedule to begin in October 2012 at a higher monthly rate and then, for the second payment, by making the payment during the specified cure period under the settlement agreement. To date, we have made no adjustment to the outstanding receivable balance, which was $1,825 as of September 30, 2012, and, in any event, intend to aggressively pursue full payment. In the event the surety breaches the agreement and fails to make payment to us, we intend to file the agreed judgment in the amount of $2,450, less payment made to the date of such filing, which potentially would result in additional income of $450.

Between October 2004 and September 2005, we sold all or substantially all of the assets of certain of our wholly-owned subsidiaries. As these sales were assets sales, rather than stock sales, we may be required to fulfill obligations that were assigned or sold to others, if the purchaser is unwilling or unable to perform the transferred liabilities. If this were to occur, we would seek reimbursement from the purchasers. These potential liabilities will continue to diminish over time. To date, we have not been required to perform on any projects sold under this divestiture program.

From time to time, we may enter into firm purchase commitments for materials such as copper or aluminum wire which we expect to use in the ordinary course of business. These commitments are typically for terms less than one year and require us to buy minimum quantities of materials at specific intervals at a fixed price over the term. As of September 30, 2012, we had no such open purchase commitments.

17.   DISCONTINUED OPERATIONS

In 2011, we initiated the closure of all or portions of our Commercial & Industrial and Communications facilities in Arizona, Florida, Iowa, Louisiana, Maryland, Massachusetts, Nevada and Texas. These facilities were a key aspect of our commitment to return the Company to profitability and selected based on their current business prospects and the extended time frame needed to return the facilities to a profitable position. From the time of identification through September 30, 2012 we have sub-leased or terminated our lease contracts for leased facilities. We have satisfied substantially all of our contracts through either the subcontracting or self-performance. We have substantially concluded the closure of these facilities as of September 30, 2012. Results from operations of these facilities for the years ended September 30, 2012, 2011, and 2010 are presented in our Consolidated Statements of Operations as discontinued operations.

INTEGRATED ELECTRICAL SERVICES, INC.

Notes to Consolidated Financial Statements

(All Amounts in Thousands Except Share Amounts)

The components of the results of discontinued operations for these facilities are as follows:

	Years Ended September 30,
	2012	2011	2010
Revenues	$16,279	$69,222	$80,999
Cost of services	20,941	78,220	79,049

Gross profit	(4,662)	(8,998)	1,950
Selling, general and administrative	2,557	5,536	10,627
Loss (gain) on sale of assets	769	(28)	(47)
Restructuring charge	1,170	3,785	—
Other (income) expense	—	(3)	(91)

Loss from discontinued operations	(9,158)	(18,288)	(8,539)
(Benefit) provision for income taxes	(11)	(26)	5

Net loss from discontinued operations	$(9,147)	$(18,262)	$(8,544)

Included in the Consolidated Balance Sheets at September 30, 2012 and 2011 are the following major classes of assets and liabilities associated with discontinued operations:

	Years Ended September 30,
	2012	2011
Assets of discontinued operations:
Current	$6,127	$21,030
Noncurrent	—	1,826
Liabilities of discontinued operations:
Current	$3,005	$14,268

18.   QUARTERLY RESULTS OF OPERATIONS (UNAUDITED)

Quarterly financial information for the years ended September 30, 2012 and 2011, are summarized as follows:

	Fiscal Year Ended September 30, 2012
	First Quarter	Second Quarter	Third Quarter	Fourth Quarter
Revenues	$108,998	$107,608	$116,128	$123,381
Gross profit	$13,193	$13,789	$14,256	$16,814
Net income (loss) from continuing operations	$192	$(1,186)	$(1,213)	$(448)
Net loss from discontinued operations	$(3,913)	$(2,245)	$(1,963)	$(1,026)
Net loss	$(3,721)	$(3,431)	$(3,176)	$(1,474)
Loss per share from continuing operations:
Basic	$0.01	$(0.08)	$(0.08)	$(0.03)
Diluted	$0.01	$(0.08)	$(0.08)	$(0.03)
Loss per share from discontinued operations:
Basic	$(0.27)	$(0.15)	$(0.13)	$(0.07)
Diluted	$(0.27)	$(0.15)	$(0.13)	$(0.07)
Earnings loss per share:
Basic	$(0.26)	$(0.23)	$(0.22)	$(0.10)
Diluted	$(0.26)	$(0.23)	$(0.22)	$(0.10)

INTEGRATED ELECTRICAL SERVICES, INC.

Notes to Consolidated Financial Statements

(All Amounts in Thousands Except Share Amounts)

The sum of the individual quarterly earnings per share amounts may not agree with year-to-date earnings per share as each period’s computation is based on the weighted average number of shares outstanding during the period.

	Fiscal Year Ended September 30, 2011
	First Quarter	Second Quarter	Third Quarter	Fourth Quarter
Revenues	$91,161	$100,033	$104,286	$110,661
Gross profit	$10,603	$6,868	$12,983	$13,929
Net income (loss) from continuing operations	$(3,353)	$(9,629)	$(3,172)	$(3,406)
Net loss from discontinued operations	$(946)	$(502)	$(8,203)	$(8,612)
Net loss	$(4,299)	$(10,131)	$(11,375)	$(12,018)
Loss per share from continuing operations:
Basic	$(0.23)	$(0.66)	$(0.22)	$(0.23)
Diluted	$(0.23)	$(0.66)	$(0.22)	$(0.23)
Loss per share from discontinued operations:
Basic	$(0.07)	$(0.03)	$(0.57)	$(0.59)
Diluted	$(0.07)	$(0.03)	$(0.57)	$(0.59)
Earnings loss per share:
Basic	$(0.30)	$(0.70)	$(0.78)	$(0.83)
Diluted	$(0.30)	$(0.70)	$(0.78)	$(0.83)

The sum of the individual quarterly earnings per share amounts may not agree with year-to-date earnings per share as each period’s computation is based on the weighted average number of shares outstanding during the period.

INTEGRATED ELECTRICAL SERVICES, INC. AND SUBSIDIARIES

Consolidated Balance Sheets

(In Thousands, Except Share Information)

	June 30,	September 30,
	2013	2012
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$15,134	$18,729
Restricted cash	7,052	7,155
Accounts receivable:
Trade, net of allowance of $1,174 and $1,788, respectively	67,547	76,259
Retainage	18,525	17,004
Inventories	12,280	15,141
Costs and estimated earnings in excess of billings on uncompleted contracts	6,517	8,180
Assets held for sale	900	1,110
Prepaid expenses and other current assets	3,474	3,807

Total current assets	131,429	147,385

LONG-TERM RECEIVABLE, net of allowance of $0 and $0, respectively	203	259
PROPERTY AND EQUIPMENT, net	5,433	6,480
GOODWILL	8,631	4,446
INTANGIBLE ASSETS, net of amortization of $329	561	—
OTHER NON-CURRENT ASSETS, net	5,216	6,143

Total assets	$151,473	$164,713

LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES:
Current maturities of long-term debt	$3,198	$456
Current maturities of long-term debt, related party	—	10,000

Current maturities of long-term debt, total	3,198	10,456
Accounts payable and accrued expenses	65,530	68,673
Billings in excess of costs and estimated earnings on uncompleted contracts	22,133	25,255

Total current liabilities	90,861	104,384

LONG-TERM DEBT, net of current maturities	1,667	24
LONG-TERM DEFERRED TAX LIABILITY	285	285
OTHER NON-CURRENT LIABILITIES	6,617	6,863

Total liabilities	99,430	111,556

STOCKHOLDERS’ EQUITY:
Preferred stock, $0.01 par value, 10,000,000 shares authorized, none issued and outstanding	—	—
Common stock, $0.01 par value, 100,000,000 shares authorized; 15,407,802 and 15,407,802 shares issued and 15,105,846 and 14,977,400 outstanding, respectively	154	154
Treasury stock, at cost, 301,956 and 430,402 shares, respectively	(2,839)	(4,546)
Additional paid-in capital	162,763	163,871
Accumulated other comprehensive income	19	—
Retained deficit	(108,054)	(106,322)

Total stockholders’ equity	52,043	53,157

Total liabilities and stockholders’ equity	$151,473	$164,713

The accompanying notes are an integral part of these Consolidated Financial Statements.

INTEGRATED ELECTRICAL SERVICES, INC. AND SUBSIDIARIES

Consolidated Statements of Comprehensive Income

(In Thousands, Except Share Information)

	Three Months Ended June 30,
	2013	2012
Revenues	$121,552	$116,128
Cost of services	105,899	101,872

Gross profit	15,653	14,256
Selling, general and administrative expenses	16,576	14,956
Gain on sale of assets	(16)	(9)

Income (loss) from operations	(907)	(691)

Interest and other (income) expense:
Interest expense	372	524
Interest income	—	(8)
Other (income) expense, net	(649)	(2)

Interest and other expense, net	(277)	514

Loss from continuing operations before income taxes	(630)	(1,205)
Provision (benefit) for income taxes	95	8

Net loss from continuing operations	$(725)	$(1,213)

Discontinued operations (Note 12)
Loss from discontinued operations	(421)	(1,996)
(Benefit) provision for income taxes	(8)	(33)

Net loss from discontinued operations	(413)	(1,963)

Net loss	$(1,138)	$(3,176)

Unrealized gain on interest hedge, before tax	8	—

Comprehensive loss	$(1,130)	$(3,176)

Loss per share:
Continuing operations	$(0.05)	$(0.08)
Discontinued operations	$(0.03)	$(0.14)

Basic	$(0.08)	$(0.22)
Diluted loss per share:
Continuing operations	$(0.05)	$(0.08)
Discontinued operations	$(0.03)	$(0.14)

Diluted	$(0.08)	$(0.22)
Shares used in the computation of loss per share
Basic	14,937,434	14,642,293
Diluted	14,937,434	14,642,293

The accompanying notes are an integral part of these Consolidated Financial Statements.

INTEGRATED ELECTRICAL SERVICES, INC. AND SUBSIDIARIES

Consolidated Statements of Comprehensive Income

(In Thousands, Except Share Information)

	Nine Months Ended June 30,
	2013	2012
Revenues	$370,810	$332,734
Cost of services	321,182	291,496

Gross profit	49,628	41,238
Selling, general and administrative expenses	48,104	42,048
Gain on sale of assets	(56)	(165)

Income (loss) from operations	1,580	(645)

Interest and other (income) expense:
Interest expense	1,425	1,612
Interest income	(123)	(23)
Other (income) expense, net	1,048	(66)

Interest and other expense, net	2,350	1,523

Loss from continuing operations before income taxes	(770)	(2,168)
Provision (benefit) for income taxes	264	40

Net loss from continuing operations	$(1,034)	$(2,208)

Discontinued operations (Note 12)
Loss from discontinued operations	(711)	(7,936)
(Benefit) provision for income taxes	(14)	185

Net loss from discontinued operations	(697)	(8,121)

Net loss	$(1,731)	$(10,329)

Unrealized gain on interest hedge, before tax	19	—
Income tax related to unrealized gain on interest hedge	—	—

Comprehensive loss	$(1,712)	$(10,329)

Loss per share:
Continuing operations	$(0.07)	$(0.15)
Discontinued operations	$(0.05)	$(0.56)

Basic	$(0.12)	$(0.71)
Diluted loss per share:
Continuing operations	$(0.07)	$(0.15)
Discontinued operations	$(0.05)	$(0.56)

Diluted	$(0.12)	$(0.71)
Shares used in the computation of loss per share
Basic	14,882,687	14,616,513
Diluted	14,882,687	14,616,513

The accompanying notes are an integral part of these Consolidated Financial Statements.

INTEGRATED ELECTRICAL SERVICES, INC. AND SUBSIDIARIES

Consolidated Statements of Cash Flows

(In Thousands)

	Nine Months Ended June 30,
	2013	2012
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(1,731)	$(10,329)
Adjustments to reconcile net loss to net cash provided by operating activities:
Bad debt expense	26	(519)
Deferred financing cost amortization	257	108
Depreciation and amortization	1,956	1,592
Reserve for uncollectible surety deposit	1,425	—
Loss (gain) on sale of assets	80	(315)
Share based compensation expense	945	534
Impairment	200	—
Unrealized gain on interest swap	19	—
Changes in operating assets and liabilities
(Increase), decrease in- Accounts receivable	5,676	6,505
Inventories, net	2,861	(8,145)
Costs and estimated earnings in excess of billings	1,664	3,463
Prepaid expenses and other current assets	(1,585)	(1,406)
Other non-current assets	(462)	1,197
Increase, (decrease) in- Accounts payable and accrued expenses	(4,264)	(5,562)
Billings in excess of costs and estimated earnings	(3,122)	7,096
Other non-current liabilities	(285)	(164)

Net cash provided by (used in) operating activities	3,660	(5,945)

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of property and equipment	(327)	(1,169)
Cash paid in conjunction with business combination	(828)	—

Net cash used in investing activities	(1,155)	(1,169)

CASH FLOWS FROM FINANCING ACTIVITIES:
Borrowings of debt	5,000	—
Repayments of debt	(10,858)	(194)
Purchase of treasury stock	(346)	(94)
Change in restricted cash	104	(9,512)

Net cash used in financing activities	(6,100)	(9,800)

NET DECREASE IN CASH EQUIVALENTS	(3,595)	(16,914)
CASH AND CASH EQUIVALENTS, beginning of period	18,729	35,577

CASH AND CASH EQUIVALENTS, end of period	$15,134	$18,663

	2013	2012
SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
Cash paid for interest, net	$836	$1,248
Cash paid for income taxes	$424	$383

The accompanying notes are an integral part of these Consolidated Financial Statements.

INTEGRATED ELECTRICAL SERVICES, INC.

Notes to Consolidated Financial Statements

(All Amounts in Thousands Except Share Amounts)

1. BUSINESS

Description of the Business

Integrated Electrical Services, Inc., a Delaware corporation, is a leading provider of infrastructure services to the residential, commercial and industrial industries as well as for data centers and other mission critical environments. We operate primarily in the electrical infrastructure markets, with a corporate focus on expanding into other markets through strategic acquisitions or investments. Originally established as IES in 1997, we provide services from our 54 domestic locations as of June 30, 2013. Our operations are organized into three principal business segments, based upon the nature of our current products and services:

•	Communications– Nationwide provider of products and services for mission critical infrastructure, such as data centers, of large corporations.

•	Residential– Regional provider of electrical installation services for single-family housing and multi-family apartment complexes.

•

Commercial & Industrial– Provider of electrical design, construction, and maintenance services to the commercial and industrial markets in various regional markets and nationwide in certain areas of expertise, such as the power infrastructure market.

The words “IES”, the “Company”, “we”, “our”, and “us” refer to Integrated Electrical Services, Inc. and, except as otherwise specified herein, to our wholly-owned subsidiaries.

Our Communications segment is a leading provider of network infrastructure products and services for data centers and other mission critical environments. Services offered include the design, installation and maintenance of network infrastructure for the financial, medical, hospitality, government, high-tech manufacturing, educational and information technology industries. We also provide the design and installation of audio/visual, telephone, fire, wireless and intrusion alarm systems as well as design/build, service and maintenance of data network systems. We perform services across the United States from our ten offices as of June 30, 2013, which includes our Communications headquarters located in Tempe, Arizona, allowing for dedicated onsite maintenance teams at our customer’s sites.

Our Residential segment provides electrical installation services for single-family housing and multi-family apartment complexes and CATV cabling installations for residential and light commercial applications. In addition to our core electrical construction work, the Residential segment has expanded its offerings by providing services for the installation of residential solar power, smart meters, electric car charging stations and stand-by generators, both for new construction and existing residences. The Residential segment is made up of 26 total locations as of June 30, 2013, which includes our Residential headquarters in Houston. These segment locations geographically cover Texas, California, the Sun-Belt, and the Western and Mid-Atlantic regions of the United States, including Hawaii.

Our Commercial & Industrial segment is one of the largest providers of electrical contracting services in the United States. The segment offers a broad range of electrical design, construction, renovation, engineering and maintenance services to the commercial and industrial markets. The Commercial & Industrial segment consists of 18 total locations as of June 30, 2013, which includes our Commercial & Industrial headquarters in Houston, Texas. These locations geographically cover Texas, Nebraska, Colorado, Oregon and the Mid-Atlantic region. Services include the design of electrical systems within a building or complex, procurement and installation of wiring and connection to power sources, end-use equipment and fixtures, as well as contract maintenance. We focus on projects that require special expertise, such as design-and-build projects that utilize the capabilities of

INTEGRATED ELECTRICAL SERVICES, INC.

Notes to Consolidated Financial Statements

(All Amounts in Thousands Except Share Amounts)

our in-house experts, or projects which require specific market expertise, such as transmission and distribution and power generation facilities. We also focus on service, maintenance and certain renovation and upgrade work, which tends to be either recurring or have lower sensitivity to economic cycles, or both. We provide services for a variety of projects, including: high-rise residential and office buildings, power plants, manufacturing facilities, data centers, chemical plants, refineries, wind farms, solar facilities, municipal infrastructure and health care facilities, and residential developments. Our utility services consist of overhead and underground installation and maintenance of electrical and other utilities transmission and distribution networks, installation and splicing of high-voltage transmission and distribution lines, substation construction and substation and right-of-way maintenance. Our maintenance services generally provide recurring revenues that are typically less affected by levels of construction activity. Service and maintenance revenues are derived from service calls and routine maintenance contracts, which tend to be recurring and less sensitive to short term economic fluctuations.

Sale of Non-Strategic Manufacturing Facility

On November 30, 2010, a subsidiary of the Company sold substantially all the assets and certain liabilities of a non-strategic manufacturing facility engaged in manufacturing and selling fabricated metal buildings housing electrical equipment, such as switchgears, motor starters and control systems, to Siemens Energy, Inc. As part of this transaction, Siemens Energy, Inc. also acquired the real property upon which the fabrication facilities are located from a subsidiary of the Company. The transaction was completed on December 10, 2010 for a purchase price of $10,086 at which time we recognized a gain of $6,763.

Sale of Non-Core Electrical Distribution Facility

On February 28, 2011, Key Electrical Supply, Inc. a wholly owned subsidiary of the Company, sold substantially all the assets and certain liabilities of a non-core electrical distribution facility engaged in distributing wiring, lighting, electrical distribution, power control and generators for residential and commercial applications to Elliot Electric Supply, Inc. for a purchase price of $6,676. The loss on this transaction was immaterial.

Related Party Transactions

On December 12, 2007, we entered into a $25,000 senior subordinated loan agreement with Tontine Capital Partners, L.P. and its affiliates (collectively, “Tontine”), our controlling shareholder (the “Tontine Term Loan”). The Tontine Term Loan bore interest at 11.0% per annum and was due on May 15, 2013. Interest was payable quarterly in cash or in-kind at our option. Any interest paid in-kind also bore interest at 11.0% in addition to the loan principal. In 2010, we prepaid $15,000, and on February 13, 2013, we repaid the remaining $10,000 of principal on the Tontine Term Loan with existing cash on hand and proceeds from our $5,000 term loan with Wells Fargo Bank, National Association (“Wells Fargo”).

The Tontine Term Loan was subordinated to the 2012 Credit Facility. The Tontine Term Loan was an unsecured obligation of the Company and its subsidiary borrowers and contained no financial covenants or restrictions on dividends or distributions to stockholders. The Tontine Term Loan was amended on August 9, 2012 in connection with the Company entering into the 2012 Credit Facility. The amendment did not materially impact the Company’s obligations under the Tontine Term Loan. For a description of the 2012 Credit Facility, please see Note 4 “Debt – The 2012 Revolving Credit Facility” in the Notes to these Consolidated Financial Statements.

While Tontine is subject to restrictions under federal securities laws on sales of its shares as an affiliate, Tontine is party to a Registration Rights Agreement with the Company under which it has the ability, subject to certain restrictions, to demand registration of its shares in order to permit unrestricted sales of those shares. On

INTEGRATED ELECTRICAL SERVICES, INC.

Notes to Consolidated Financial Statements

(All Amounts in Thousands Except Share Amounts)

February 20, 2013, pursuant to the Registration Rights Agreement, Tontine delivered a request to the Company for registration of all of its shares of IES common stock, and on February 21, 2013, the Company filed a shelf registration statement (as amended, the “Shelf Registration Statement”) to register Tontine’s shares. The Shelf Registration Statement was declared effective by the U.S. Securities and Exchange Commission (“SEC”) on June 18, 2013. As long as the Shelf Registration remains effective, Tontine has the ability to resell any or all of its shares from time to time in one or more offerings, as described in the Shelf Registration Statement and in any prospectus supplement filed in connection with an offering pursuant to the Shelf Registration Statement.

On March 13, 2013, the Company and MISCOR Group, Ltd., an Indiana corporation, (“MISCOR”) announced that they had entered into an Agreement and Plan of Merger, dated March 13, 2013, as amended by the First Amendment to Agreement and Plan of Merger, dated as of July 10, 2013 (as amended, the “Merger Agreement”), pursuant to which IES will acquire 100% of the common stock of MISCOR in a stock and cash transaction. The transaction is currently expected to close in September 2013. As of July 24, 2013, Tontine beneficially owned 49.9% of the issued and outstanding shares of MISCOR common stock. Given Tontine’s significant holdings in both the Company and MISCOR, only the disinterested members of the IES Board of Directors voted on, and unanimously approved, the Merger Agreement. In addition, MISCOR established a special committee of independent directors that voted on and approved the Merger Agreement and recommended approval of the Merger Agreement by the full MISCOR board of directors. After receiving approval from the special committee, the disinterested members of the MISCOR board of directors unanimously approved the Merger Agreement. For additional information on the proposed Merger with MISCOR, please refer to Note 15, “Subsequent Events” in the Notes to these Consolidated Financial Statements.

On March 29, 2012, we entered into a sublease agreement with Tontine Associates, LLC, an affiliate of our controlling shareholder, for corporate office space in Greenwich, Connecticut. The lease extends from April 1, 2012 through March 31, 2014, with monthly payments due in the amount of $6. The lease has terms at market rates and payments by the Company are at a rate consistent with that paid by Tontine Associates, LLC to its landlord.

Summary of Significant Accounting Policies

These unaudited consolidated financial statements reflect, in the opinion of management, all adjustments necessary to present fairly the financial position as of, and the results of operations for, the periods presented. All adjustments are considered to be normal and recurring unless otherwise described herein. Interim period results are not necessarily indicative of results of operations or cash flows for the full year. During interim periods, we follow the same accounting policies disclosed in our Annual Report on Form 10-K for the fiscal year ended September 30, 2012. Please refer to the Notes to Consolidated Financial Statements in our Annual Report on Form 10-K for the fiscal year ended September 30, 2012, when reviewing our interim financial results set forth herein.

Adoption of New Accounting Pronouncement

In June 2011, the FASB issued amended authoritative guidance associated with comprehensive income, which requires companies to present the total of comprehensive income, the components of net income, and the components of other comprehensive income either in a single continuous statement of comprehensive income or in two separate but consecutive statements. This update eliminates the option to present the components of other comprehensive income as part of the statement of changes in equity. This amendment to the authoritative guidance associated with comprehensive income was effective for the Company on October 1, 2012 and has been applied retrospectively. We have adopted a single continuous statement of comprehensive income.

INTEGRATED ELECTRICAL SERVICES, INC.

Notes to Consolidated Financial Statements

(All Amounts in Thousands Except Share Amounts)

In December 2011, the FASB deferred the effective date of the specific requirement to present items that are reclassified out of accumulated other comprehensive income to net income alongside their respective components of net income and other comprehensive income. We will adopt this requirement effective October 1, 2013, though it will have no impact to our financial statements.

Fair Value of Financial Instruments

Our financial instruments consist of cash and cash equivalents, accounts receivable, notes receivable, investments, accounts payable, a line of credit, notes payable issued to finance our insurance policies, a contingent consideration agreement, and an interest rate swap agreement and a term loan with Wells Fargo. We believe that the carrying value of financial instruments, with the exception of the Tontine Term Loan and our cost method investment in EnerTech Capital Partners II L.P. (“EnerTech”), in the accompanying Consolidated Balance Sheets approximates their fair value due to their short-term nature.

We evaluate the fair value of the Tontine Term Loan and our investment in EnerTech on a non-recurring basis. While the carrying value of the Tontine Term Loan was zero at June 30, 2013, we estimated the fair value in prior periods using level 3 inputs, including an estimated interest rate reflecting current market conditions. We estimate the fair value of our investment in EnerTech to be $1,047 at June 30, 2013, using level 3 inputs, including quarterly valuation estimations provided by management of the fund.

For a detailed discussion of financial assets and liabilities measured at fair value on a recurring basis, please refer to Note 10, “Fair Value Measurements” in the Notes to these Consolidated Financial Statements.

Goodwill

Goodwill attributable to each reporting unit is tested for impairment by comparing the fair value of each reporting unit with its carrying value. Fair value is determined using discounted cash flows. These impairment tests are required to be performed at least annually. Significant estimates used in the methodologies include estimates of future cash flows, future short-term and long-term growth rates, and weighted average cost of capital for each of the reportable units. On an ongoing basis (absent any impairment indicators), we perform an impairment test annually using a measurement date of September 30.

Asset Impairment

During the fiscal year ended September 30, 2012, the Company recorded a pretax non-cash asset impairment charge of $688 related to real estate held by our Commercial & Industrial segment. The real estate was held within a location selected for closure during 2011. This impairment was to adjust the carrying value of real estate held for sale to the estimated current market value less expected selling expenses, the value at which we expected to sell this real estate within one year. In July 2013, we entered into an agreement to sell this real estate for $200 less than our carrying value. We recorded an additional asset impairment charge of $200 as of June 30, 2013. The real estate is classified as assets held for sale within our Consolidated Balance Sheets.

Use of Estimates and Assumptions

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America (“GAAP”) requires the use of estimates and assumptions by management in determining the reported amounts of assets and liabilities, disclosures of contingent liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could

INTEGRATED ELECTRICAL SERVICES, INC.

Notes to Consolidated Financial Statements

(All Amounts in Thousands Except Share Amounts)

differ from those estimates. Estimates are primarily used in our revenue recognition of construction in progress, fair value assumptions in analyzing goodwill, investments, long-lived asset impairments and adjustments, allowance for doubtful accounts receivable, stock-based compensation, reserves for legal matters, realizability of deferred tax assets, and self-insured claims liabilities and related reserves.

Tax Provision

A reliable estimate of the annual effective tax rate cannot be determined. Therefore, the Company is using year to date income tax expense to determine the income tax provision for the three months ended and nine months ended June 30, 2013.

Cash and Cash Equivalents

We consider all highly liquid investments purchased with an original maturity of three months or less to be cash equivalents. We use restricted cash to collateralize our letters of credit.

Seasonality and Quarterly Fluctuations

Results of operations from our Residential construction segment are seasonal, depending on weather trends, with typically higher revenues generated during spring and summer and lower revenues during fall and winter. The Communications and Commercial & Industrial segments of our business are less subject to seasonal trends, as work in these segments generally is performed inside structures protected from the weather. Our service and maintenance business is generally not affected by seasonality. In addition, the construction industry has historically been highly cyclical. Our volume of business may be adversely affected by declines in construction projects resulting from adverse regional or national economic conditions. Quarterly results may also be materially affected by the timing of new construction projects. Accordingly, operating results for any fiscal period are not necessarily indicative of results that may be achieved for any subsequent fiscal period.

2. CONTROLLING SHAREHOLDER

At June 30, 2013, Tontine Capital Partners, L.P. and its affiliates (collectively, “Tontine”), was the controlling shareholder of the Company’s common stock. Accordingly, Tontine has the ability to exercise significant control over our affairs, including the election of directors and any action requiring the approval of shareholders.

While Tontine is subject to restrictions under federal securities laws on sales of its shares as an affiliate, Tontine is party to a Registration Rights Agreement with the Company under which it has the ability, subject to certain restrictions, to demand registration of its shares in order to permit unrestricted sales of those shares. On February 20, 2013, pursuant to the Registration Rights Agreement, Tontine delivered a request to the Company for registration of all of its shares of IES common stock, and on February 21, 2013, the Company filed the Shelf Registration Statement to register Tontine’s shares. The Shelf Registration Statement was declared effective by the SEC on June 18, 2013. As long as the Shelf Registration remains effective, Tontine has the ability to resell any or all of its shares from time to time in one or more offerings, as described in the Shelf Registration Statement and in any prospectus supplement filed in connection with an offering pursuant to the Shelf Registration Statement.

Should Tontine sell or exchange all or a portion of its position in IES, a change in ownership could occur. A change in ownership, as defined by Internal Revenue Code Section 382, could reduce the availability of net operating losses (“NOLs”) for federal and state income tax purposes. On January 28, 2013, the Company

INTEGRATED ELECTRICAL SERVICES, INC.

Notes to Consolidated Financial Statements

(All Amounts in Thousands Except Share Amounts)

implemented a tax benefit protection plan (the “NOL Rights Plan”) that is designed to deter an acquisition of the Company’s stock in excess of a threshold amount that could trigger a change of control within the meaning of Internal Revenue Code Section 382. The NOL Rights Plan was filed as an exhibit to our Current Report on Form 8-K, filed with the SEC on January 28, 2013 and any description thereof is qualified in its entirety by the terms of the NOL Rights Plan. There can be no assurance that the NOL Rights Plan will be effective in deterring a change of control or protecting the NOLs. Furthermore, a change in control would trigger the change of control provisions in a number of our material agreements, including our 2012 Credit Facility, bonding agreements with our sureties and certain employment contracts with certain officers and employees of the Company.

3. STRATEGIC ACTIONS

The 2011 Restructuring Plan

In the second quarter of our 2011 fiscal year, we began a restructuring program (the “2011 Restructuring Plan”) that was designed to consolidate operations within our Commercial & Industrial business. Pursuant to the 2011 Restructuring Plan, we began the closure of certain underperforming facilities within our Commercial & Industrial operations. The 2011 Restructuring Plan was a key element of our commitment to return the Company to profitability.

The facilities directly affected by the 2011 Restructuring Plan were in several locations throughout the country, including Arizona, Florida, Iowa, Massachusetts, Louisiana, Nevada and Texas. These facilities were selected due to business prospects at that time and the extended time frame needed to return the facilities to a profitable position. Closure costs associated with the 2011 Restructuring Plan included equipment and facility lease termination expenses, incremental management consulting expenses and severance costs for employees. The Company is in the final stages of winding down these facilities. As part of our restructuring charges reported within discontinued operations for our Commercial & Industrial segment we recognized $(4) and $(58) in severance reversals, $63 and $951 in consulting services, and zero and $124 in costs related to lease terminations for the nine months ended June 30, 2013 and 2012, respectively.

The 2011 Restructuring Plan pertained only to our Commercial & Industrial segment. The following table summarizes the activities related to our restructuring activities by component:

	Severance Charges	Consulting Charges	Lease Termination & Other Charges	Total
Restructuring liability at September 30, 2012	$201	$10	$329	$539
Restructuring charges (reversals) incurred	(4)	63	—	59
Cash payments made	(22)	(73)	(147)	(242)

Restructuring liability at June 30, 2013	$175	$—	$182	$356

INTEGRATED ELECTRICAL SERVICES, INC.

Notes to Consolidated Financial Statements

(All Amounts in Thousands Except Share Amounts)

4. DEBT

Debt consists of the following:

	June 30,	September 30,
	2013	2012
Tontine Term Loan, due May 15, 2013, bearing interest at 11.00%	$—	$10,000
Wells Fargo Term Loan, paid in installments thru Feb 12, 2015, bearing interest at 6% + 3 Month LIBOR	4,167	—
Insurance Financing Agreements, bearing interest between 1.99% and 2.75%	601	196
Capital leases and other	97	284

Total debt	4,865	10,480
Less — Short-term debt and current maturities of long-term debt	(3,198)	(10,456)

Total long-term debt	$1,667	$24

Future payments on debt at June 30, 2013 are as follows:

	Capital Leases and Other	Insurance Financing	Term Debt	Total
2013	79	601	625	1,305
2014	26	—	2,500	2,526
2015	—	—	1,042	1,042
2016	—	—	—	—
Thereafter	—	—	—	—
Less: Imputed Interest	(8)	—	—	(8)

Total	$97	$601	$4,167	$4,865

For the three months ended June 30, 2013 and 2012, we incurred interest expense of $372 and $524, respectively. For the nine months ended June 30, 2013 and 2012, we incurred interest expense of $1,425 and $1,612, respectively.

The 2012 Credit Facility

On August 9, 2012, we entered into a Credit and Security Agreement (the “Credit Agreement”), for a $30,000 revolving credit facility (the “2012 Credit Facility”) with Wells Fargo. The 2012 Credit Facility originally matured on August 9, 2015, unless earlier terminated. On February 12, 2013, we entered into an amendment of our 2012 Credit Facility with Wells Fargo (the “Amendment”). The Amendment extended the term of the 2012 Credit Facility to August 9, 2016 and added IES Renewable Energy, LLC as a borrower on the 2012 Credit Facility. In addition, pursuant to the Amendment, Wells Fargo provided the Company with a $5,000 term loan (the “Wells Fargo Term Loan”). The Credit Agreement was filed as an exhibit to our Annual Report on Form 10-K for the year ended September 30, 2012.

The 2012 Credit Facility contains customary affirmative, negative and financial covenants. The 2012 Credit Facility requires that we maintain a fixed charge coverage ratio of not less than 1.0:1.0 at any time that our

INTEGRATED ELECTRICAL SERVICES, INC.

Notes to Consolidated Financial Statements

(All Amounts in Thousands Except Share Amounts)

aggregate amount of unrestricted cash and cash equivalents on hand plus Excess Availability (as defined in the Credit Agreement) is less than $20,000 or Excess Availability is less than $7,500.

Borrowings under the 2012 Credit Facility may not exceed a “borrowing base” that is determined monthly by our lenders based on available collateral, primarily certain accounts receivables and inventories. Under the terms of the 2012 Credit Facility, amounts outstanding other than amounts outstanding on the Wells Fargo Term Loan bear interest at a per annum rate equal to a Daily Three Month LIBOR (as defined in the Credit Agreement), plus an interest rate margin, which is determined quarterly, based on the following thresholds:

Level	Thresholds	Interest Rate Margin
I	Liquidity ≤ $20,000 at any time during the period; or Excess Availability ≤ $7,500 at any time during the period; or Fixed charge coverage ratio < 1.0:1.0	4.00 percentage points
II	Liquidity > $20,000 at all times during the period; and Liquidity ≤ $30,000 at any time during the period; and Excess Availability $7,500; and Fixed charge coverage ratio ≥ 1.0:1.0	3.50 percentage points
III	Liquidity > $30,000 at all times during the period	3.00 percentage points

While borrowings under the Wells Fargo Term Loan bear interest at a per annum rate equal to Daily Three Month LIBOR plus 6.00%, the Company and Wells Fargo entered into an interest rate swap agreement on March 1, 2013, whereby the Company has caused the interest rate for borrowings under the Wells Fargo Term Loan to be fixed at 7.00% per annum. Interest is payable in monthly installments over a 24-month period. The Company may prepay the Wells Fargo Term Loan in part or in whole prior to its stated maturity upon the payment of the outstanding principal amount, accrued but unpaid interest and prepayment fees.

In addition, under the 2012 Credit Facility, we are charged monthly in arrears for (1) an unused commitment fee of 0.50% per annum, (2) a collateral monitoring fee ranging from $1 to $2, based on the then-applicable interest rate margin, (3) a letter of credit fee based on the then-applicable interest rate margin and (4) certain other fees and charges as specified in the Credit Agreement.

The 2012 Credit Facility is guaranteed by our subsidiaries and secured by first priority liens on substantially all of our subsidiaries’ existing and future acquired assets, exclusive of collateral provided to our surety providers. The 2012 Credit Facility also restricts us from paying cash dividends and places limitations on our ability to repurchase our common stock. On February 13, 2013, we repaid the remaining $10,000 of principal on the Tontine Term Loan plus accrued interest with existing cash on hand and proceeds from the Wells Fargo Term Loan.

At June 30, 2013, we had $14,868 available to us under the 2012 Credit Facility, $7,052 in outstanding letters of credit with Wells Fargo and no outstanding borrowings outside the Wells Fargo Term Loan. The terms surrounding the 2012 Credit Facility agreement with Wells Fargo require that we cash collateralize 100% of our letter of credit balance. As such, we have $7,052 classified as restricted cash within the Balance Sheet as of June 30, 2013.

At June 30, 2013, we were subject to the financial covenant under the 2012 Credit Facility requiring that we maintain a fixed charge coverage ratio of not less than 1.0:1.0 at any time that our aggregate amount of

INTEGRATED ELECTRICAL SERVICES, INC.

Notes to Consolidated Financial Statements

(All Amounts in Thousands Except Share Amounts)

unrestricted cash and cash equivalents on hand plus Excess Availability is less than $20,000 or Excess Availability is less than $7,500. As of June 30, 2013, our aggregate amount of unrestricted cash and cash equivalents on hand plus Excess Availability was in excess of $20,000 and Excess Availability was in excess of $7,500; had we not met these thresholds at June 30, 2013, we would not have met the required 1.0:1.0 fixed charge coverage ratio test.

While we expect to meet our financial covenants, in the event that we are not able to meet the covenants of our 2012 Credit Facility in the future and are unsuccessful in obtaining a waiver from our lenders, the Company expects to have adequate cash on hand to provide sufficient cash for ongoing operations.

The 2006 Revolving Credit Facility

On May 12, 2006, we entered into a Loan and Security Agreement (the “Loan and Security Agreement”), for a revolving credit facility (the “2006 Credit Facility”) with Bank of America, N.A. and certain other lenders.

Under the terms of the amended 2006 Credit Facility, the size of the facility was reduced to $40,000 and the maturity date was November 12, 2012. On August 9, 2012, the 2006 Credit Facility was replaced by the 2012 Credit Facility. Under the terms of the amended 2006 Credit Facility, we were required to cash collateralize all of our letters of credit issued by the banks. The cash collateral was added to the borrowing base calculation at 100% throughout the term of the agreement. The 2006 Credit Facility required that we maintain a fixed charge coverage ratio of not less than 1.0:1.0 at any time that our aggregate amount of unrestricted cash on hand plus availability was less than $25,000 and, thereafter, until such time as our aggregate amount of unrestricted cash on hand plus availability had been at least $25,000 for a period of 60 consecutive days. The amended Agreement also called for cost of borrowings of 4.0% over LIBOR per annum. Cost for letters of credit was the same as borrowings and also included a 25 basis point “fronting fee.” All other terms and conditions remained unchanged. In connection with the amendment, we incurred an amendment fee of $60 which, together with unamortized balance of the prior amendment was amortized using the straight line method through August 30, 2012.

The 2006 Credit Facility was guaranteed by our subsidiaries and secured by first priority liens on substantially all of our subsidiaries’ existing and future acquired assets, exclusive of collateral provided to our surety providers. The 2006 Credit Facility contained customary affirmative, negative and financial covenants. The 2006 Credit Facility also restricted us from paying cash dividends and placed limitations on our ability to repurchase our common stock.

Borrowings under the 2006 Credit Facility could not exceed a “borrowing base” that was determined monthly by our lenders based on available collateral, primarily certain accounts receivables and inventories. Under the terms of the 2006 Credit Facility in effect as of August 30, 2012, interest for loans and letter of credit fees was based on our Total Liquidity, which is calculated for any given period as the sum of average daily availability for such period plus average daily unrestricted cash on hand for such period as follows:

Annual Interest Rate for
Total Liquidity	Annual Interest Rate for Loans	Letters of Credit
Greater than or equal to $60,000	LIBOR plus 3.00% or Base Rate plus 1.00%	3.00% plus 0.25% fronting fee
Greater than $40,000 and less than $60,000	LIBOR plus 3.25% or Base Rate plus 1.25%	3.25% plus 0.25% fronting fee
Less than or equal to $40,000	LIBOR plus 3.50% or Base Rate plus 1.50%	3.50% plus 0.25% fronting fee

INTEGRATED ELECTRICAL SERVICES, INC.

Notes to Consolidated Financial Statements

(All Amounts in Thousands Except Share Amounts)

For the nine months ended June 30, 2012, we paid no interest for loans under the 2006 Credit Facility and had a weighted average interest rate, including fronting fees, of 3.75% for letters of credit. In addition, we were charged monthly in arrears (1) an unused commitment fee of 0.50%, and (2) certain other fees and charges as specified in the Loan and Security Agreement, as amended.

As of August 9, 2012, we were subject to the financial covenant under the 2006 Credit Facility requiring that we maintain a fixed charge coverage ratio of not less than 1.0:1.0 at any time that our aggregate amount of unrestricted cash on hand plus availability was less than $25,000 and, thereafter, until such time as our aggregate amount of unrestricted cash on hand plus availability has been at least $25,000 for a period of 60 consecutive days. As of August 9, 2012, our Total Liquidity was in excess of $25,000.

The Tontine Term Loan

On December 12, 2007, we entered into the Tontine Term Loan, a $25,000 senior subordinated loan agreement, with Tontine, which the Company terminated and prepaid in full subsequent to the first quarter of fiscal 2013, as further described below.

The Tontine Term Loan bore interest at 11.0% per annum and was due on May 15, 2013. Interest was payable quarterly in cash or in-kind at our option. Any interest paid in-kind would bear interest at 11.0% in addition to the loan principal. The Tontine Term Loan was subordinated to the 2012 Credit Facility. The Tontine Term Loan was an unsecured obligation of the Company and its subsidiary borrowers and contained no financial covenants or restrictions on dividends or distributions to stockholders. The Tontine Term Loan was amended on August 9, 2012 in connection with the Company entering into the 2012 Credit Facility. The amendment did not materially impact the Company’s obligations under the Tontine Term Loan.

On April 30, 2010, we prepaid $15,000 of principal on the Tontine Term Loan. On May 1, 2010, Tontine assigned the Tontine Term Loan to Tontine Capital Overseas Master Fund II, L.P, also a related party. Pursuant to its terms, we were permitted to repay the Tontine Term Loan at any time prior to the maturity date at par, plus accrued interest without penalty within the restrictions of the 2012 Credit Facility. On February 13, 2013, we repaid the remaining $10,000 of principal on the Tontine Term Loan, plus accrued interest, with existing cash on hand and proceeds from the Wells Fargo Term Loan.

Capital Lease

The Company leases certain equipment under agreements, which are classified as capital leases and included in property, plant and equipment. Amortization of this equipment for the three and nine months ended June 30, 2013 and 2012 was $46 and $137, respectively.

5. PER SHARE INFORMATION

Basic earnings per share is calculated as income (loss) available to common stockholders, divided by the weighted average number of common shares outstanding during the period. If the effect is dilutive, participating securities are included in the computation of basic earnings per share. Our participating securities do not have a contractual obligation to share in the losses in any given period. As a result, these participating securities will not be allocated any losses in the periods of net losses, but will be allocated income in the periods of net income using the two-class method.

INTEGRATED ELECTRICAL SERVICES, INC.

Notes to Consolidated Financial Statements

(All Amounts in Thousands Except Share Amounts)

The following table reconciles the components of the basic and diluted income (loss) per share for the three and nine months ended June 30, 2013 and 2012:

	Three Months Ended June 30,
	2013	2012
Numerator:
Net loss from continuing operations attributable to common shareholders	$(725)	$(1,213)
Net loss from continuing operations attributable to restricted shareholders	$—	$—

Net loss from continuing operations	$(725)	$(1,213)

Net loss from discontinued operations attributable to common shareholders	$(413)	$(1,963)
Net loss from discontinued operations attributable to restricted shareholders	$—	$—

Net loss from discontinued operations	$(413)	$(1,963)

Net loss attributable to common shareholders	$(1,138)	$(3,176)
Net loss attributable to restricted shareholders	$—	$—

Net loss	$(1,138)	$(3,176)

Denominator:
Weighted average common shares outstanding — basic	14,937,434	14,642,293
Effect of dilutive stock options and non-vested restricted stock	—	—

Weighted average common and common equivalent shares outstanding — diluted	14,937,434	14,642,293

Basic loss per share:
Basic loss per share from continuing operations	$(0.05)	$(0.08)
Basic loss per share from discontinued operations	$(0.03)	$(0.14)
Basic loss per share	$(0.08)	$(0.22)
Diluted loss per share:
Diluted loss per share from continuing operations	$(0.05)	$(0.08)
Diluted loss per share from discontinued operations	$(0.03)	$(0.14)
Diluted loss per share	$(0.08)	$(0.22)

INTEGRATED ELECTRICAL SERVICES, INC.

Notes to Consolidated Financial Statements

(All Amounts in Thousands Except Share Amounts)

	Nine Months Ended June 30,
	2013	2012
Numerator:
Net loss from continuing operations attributable to common shareholders	$(1,034)	$(2,208)
Net loss from continuing operations attributable to restricted shareholders	$—	$—

Net loss from continuing operations	$(1,034)	$(2,208)

Net loss from discontinued operations attributable to common shareholders	$(697)	$(8,121)
Net loss from discontinued operations attributable to restricted shareholders	$—	$—

Net loss from discontinued operations	$(697)	$(8,121)

Net loss attributable to common shareholders	$(1,731)	$(10,329)
Net loss attributable to restricted shareholders	$—	$—

Net loss	$(1,731)	$(10,329)

Denominator:
Weighted average common shares outstanding — basic	14,882,687	14,616,513
Effect of dilutive stock options and non-vested restricted stock	—	—

Weighted average common and common equivalent shares outstanding — diluted	14,882,687	14,616,513

Basic loss per share:
Basic loss per share from continuing operations	$(0.07)	$(0.15)
Basic loss per share from discontinued operations	$(0.05)	$(0.56)
Basic loss per share	$(0.12)	$(0.71)
Diluted loss per share:
Diluted loss per share from continuing operations	$(0.07)	$(0.15)
Diluted loss per share from discontinued operations	$(0.05)	$(0.56)
Diluted loss per share	$(0.12)	$(0.71)

6. OPERATING SEGMENTS

We manage and measure performance of our business in three distinct operating segments: Communications, Residential and Commercial & Industrial. These segments are reflective of how the Company’s Chief Operating Decision Maker (“CODM”) reviews operating results for the purposes of allocating resources and assessing performance. The Company’s CODM is its Chief Executive Officer. The Communications segment is a nationwide provider of products and services for mission critical infrastructure, such as data centers, of large corporations. The Residential segment is a regional provider of electrical installation services for single-family housing and multi-family apartment complexes. The Commercial & Industrial segment provides electrical

INTEGRATED ELECTRICAL SERVICES, INC.

Notes to Consolidated Financial Statements

(All Amounts in Thousands Except Share Amounts)

design, construction, and maintenance services to the commercial and industrial markets in various regional markets and nationwide in certain areas of expertise, such as the power infrastructure market.

The accounting policies of the segments are the same as those described in the summary of significant accounting policies. We evaluate performance based on income from operations of the respective business units prior to the allocation of Corporate office expenses. Transactions between segments are eliminated in consolidation. Our Corporate office provides general and administrative as well as support services to our three operating segments. Management allocates costs between segments for selling, general and administrative expenses and depreciation expense.

Segment information for the three and nine months ended June 30, 2013 and 2012 is as follows:

	Three Months Ended June 30, 2013
			Commercial &
	Communications	Residential	Industrial	Corporate	Total
Revenues	$24,161	$44,511	$52,880	$—	$121,552
Cost of services	19,737	37,400	48,762	—	105,899

Gross profit	4,424	7,111	4,118	—	15,653
Selling, general and administrative	3,373	6,812	3,600	2,791	16,576
Loss (gain) on sale of assets	—	—	(16)	—	(16)

Income (loss) from operations	$1,051	$299	$534	$(2,791)	$(907)

Other data:
Depreciation and amortization expense	$94	$340	$66	$295	$795
Capital expenditures	117	135	96	—	348
Total assets	$22,058	$40,450	$54,237	$34,728	$151,473

	Three Months Ended June 30, 2012
			Commercial &
	Communications	Residential	Industrial	Corporate	Total
Revenues	$31,068	$35,232	$49,828	$—	$116,128
Cost of services	26,839	29,655	45,378	—	101,872

Gross profit	4,229	5,577	4,450	—	14,256
Selling, general and administrative	4,219	5,163	3,788	1,786	14,956
Loss (gain) on sale of assets	—	1	(10)	—	(9)

Income (loss) from operations	$10	$413	$672	$(1,786)	$(691)

Other data:
Depreciation and amortization expense	$66	$99	$50	$303	$518
Capital expenditures	$—	$286	$49	$15	$350
Total assets	$34,240	$29,201	$63,465	$45,199	$172,105

INTEGRATED ELECTRICAL SERVICES, INC.

Notes to Consolidated Financial Statements

(All Amounts in Thousands Except Share Amounts)

	Nine Months Ended June 30, 2013
			Commercial &
	Communications	Residential	Industrial	Corporate	Total
Revenues	$96,085	$119,860	$154,865	$—	$370,810
Cost of services	78,599	99,863	142,720	—	321,182

Gross profit	17,486	19,997	12,145	—	49,628
Selling, general and administrative	10,232	18,452	10,945	8,475	48,104
Loss (gain) on sale of assets	—	(21)	(35)	—	(56)

Income (loss) from operations	$7,254	$1,566	$1,235	$(8,475)	$1,580

Other data:
Depreciation and amortization expense	$273	$607	$182	$894	$1,956
Capital expenditures	223	185	247	—	655
Total assets	$22,058	$40,450	$54,237	$34,728	$151,473

	Nine Months Ended June 30, 2012
			Commercial &
	Communications	Residential	Industrial	Corporate	Total
Revenues	$84,660	$94,132	$153,942	$—	$332,734
Cost of services	72,809	79,376	139,311	—	291,496

Gross profit	11,851	14,756	14,631	—	41,238
Selling, general and administrative	10,094	14,109	12,396	5,449	42,048
Loss (gain) on sale of assets	(61)	8	(112)	—	(165)

Income (loss) from operations	$1,818	$639	$2,347	$(5,449)	$(645)

Other data:
Depreciation and amortization expense	$183	$271	$190	$893	$1,537
Capital expenditures	$260	$554	$54	$876	$1,744
Total assets	$34,240	$29,201	$63,465	$45,199	$172,105

7. STOCKHOLDERS’ EQUITY

The 2006 Equity Incentive Plan became effective on May 12, 2006 (as amended, the “2006 Equity Incentive Plan”). The 2006 Equity Incentive Plan provides for grants of stock options as well as grants of stock, including restricted stock. We have approximately 1.0 million shares of common stock authorized for issuance under the 2006 Equity Incentive Plan.

Treasury Stock

During the nine months ended June 30, 2013, we repurchased 74,760 common shares from our employees to satisfy minimum tax withholding requirements upon the vesting of restricted stock issued under the 2006 Equity Incentive Plan. We issued 203,206 shares out of treasury stock under our share-based compensation programs. Of these shares issued, 48,706 shares were to satisfy phantom stock unit vestings for two members of the Board of Directors whose units vested upon their respective departures from the Board of Directors.

During the nine months ended June 30, 2012, we repurchased 34,578 common shares from our employees to satisfy minimum tax withholding requirements upon the vesting of restricted stock issued under the 2006 Equity

INTEGRATED ELECTRICAL SERVICES, INC.

Notes to Consolidated Financial Statements

(All Amounts in Thousands Except Share Amounts)

Incentive Plan, and 27,242 unvested shares were forfeited by former employees and returned to treasury stock. We issued 100,000 shares out of treasury stock under our share-based compensation programs.

Restricted Stock

Restricted Stock Awards:

Fiscal Year	Shares Granted	Weighted Average Fair Value at Date of Grant	Vested	Forfeitures	Shares Outstanding	Expense recognized through June 30, 2013
2008	101,650	$19.17	85,750	15,900	—	$1,779
2009	185,100	$8.71	146,400	38,700	—	$1,344
2010	225,486	$3.64	148,047	77,439	—	$495
2011	320,000	$3.39	161,049	77,205	81,746	$661
2012	107,500	$2.07	33,334	—	74,166	$123
2013	12,500	$5.00	—	—	12,500	$14

During the nine months ended June 30, 2013 and 2012, we recognized $275 and $405, respectively, in compensation expense related to these restricted stock awards. At June 30, 2013, the unamortized compensation cost related to outstanding unvested restricted stock was $298. We expect to recognize $92 of this unamortized compensation expense during the remaining three months of our 2013 fiscal year and $206 thereafter. A summary of restricted stock awards for the years ended September 30, 2013, 2012 and 2011 is provided in the table below:

	Years Ended September 30,
	2013	2012	2011
Unvested at beginning of year	257,826	376,200	352,086
Granted	12,500	107,500	320,000
Vested	(101,914)	(192,973)	(165,628)
Forfeited	—	(32,901)	(130,258)

Unvested at end of year	168,412	257,826	376,200

All the restricted shares granted under the 2006 Equity Incentive Plan (vested or unvested) participate in dividends issued to common shareholders, if any.

Phantom Stock Units

Phantom stock units (“PSUs”) are primarily granted to the members of the Board of Directors as part of their overall compensation. These PSUs are paid via unrestricted stock grants to each director upon their departure from the Board of Directors. We record compensation expense for the full value of the grant on the date of grant. For the nine months ended June 30, 2013 and 2012, we recognized $266 and $34, respectively in compensation expense related to these grants. Two directors departed the Board of Directors during the nine months ended June 30, 2013, resulting in an immediate vesting of 48,706 PSUs.

From time to time, PSUs are granted to employees. These PSUs are paid via unrestricted stock grants to each employee upon the satisfaction of the grant terms. We record compensation expense for the PSUs granted to

INTEGRATED ELECTRICAL SERVICES, INC.

Notes to Consolidated Financial Statements

(All Amounts in Thousands Except Share Amounts)

employees over the grant vesting period. For the nine months ended June 30, 2013 and 2012, we recognized $363 and zero, respectively, in compensation expense related to these grants.

Stock Options

We utilize a binomial option pricing model to measure the fair value of stock options granted. Our determination of fair value of share-based payment awards on the date of grant using an option-pricing model is affected by our stock price as well as assumptions regarding a number of highly complex and subjective variables. These variables include, but are not limited to, our expected stock price volatility over the term of the awards, the risk-free rate of return, and actual and projected employee stock option exercise behaviors. The expected life of stock options is not considered under the binomial option pricing model that we utilize. The assumptions used in the fair value method calculation for the years ended September 30, 2013, 2012 and 2011 are disclosed in the following table:

	Years Ended September 30,
	2013	2012		2011
Weighted average value per option granted during the period	$3.43	$	N/A	$2.05
Dividends (1)	$—	$	N/A	$—
Stock price volatility (2)	66.6%		N/A	69.9%
Risk-free rate of return	0.9%		N/A	1.9%
Option term	10.0 years		N/A	10.0 years
Expected life	6.0 years		N/A	6.0 years
Forfeiture rate (3)	10.0%		N/A	0.0%

(1)	We do not currently pay dividends on our common stock.
(2)	Based upon the Company’s historical volatility.
(3)	The forfeiture rate for the 2011 options was assumed on the date of grant to be zero based on the limited number of employees who have been awarded stock options. The forfeiture rate for the 2013 options was for a larger number of employees, and based on historical data.

Stock-based compensation expense recognized during the period is based on the value of the portion of the share-based payment awards that is ultimately expected to vest during the period. Stock-based compensation expense recognized in the Consolidated Statements of Comprehensive Income is based on awards ultimately expected to vest. We estimate our forfeitures at the time of grant and revise, if necessary, in subsequent periods if actual forfeitures differ from those estimates.

INTEGRATED ELECTRICAL SERVICES, INC.

Notes to Consolidated Financial Statements

(All Amounts in Thousands Except Share Amounts)

The following table summarizes activity under our stock option plans.

		Weighted Average
	Shares	Exercise Price
Outstanding, September 30, 2010	158,500	$18.66
Options granted	20,000	3.24
Exercised	—	—
Forfeited and Cancelled	(158,500)	18.66

Outstanding, September 30, 2011	20,000	$3.24
Options granted	—	—
Exercised	—	—
Forfeited and Cancelled	—	—

Outstanding, September 30, 2012	20,000	$3.24

Options granted	150,000	5.76
Exercised	—	—
Forfeited and Cancelled	—	—

Outstanding, June 30, 2013	170,000	$5.46

The following table summarizes options outstanding and exercisable at June 30, 2013:

Range of Exercise Prices	Outstanding as of June 30, 2013	Remaining Contractual Life in Years	Weighted- Average Exercise Price	Exercisable as of June 30, 2013	Weighted- Average Exercise Price
$3.24	20,000	8.05	$3.24	6,667	$3.24
$5.76	150,000	9.83	$5.76	—	$—

	170,000		$5.46	6,667	$3.24

Our 2011 options vest over a three-year period at a rate of one-third per year upon the annual anniversary date of the grant. Our 2013 options cliff vest at the end of a two year period ending at the anniversary date of the grant. All options expire ten years from the grant date if they are not exercised. Upon exercise of stock options, it is our policy to first issue shares from treasury stock, then to issue new shares. Unexercised stock options expire July 2021 and May 2023.

During the nine months ended June 30, 2013 and 2012, we recognized $49 in compensation expense related to these awards. At June 30, 2013, the unamortized compensation cost related to outstanding unvested stock options was $439. We expect to recognize $61 of this unamortized compensation expense during the remaining three months of our 2013 fiscal year, and $378 thereafter.

The intrinsic value of stock options outstanding and exercisable was $39 and zero at June 30, 2013 and 2012, respectively. The intrinsic value is calculated as the difference between the fair value as of the end of the period and the exercise price of the stock options.

INTEGRATED ELECTRICAL SERVICES, INC.

Notes to Consolidated Financial Statements

(All Amounts in Thousands Except Share Amounts)

8. SECURITIES AND EQUITY INVESTMENTS

Investment in EnerTech

In April 2000, we committed to invest up to $5,000 in EnerTech. As of September 30, 2009, we fulfilled our $5,000 investment under this commitment. As our investment is 2.21% of the overall ownership in EnerTech at June 30, 2013 and September 30, 2012, we account for this investment using the cost method of accounting. EnerTech’s investment portfolio from time to time results in unrealized losses reflecting a possible, other-than-temporary, impairment of our investment.

The following table presents the reconciliation of the carrying value and unrealized gains to the fair value of the investment in EnerTech as of June 30, 2013 and September 30, 2012:

	June 30,	September 30,
	2013	2012
Carrying value	$919	$919
Unrealized gains	128	69

Fair value	$1,047	$988

At each reporting date, the Company performs evaluations of impairment for this investment to determine if any unrealized losses are other-than-temporary. This evaluation considers a number of factors including, but not limited to, the length of time and extent to which the fair value has been less than cost, the financial condition and near term prospects of the issuer and management’s ability and intent to hold the securities until fair value recovers. The assessment of the ability and intent to hold these securities to recovery focuses on liquidity needs, asset and liability management objectives and securities portfolio objectives. Based on the results of this evaluation, we believe the unrealized gain at June 30, 2013 indicated our investment was not impaired. As of June 30, 2013 and September 30, 2012, the carrying value of this investment was $919. See Note 1, “Business” in the Notes to these Consolidated Financial Statements for related disclosures relative to fair value measurements.

In June 2012, we received a distribution from Enertech of $84, which was applied as a reduction in the carrying value of the investment.

On December 31, 2012, EnerTech’s general partner, with the consent of the fund’s investors, extended the fund through December 31, 2013. The fund will terminate on this date unless extended by the fund’s valuation committee. The fund may be extended for another one-year period through December 31, 2014 with the consent of the fund’s valuation committee.

9. EMPLOYEE BENEFIT PLANS

401(k) Plan

In November 1998, we established the Integrated Electrical Services, Inc. 401(k) Retirement Savings Plan (the “401(k) Plan”). All full-time IES employees are eligible to participate on the first day of the month subsequent to completing sixty days of service and attaining age twenty-one. On February 1, 2013, we reinstated the employer match portion of the 401(k) plan. Participants become vested in our matching contributions following three years of service.

INTEGRATED ELECTRICAL SERVICES, INC.

Notes to Consolidated Financial Statements

(All Amounts in Thousands Except Share Amounts)

Executive Savings Plan

Under the Executive Deferred Compensation Plan adopted on July 1, 2004 (the “Executive Savings Plan”), certain employees are permitted to defer a portion (up to 75%) of their base salary and/or bonus for a Plan Year. The Compensation Committee of the Board of Directors may, in its sole discretion, credit one or more participants with an employer deferral (contribution) in such amount as the Committee may choose (“Employer Contribution”). The Employer Contribution, if any, may be a fixed dollar amount, a fixed percentage of the participant’s compensation, base salary, or bonus, or a “matching” amount with respect to all or part of the participant’s elective deferrals for such plan year, and/or any combination of the foregoing as the Committee may choose.

Post Retirement Benefit Plans

Certain individuals at one of the Company’s locations are entitled to receive fixed annual payments that reach a maximum amount, as specified in the related agreements, for a ten year period following retirement or, in some cases, the attainment of 62 years of age. We recognize the unfunded status of the plan as a non-current liability in our Consolidated Balance Sheet. Benefits vest 50% after ten years of service, which increases by 10% per annum until benefits are fully vested after 15 years of service. We had an unfunded benefit liability of $830 and $802 recorded as of June 30, 2013 and 2012, respectively.

10. FAIR VALUE MEASUREMENTS

Fair Value Measurement Accounting

Fair value is considered the price to sell an asset, or transfer a liability, between market participants on the measurement date. Fair value measurements assume that the asset or liability is (1) exchanged in an orderly manner, (2) the exchange is in the principal market for that asset or liability, and (3) the market participants are independent, knowledgeable, able and willing to transact an exchange. Fair value accounting and reporting establishes a framework for measuring fair value by creating a hierarchy for observable independent market inputs and unobservable market assumptions and expands disclosures about fair value measurements. Considerable judgment is required to interpret the market data used to develop fair value estimates. As such, the estimates presented herein are not necessarily indicative of the amounts that could be realized in a current exchange. The use of different market assumptions and/or estimation methods could have a material effect on the estimated fair value.

We estimate the fair value of our interest rate swap agreement with Wells Fargo to be $19 at June 30, 2013, using Level 2 inputs, including an estimated market valuation from Wells Fargo Bank.

We estimate the fair value of the contingent consideration to be $327 at June 30, 2013, using Level 3 inputs, including a discounted revenue projection. The fair value of this contingent liability will vary depending on actual revenues earned.

INTEGRATED ELECTRICAL SERVICES, INC.

Notes to Consolidated Financial Statements

(All Amounts in Thousands Except Share Amounts)

Financial assets and liabilities measured at fair value on a recurring basis as of June 30, 2013, are summarized in the following table by the type of inputs applicable to the fair value measurements:

	Total Fair Value	Quoted Prices (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable (Level 3)
Executive savings plan assets	$552	$552	$—	$—
Executive savings plan liabilities	(438)	(438)	—	—
Interest rate swap agreement	19	—	19	—
Contingent consideration agreement	(327)	—	—	(327)

Total	$(194)	$114	$19	$(327)

The table below presents a reconciliation of the fair value of our contingent consideration obligation, which uses significant unobservable inputs (level 3) (in thousands).

	Contingent Consideration Agreement	Total
Fair Value at September 2012	$—	$—
Issuances	665	665
Settlements	—	—
Adjustments to Fair Value	(338)	(338)

Fair Value at June 30, 2013	$327	$327

Below is a description of the inputs used to value the assets summarized in the preceding table:

Level 1 — Inputs represent unadjusted quoted prices for identical assets exchanged in active markets.

Level 2 — Inputs include directly or indirectly observable inputs other than Level 1 inputs such as quoted prices for similar assets exchanged in active or inactive markets; quoted prices for identical assets exchanged in inactive markets; and other inputs that are considered in fair value determinations of the assets.

Level 3 — Inputs include unobservable inputs used in the measurement of assets. Management is required to use its own assumptions regarding unobservable inputs because there is little, if any, market activity in the assets or related observable inputs that can be corroborated at the measurement date.

11. COMMITMENTS AND CONTINGENCIES

Legal Matters

From time to time we are a party to various claims, lawsuits and other legal proceedings that arise in the ordinary course of business. We maintain various insurance coverages to minimize financial risk associated with these proceedings. None of these proceedings, separately or in the aggregate, are expected to have a material adverse effect on our financial position, results of operations or cash flows. With respect to all such proceedings, we record reserves when it is probable that a liability has been incurred and the amount of loss can be reasonably estimated. We expense routine legal costs related to these proceedings as they are incurred.

INTEGRATED ELECTRICAL SERVICES, INC.

Notes to Consolidated Financial Statements

(All Amounts in Thousands Except Share Amounts)

The following is a discussion of our significant legal matters:

Ward Transformer Site

One of our subsidiaries has been identified as one of more than 200 potentially responsible parties (“PRPs”) with respect to the clean-up of an electric transformer resale and reconditioning facility, known as the Ward Transformer Site, located in Raleigh, North Carolina. The facility built, repaired, reconditioned and sold electric transformers from approximately 1964 to 2005. We did not own or operate the facility but a subsidiary that we acquired in January 1999 is believed to have sent transformers to the facility during the 1990s. During the course of its operation, the facility was contaminated by Polychlorinated Biphenyls (“PCBs”), which also have been found to have migrated off the site. Based on our investigation to date, there is evidence to support our defense that our subsidiary contributed no PCB contamination to the site.

Four PRPs have commenced clean-up of on-site contaminated soils under an Emergency Removal Action pursuant to a settlement agreement and Administrative Order on Consent entered into between the four PRPs and the U.S. Environmental Protection Agency (“EPA”) in September 2005. We are not a party to that settlement agreement or Order on Consent. In April 2009, two of these PRPs, Carolina Power and Light Company and Consolidation Coal Company, filed suit against us and most of the other PRPs in the U.S. District Court for the Eastern District of North Carolina (Western Division) to contribute to the cost of the clean-up.

In addition to the on-site clean-up, the EPA has selected approximately 50 PRPs to which it sent a Special Notice Letter in late 2008 to organize the clean-up of soils off site and address contamination of groundwater and other miscellaneous off-site issues. We were not a recipient of that letter. On January 8, 2013, the EPA held a meeting to discuss potential settlement of its costs associated with the site. The meeting included a number of the defendants, as well as other PRPs not currently in the litigation. The Company was invited to attend this meeting and counsel for the Company attended. The EPA has notified all parties that they must indicate by March 15, 2013 whether they will participate in settlement discussions. This settlement is separate from the 2009 litigation filed by PRPs against the Company and others. The Company notified the EPA that it intends to participate in the settlement discussions. The Company also intends to present to the EPA the evidence developed in litigation to support the argument that the Company did not contribute PCB contamination to the site. The Company tendered a demand for indemnification to the former owner of the acquired corporation that may have transacted business with the facility. As of June 30, 2013, we have not recorded a reserve for this matter, as we believe the likelihood of our responsibility for damages is not probable and a potential range of exposure is not estimable.

Hamilton Wage and Hour

On August 29, 2012, the Company was served with a wage and hour suit seeking class action certification. On December 4, 2012, the Company was served with a second suit, which included the same allegations but different named plaintiffs. On June 24, 2013, the Company was served with a third lawsuit, again alleging the same claims but with different plaintiffs. Each of these cases is among several others filed by Plaintiffs’ attorney against contractors working in the Port Arthur, Texas Motiva plant on various projects over the last few years. The claims are based on alleged failure to compensate for time spent bussing to and from the plant, donning safety wear and other activities. It does not appear the Company will face significant exposure for any unpaid wages. In a separate earlier case based on the same allegations, a federal district court ruled that the time spent traveling on the busses is not compensable. In early January 2013, the U.S. Court of Appeals for the Fifth Circuit upheld the district court’s ruling finding no liability for wages for time spent bussing into the facility. Our investigation indicates that all other activities alleged either were inapplicable to the Company’s employees or took place during times for which the Company’s employees were compensated. We have filed responsive

INTEGRATED ELECTRICAL SERVICES, INC.

Notes to Consolidated Financial Statements

(All Amounts in Thousands Except Share Amounts)

pleadings and, following initial discovery, will seek dismissal of the case through summary judgment. As of June 30, 2013, we have not recorded a reserve for this matter, as we believe the likelihood of our responsibility for damages is not probable and a potential range of exposure is not estimable.

Risk-Management

We retain the risk for workers’ compensation, employer’s liability, automobile liability, general liability and employee group health claims, resulting from uninsured deductibles per accident or occurrence which are subject to annual aggregate limits. Our general liability program provides coverage for bodily injury and property damage. Losses up to the deductible amounts are accrued based upon our known claims incurred and an estimate of claims incurred but not reported. As a result, many of our claims are effectively self-insured. Many claims against our insurance are in the form of litigation. At June 30, 2013, we had $3,858 accrued for insurance liabilities. We are also subject to construction defect liabilities, primarily within our Residential segment. As of June 30, 2013, we had $543 reserved for these claims.

Some of the underwriters of our casualty insurance program require us to post letters of credit as collateral. This is common in the insurance industry. To date, we have not had a situation where an underwriter has had reasonable cause to effect payment under a letter of credit. At June 30, 2013, $6,852 of our outstanding letters of credit were utilized to collateralize our insurance program.

Surety

Many customers, particularly in connection with new construction, require us to post performance and payment bonds issued by a surety. Those bonds provide a guarantee to the customer that we will perform under the terms of our contract and that we will pay our subcontractors and vendors. If we fail to perform under the terms of our contract or to pay subcontractors and vendors, the customer may demand that the surety make payments or provide services under the bond. We must reimburse the sureties for any expenses or outlays they incur on our behalf. To date, we have not been required to make any reimbursements to our sureties for bond-related costs.

As is common in the surety industry, sureties issue bonds on a project-by-project basis and can decline to issue bonds at any time. We believe that our relationships with our sureties will allow us to provide surety bonds as they are required. However, current market conditions, as well as changes in our sureties’ assessment of our operating and financial risk, could cause our sureties to decline to issue bonds for our work. If our sureties decline to issue bonds for our work, our alternatives would include posting other forms of collateral for project performance, such as letters of credit or cash, seeking bonding capacity from other sureties, or engaging in more projects that do not require surety bonds. In addition, if we are awarded a project for which a surety bond is required but we are unable to obtain a surety bond, the result can be a claim for damages by the customer for the costs of replacing us with another contractor.

As of June 30, 2013, the estimated cost to complete our bonded projects was approximately $49,522. We evaluate our bonding requirements on a regular basis, including the terms offered by our sureties. We believe the bonding capacity presently provided by our current sureties is adequate for our current operations and will be adequate for our operations for the foreseeable future. As of June 30, 2013, we had cash totaling $999 to collateralize our obligations to certain of our previous sureties (as is included in Other Non-Current Assets in our Consolidated Balance Sheet). Posting letters of credit in favor of our sureties reduces the borrowing availability under our 2012 Credit Facility.

On May 7, 2013, the Company and certain of its current and future subsidiaries and affiliates entered into a new agreement of indemnity (the “Surety Agreement”) with certain entities affiliated with Suremerica Surety

INTEGRATED ELECTRICAL SERVICES, INC.

Notes to Consolidated Financial Statements

(All Amounts in Thousands Except Share Amounts)

Underwriting Services, LLC (“Suremerica”). Pursuant to the Surety Agreement, we have agreed to assign to Suremerica, among other things, as collateral to secure our obligations under the Surety Agreement, our rights, title and interest in, and all accounts receivable and related proceeds arising pursuant to, any contract bonded by Suremerica on our behalf. Further, under the Surety Agreement, we have also agreed that, upon written demand, we will deposit with Suremerica, as additional collateral, an amount determined by Suremerica to be sufficient to discharge any claim made against Suremerica on a bond issued on our behalf.

Other Commitments and Contingencies

Some of our customers and vendors require us to post letters of credit as a means of guaranteeing performance under our contracts and ensuring payment by us to subcontractors and vendors. If our customer has reasonable cause to effect payment under a letter of credit, we would be required to reimburse our creditor for the letter of credit. At June 30, 2013, $200 of our outstanding letters of credit were to collateralize our vendors.

On January 9, 2012, we entered into a settlement agreement with regard to $2,000 of collateral held by a surety who previously issued construction payment and performance bonds for us. The agreement called for a total settlement of $2,200 to be paid in monthly installments through February 2013. We received installments totaling $175 through April 2012; however, the surety then failed to make any payments from April 2012 to August 2012. We filed a motion to enter judgment on the note, and then on August 7, 2012, reached a new payment agreement with the surety. The amended agreement provided for additional collateral and called for the total settlement amount of $2,025 ($2,200 less the $175 already received) to be paid in monthly installments beginning September 30, 2012 through July 2014 with an interest rate of 12%. The surety subsequently negotiated a postponement of the initial installment and began payments with $50 tendered on October 31, 2012 and a second payment of $50 tendered in early December 2012. The surety then requested another postponement and amendment to the payment agreement to modify payment dates based on the production rates of the surety’s investment in a coal mining operation. On January 2, 2013, the Company tendered a notice of default to the surety and its coal mining operations, which make up the additional collateral negotiated in the first amendment to the settlement agreement. Given the surety’s failure to make the payments due on December 31, 2012, and January 31, 2013, and its continued attempts to restructure the underlying settlement agreement, the Company concluded the collection of the receivable was not probable as of December 31, 2012, and recorded a reserve in the amount $1,725, bringing the receivable’s net carrying value to zero. The charge was recorded as other expense within our Consolidated Statements of Comprehensive Income and the reserve was recorded within our current assets within the Consolidated Balance Sheet.

On March 8, 2013, the Company issued a notice of acceleration of the promissory notes signed by the two mining companies which formed the collateral supporting the amended payment agreement, and then filed suit a week later to enforce the acceleration. On April 17, 2013, the Company filed the necessary documents to domesticate the agreed judgment against the surety in Virginia. Following these two actions, the surety proposed a new payment agreement. After negotiations, the Company entered an amended agreement with all defendants in exchange for payment of $300, which was received on June 24, 2013. The amended agreement provides for additional monthly installments, with final payment due June 30, 2014. The first two such installments, totaling in aggregate $100, were received in full following June 30, 2013. If the defendants default on any further installments under the agreement, the Company will move forward with the collection activities that led to the June amendment and payment. The extent of recovery of the remaining balance, if any, cannot be determined. However, the possibility of a partial or full recovery exists as IES aggressively pursues the collection of the collateral. We have classified the $300 received in June 2013 as other income within our Consolidated Statements of Comprehensive Income. Additionally, any subsequent recovery will be included in other income.

INTEGRATED ELECTRICAL SERVICES, INC.

Notes to Consolidated Financial Statements

(All Amounts in Thousands Except Share Amounts)

Between October 2004 and September 2005, we sold all or substantially all of the assets of certain of our wholly-owned subsidiaries. As these sales were assets sales, rather than stock sales, we may be required to fulfill obligations that were assigned or sold to others, if the purchaser is unwilling or unable to perform the transferred liabilities. If this were to occur, we would seek reimbursement from the purchasers. These potential liabilities will continue to diminish over time. To date, we have not been required to perform on any projects sold under this divestiture program.

From time to time, we may enter into firm purchase commitments for materials such as copper or aluminum wire which we expect to use in the ordinary course of business. These commitments are typically for terms less than one year and require us to buy minimum quantities of materials at specific intervals at a fixed price over the term. As of June 30, 2013, we had no such open purchase commitments.

12. DISCONTINUED OPERATIONS

In 2011, we initiated the closure of all or portions of our Commercial & Industrial and Communications facilities in Arizona, Florida, Iowa, Louisiana, Maryland, Massachusetts, Nevada and Texas. The closure of these facilities was a key aspect of our commitment to return the Company to profitability and selected based on their business prospects at that time and the extended time frame needed to return the facilities to a profitable position. We substantially concluded the closure of these facilities as of September 30, 2012. Results from operations of these facilities for the three and nine months ended June 30, 2013 and 2012 are presented in our Consolidated Statements of Comprehensive Income as discontinued operations.

The components of the results of discontinued operations for these facilities are as follows:

	Three Months Ended June 30,
	2013	2012
Revenues	$331	$3,172
Cost of services	467	4,449

Gross profit	(136)	(1,277)
Selling, general and administrative	87	569
(Gain) on sale of assets	—	(3)
Asset Impairment	200	—
Restructuring charge	(2)	153

Loss from discontinued operations	(421)	(1,996)
(Benefit) provision for income taxes	(8)	(33)

Net loss from discontinued operations	$(413)	$(1,963)

INTEGRATED ELECTRICAL SERVICES, INC.

Notes to Consolidated Financial Statements

(All Amounts in Thousands Except Share Amounts)

	Nine Months Ended June 30,
	2013	2012
Revenues	$1,393	$14,667
Cost of services	1,391	19,430

Gross profit	2	(4,763)
Selling, general and administrative	455	2,074
(Gain) loss on sale of assets	(1)	83
Asset Impairment	200	—
Restructuring charge	59	1,016

Loss from discontinued operations	(711)	(7,936)
(Benefit) provision for income taxes	(14)	185

Net loss from discontinued operations	$(697)	$(8,121)

Included in the Consolidated Balance Sheets at June 30, 2013 and September 30, 2012 are the following major classes of assets and liabilities associated with discontinued operations:

	June 30,	September 30,
	2013	2012
Assets of discontinued operations	$2,434	$6,127
Liabilities of discontinued operations	$864	$3,005

13. BUSINESS COMBINATION

Acquisition of Assets from the Acro Group

On February 8, 2013, IES Renewable Energy, LLC (“IES Renewable”), an indirect wholly-owned subsidiary of the Company, entered into an Asset Purchase Agreement with a group of entities operating under the name of the Acro Group: Residential Renewable Technologies, Inc., Energy Efficiency Solar, Inc. and Lonestar Renewable Technologies Acquisition Corp. (collectively, the “Acro Group”). Pursuant to the terms of the Asset Purchase Agreement, the Company agreed to acquire certain assets in connection with the Acro Group’s turn-key residential solar integration business (the “Acquired Assets”). The Acquired Assets include, but are not limited to, assets relating to the Acro Group’s solar installation sales and marketing platform and the backlog of contracts entered into by the Acro Group with residential solar customers, which provide for the payment of sales and marketing fees in connection with the sale, installation and third-party financing of residential solar equipment. The transaction closed on February 15, 2013 (the “Closing Date”).

Following consummation of the transaction, IES Residential, Inc. (“IES Residential”), a wholly-owned subsidiary of the Company, began offering full-service residential solar integration services, including design, procurement, permitting, installation, financing services through third parties and warranty services for residential customers. IES Residential had previously provided solar installation subcontracting services to the Acro Group, and as of February 8, 2013, was owed $3,800 for subcontracting services provided up to that date (such balance, as of the day prior to the Closing Date, the “Accounts Receivable Balance”).

Total consideration received by the Acro Group for the Acquired Assets consists of (i) IES Residential’s release of the Accounts Receivable Balance, (ii) payment by IES Renewable to the Acro Group of a percentage of future gross revenue generated from the Acquired Assets in an amount not to exceed $2,000 over the 12-month period beginning the first full month following the Closing Date, subject to certain reductions as described in the Asset

INTEGRATED ELECTRICAL SERVICES, INC.

Notes to Consolidated Financial Statements

(All Amounts in Thousands Except Share Amounts)

Purchase Agreement, and (iii) $828 representing amounts paid by IES Residential, to the Acro Group to fund certain of its operating expenses between January 4, 2013 and the Closing Date.

Purchase Price and Fair Value of Assets Acquired and Liabilities Assumed

The Company accounted for the Transaction under the acquisition method of accounting, which requires recording assets and liabilities at fair value (Level 3). These level 3 fair value assessments were measured based on a third party valuation, utilizing methodologies including discounted cash flow, replacement cost, and excess earnings, which are subject to finalization. The total estimated purchase price was allocated to the tangible assets and separately identifiable intangible assets acquired and liabilities assumed based on their preliminary estimated fair values on the Closing Date.

The valuations derived from estimated fair value assessments and assumptions used by management are preliminary. While management believes that its preliminary estimates and assumptions underlying the valuations are reasonable, different estimates and assumptions could result in different values being assigned to individual assets acquired and liabilities assumed. The final valuations are pending appraisal valuations of certain tangible and intangible assets acquired, such as property, plant and equipment and technology assets, which may result in adjustments to the preliminary amounts recorded and goodwill, which could be material. The preliminary valuation on the Closing Date was as follows:

(In thousands, except exchange ratio and per share amounts)

IES receivable from the Acro Group as of December 31, 2012 (a)	$2,263
IES deferred cost recorded in connection with transactions with Acro Group between January 1, 2013 and February 15, 2013	1,042
Cash purchase consideration	828
Fair value of contingent consideration (b)	665

Total consideration transferred	$4,798

(a)	As of the Closing Date, IES had a receivable from the Acro Group from past transactions between the two companies. This receivable was forgiven by IES as a portion of the consideration paid to acquire the Acro Group assets and liabilities.
(b)	The contingent consideration is based on a formula of the Acro Group’s revenue for the first 12 months after February 15, 2013, with a maximum and minimum amount payable by IES.

INTEGRATED ELECTRICAL SERVICES, INC.

Notes to Consolidated Financial Statements

(All Amounts in Thousands Except Share Amounts)

Total estimate of consideration expected to be transferred	$4,798
Allocation to fair value of net assets acquired and liabilities assumed:
Trade receivables	$318
Prepaid commissions	46
Inventory	16
Property and equipment	40
Order backlog	350
Covenant not-to-complete	140
Developed technology	400
Goodwill (c)	4,184
Vacation payable	(26)
Customer incentive payable	(70)
Deferred revenue	(600)

Fair Value of Net Assets Acquired:	$4,798

(c)	The goodwill is attributable to the workforce of the acquired business and other intangibles that do not qualify for separate recognition.

The Acro Group Results of Operations

From February 15, 2013 through June 30, 2013, the Company’s acquisition of the assets of the Acro Group contributed $607 of revenue and a net loss of $628, inclusive of $329 of amortization related to intangible assets acquired and $339 of other income due to a reduction to the fair value of contingent consideration. Intangible assets acquired are being amortized over the average useful life of 2.5 years. These amounts are included in the Company’s accompanying statement of comprehensive income for the period ended June 30, 2013. The results of the acquired assets of the Acro Group are included in the Residential segment.

Supplemental Pro Forma Financial Information

The following unaudited pro forma information gives effect to the transaction as if it had occurred on October 1, 2011. The unaudited pro forma financial information reflects certain adjustments related to the acquisition, such as (1) to record incremental depreciation expense in connection with fair value adjustments to property and equipment, (2) incremental amortization expense in connection with recording acquired identifiable intangible assets at fair value, (3) to eliminate the impact of historical transactions between IES and the Acro Group that would have been treated as intercompany transactions had the companies been consolidated, and (4) to record the related tax effects. The unaudited pro forma financial information also includes the effect of certain non-recurring items as of October 1, 2011 such as $187 in acquisition related costs incurred during the nine months ended June 30, 2013. The unaudited pro forma financial statements include these acquisition related costs as if they had been incurred on October 1, 2011. The unaudited pro forma financial information is for illustrative purposes only and should not be relied upon as being indicative of the historical results that would have been obtained if the transaction had actually occurred on that date, nor the results of operations in the future.

INTEGRATED ELECTRICAL SERVICES, INC.

Notes to Consolidated Financial Statements

(All Amounts in Thousands Except Share Amounts)

The supplemental pro forma results of operations for the three and nine months ended June 30, 2013 and 2012, as if the assets of the Acro Group had been acquired on October 1, 2011, are as follows:

	Unaudited
	Three Months Ended	Three Months Ended	Nine Months Ended	Nine Months Ended
	June 30, 2013	June 30, 2012	June 30, 2013	June 30, 2012
Revenues	$122	$118	$374	$339
Net loss from continuing operations	$(515)	$(1,978)	$(2,915)	$(6,439)

14. DERIVATIVE INSTRUMENTS

On March 1, 2013, we entered into an interest rate swap agreement with Wells Fargo in conjunction with our Wells Fargo Term Loan to hedge interest rate risk. Borrowings under the Wells Fargo Term Loan bear interest at a per annum rate equal to Daily Three Month LIBOR plus 6.00%. Our interest rate swap agreement bears interest of 1.00% less the per annum rate equal to Daily Three Month LIBOR, thus mitigating the interest rate risk associated with the Daily Three Month LIBOR and ensuring a fixed rate of 7.00% per annum for borrowings under the Wells Fargo Term Loan.

Our derivative instrument is held at fair value on our consolidated balance sheet. Related cash flows are recorded as operating activities on the consolidated statement of cash flows. Gains and losses related to this derivative instrument will be recognized within other comprehensive income. As of June 30, 2013, the interest rate swap agreement was 100% effective, as interest for both the Wells Fargo Term Loan and interest rate swap agreement is calculated utilizing the Daily Three Month LIBOR rate.

The following table presents the gross fair value of our interest rate swap derivative, and the line items where it appears on our consolidated balance sheet:

	June 30,	September 30,
	2013	2012
Assets
Prepaid expenses and other current assets	$19	$—
Stockholder’s equity
Accumulated other comprehensive income	$19	$—

15. SUBSEQUENT EVENTS

The MISCOR Transaction

On March 13, 2013, the Company entered into the Merger Agreement with MISCOR pursuant to which IES and MISCOR agreed that, subject to the satisfaction of certain closing conditions (including the approval by each company’s stockholders), MISCOR will merge with and into IES as a direct, wholly-owned subsidiary of IES. The transaction is currently expected to close in September 2013. The Merger Agreement provides for the exchange of MISCOR common stock for the right to receive IES common stock, cash, or IES common stock and cash. However, the maximum cash consideration paid to MISCOR shareholders is limited to 50% of the total merger consideration.

INTEGRATED ELECTRICAL SERVICES, INC.

Notes to Consolidated Financial Statements

(All Amounts in Thousands Except Share Amounts)

Upon completion of the Merger, the net debt of MISCOR (“MISCOR debt”), as defined in the Merger Agreement, will be retired. Total merger consideration payable to MISCOR shareholders, as defined within the Merger Agreement, is $24,000, less MISCOR debt. However, the Merger Agreement provides for a maximum and minimum IES stock value (collectively the “Collar”). To the extent the value ascribed to IES common stock falls outside the Collar, the merger consideration, as defined within the Merger Agreement, will not equal $24,000. Additionally, the Merger Agreement ascribes certain values to IES common stock, and the MISCOR debt, which may not be equal to the values at closing. As such, total merger consideration will not equal the merger consideration as defined within the Merger Agreement. The differences between the values of IES common stock and MISCOR debt, as measured by the Merger Agreement, and as of the closing date will impact the final merger consideration as follows:

MISCOR debt

•	If MISCOR debt as measured by the Merger Agreement is higher than MISCOR debt as of the closing date, merger consideration will decrease; or

•	If MISCOR debt as measured by the Merger Agreement is lower than MISCOR debt as of the closing date, merger consideration will increase.

Collar

•	If IES stock value, as defined within the Merger Agreement, is higher than the Collar, merger consideration will increase; or

•	If IES stock value, as defined within the Merger Agreement, is lower than the Collar, merger consideration will decrease.

IES common stock

•	If IES stock value, as defined within the Merger Agreement, is greater than the stock value upon closing, merger consideration will decrease; or

•	If IES stock value, as defined within the Merger Agreement, is less than the stock value upon closing, merger consideration will increase.

Commitment Letter for Acquisition Term Loan

IES’ obligation to complete the Merger is not conditioned upon its obtaining financing. The Company expects, however, to obtain financing for some or all of the cash component of the merger consideration, the repayment of outstanding MISCOR debt and the transaction expenses associated with the Merger (the “Merger Payments”). On April 10, 2013, the Company entered into a commitment letter with Wells Fargo, pursuant to which Wells Fargo committed to provide the Company, subject to the satisfaction of certain conditions, a new amortizing term loan in a principal amount of up to $14,000 (as amended on July 10, 2013, the “Acquisition Term Loan”) under the 2012 Credit Facility in order to finance the Merger Payments. For a description of the 2012 Credit Facility, please see Note 4, “Debt – The Revolving Credit Facility” in the Notes to these Consolidated Financial Statements.

INTEGRATED ELECTRICAL SERVICES, INC.

Notes to Consolidated Financial Statements

(All Amounts in Thousands Except Share Amounts)

Upon entering into the commitment letter, IES incurred an amendment fee in the amount of $37.5. The Acquisition Term Loan, which will mature on August 9, 2016, will be fully reserved from availability under the 2012 Credit Facility and will be subject to principal reduction on a 48-month straight-line amortization. The Acquisition Term Loan will bear interest at a per annum rate equal to the average Daily Three Month LIBOR plus 5.00% for the first year; thereafter, the margin will be determined based on the following grid:

Average Liquidity	LIBOR Spread
≤ $20,000	5.00%
≥ $20,000 but < $30,000	4.50%
≥ $30,000	4.00%

Proceeds of the Acquisition Term Loan may be used only to (i) fund Merger Payments, (ii) refinance IES’ existing $5,000 term loan under the 2012 Credit Facility, and (iii) as otherwise may be permitted by Wells Fargo. Except as specified in the Acquisition Term Loan, all other terms, conditions and provisions of the Acquisition Term Loan shall be as set forth in the Credit and Security Agreement for the 2012 Credit Facility.

MISCOR GROUP, LTD.

Report of Independent Registered Public Accounting Firm

Board of Directors and Stockholders

MISCOR Group, Ltd. and Subsidiaries

Massillon, Ohio

We have audited the accompanying consolidated balance sheets of MISCOR Group, Ltd. and Subsidiaries as of December 31, 2012 and 2011 and the related consolidated statements of income, stockholders’ equity, and cash flows for the years then ended. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of MISCOR Group, Ltd. and Subsidiaries as of December 31, 2012 and 2011, and the results of its operations and its cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America.

/s/ BDO USA, LLP

Kalamazoo, Michigan

March 15, 2013

MISCOR GROUP, LTD. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(Amounts in thousands, except share data)

	December 31,	December 31,
	2012	2011
ASSETS
CURRENT ASSETS
Accounts receivable, net of allowance for doubtful accounts of $9 and $136, respectively	$6,526	$5,664
Inventories	5,767	6,173
Other current assets	922	673

Total current assets	13,215	12,510
PROPERTY AND EQUIPMENT, net	4,935	5,460
OTHER ASSETS
Customer relationships, net	5,764	6,150
Deferred income taxes	1,942	—
Technical library, net	522	555
Deposits and other assets	67	109

Total other assets	8,295	6,814

Total assets	$26,445	$24,784

LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES
Revolving credit line	$3,722	$2,439
Current portion of long-term debt	1,478	431
Current portion of long-term debt, officers and affiliates	—	1,053
Accounts payable	3,336	4,051
Accrued expenses and other current liabilities	1,293	1,786

Total current liabilities	9,829	9,760
LONG-TERM LIABILITIES
Long-term debt, less current portion	2,029	1,611
Long-term debt, officers and affiliates, less current portion	—	2,930

Total long-term liabilities	2,029	4,541

Total liabilities	11,858	14,301
Commitments and contingencies
STOCKHOLDERS’ EQUITY
Preferred stock, no par value; 800,000 shares authorized; no shares issued and outstanding	—	—
Common stock, no par value; 30,000,000 shares authorized; 11,807,826 and 11,785,826, shares issued, repsectively, and 11,683,987 and 11,785,826 shares outstanding, respectively	59,346	59,344
Treasury stock, 123,839 and 0 shares, at cost, respectively	(74)	—
Accumulated deficit	(44,685)	(48,861)

Total stockholders’ equity	14,587	10,483

Total liabilities and stockholders’ equity	$26,445	$24,784

The accompanying notes are an integral part of these consolidated financial statements.

MISCOR GROUP, LTD. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME

(Amounts in thousands, except share and per share data)

	Years ended December 31,
	2012	2011
REVENUES
Service revenue	$27,990	$30,651
Product sales	21,712	15,236

Total revenues	49,702	45,887
COST OF REVENUES
Cost of service revenue	24,262	24,884
Cost of product sales	13,570	11,559

Total cost of revenues	37,832	36,443

GROSS PROFIT	11,870	9,444
SELLING, GENERAL AND ADMINISTRATIVE EXPENSES	8,796	8,247

INCOME FROM OPERATIONS	3,074	1,197
OTHER (INCOME) EXPENSE
Interest expense	737	969
Other expense (income)	24	(426)

Total other expense	761	543

NET INCOME BEFORE INCOME TAX BENEFIT	2,313	654
Income tax benefit	(1,863)	—

NET INCOME	$4,176	$654

BASIC INCOME PER COMMON SHARE	$0.35	$0.06

BASIC WEIGHTED AVERAGE NUMBER OF COMMON SHARES OUTSTANDING	11,785,750	11,785,826

DILUTED INCOME PER COMMON SHARE	$0.35	$0.06

DILUTED WEIGHTED AVERAGE NUMBER OF COMMON SHARES OUTSTANDING	12,050,500	11,785,826

The accompanying notes are an integral part of these consolidated financial statements.

MISCOR GROUP, LTD. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY

(Amounts in thousands, except share data)

	Outstanding	Common	Treasury	Accumulated
	Shares	Stock	Stock	DefIcit	Total
Balances, December 31, 2010	11,785,826	$59,344	$—	$ (49,515)	$9,829
Income—2011	—	—	—	654	654

Balances, December 31, 2011	11,785,826	59,344	—	(48,861)	10,483
Stock based compensation	22,000	2	—	—	2
Purchase of treasury stock	(123,839)	—	(74)	—	(74)
Income—2012	—	—	—	4,176	4,176

Balances, December 31, 2012	11,683,987	$59,346	$(74)	$(44,685)	$14,587

The accompanying notes are an integral part of these consolidated financial statements.

MISCOR GROUP, LTD. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(Amounts in thousands, except share and per share data)

	Year Ended December 31,
	2012	2011
OPERATING ACTIVITIES
Net income	$4,176	$654
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	1,665	2,024
Deferred income tax credit	(1,942)	—
Stock-based compensation	2	—
Bad debt provision (recovery)	(71)	58
(Gain) loss on sale of equipment	13	(15)
Changes in operating assets and liabilities:
Accounts receivable	(791)	886
Inventories	406	(243)
Other current assets	(249)	(4)
Deposits and other non-current assets	50	(3)
Accounts payable	(715)	(509)
Accrued expenses and other current liabilities	(493)	(205)

Net cash provided by operating activities	2,051	2,643
INVESTING ACTIVITIES
Acquisition of property and equipment	(749)	(279)
Proceeds from disposal of property and equipment	15	18

Net cash utilized by investing activities	(734)	(261)
FINANCING ACTIVITIES
Payments on capital lease obligations	(33)	(32)
Short-term debt borrowings, net	1,283	(824)
Borrowings of long-term debt	2,500	1,072
Repayments of long-term debt	(4,985)	(2,548)
Purchase of treasury shares	(74)	—
Debt issuance costs paid	(8)	(50)

Net cash utilized by financing activities	(1,317)	(2,382)

CHANGE IN CASH	—	—
Cash, beginning of period	—	—

Cash, end of period	$—	$—

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:
Cash paid during the period for:
Interest	$726	$953

The accompanying notes are an integral part of these consolidated financial statements.

MISCOR GROUP, LTD AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

TWO YEARS IN THE PERIOD ENDED DECEMBER 31, 2012

(Amounts in thousands, except share and per share data)

NOTE A – BUSINESS OVERVIEW

MISCOR Group, Ltd. (“MISCOR”), an Indiana Corporation, was organized in April 2004 as a holding company for Magnetech Industrial Services, Inc. (“MIS”) and its wholly owned subsidiary Martell Electric, LLC. In 2006, Martell Electric, LLC became a wholly owned subsidiary of MISCOR. MISCOR, with its wholly-owned subsidiaries, is referred to as the “Company”.

MIS, an Indiana corporation, is an Industrial Services company which, through its seven operating facilities, provides maintenance and repair services to the electric motor industry, repairs and manufactures industrial lifting magnets, provides engineering and repair services for electrical power distribution systems within industrial plants and commercial facilities, provides on-site services related to all services offered by MIS, and provides custom and standardized training in the area of industrial maintenance.

Martell Electric, LLC, provided electrical contracting services to institutions and commercial businesses.

HK Engine Components (“HKEC”) is a diesel engine components business comprised of two operating facilities, manufactures and remanufactures power assemblies for large diesel engines used in the rail, marine and power industries. HKEC also engineers, manufactures and sell other related components parts for these large engines. HKEC customers include companies that use, manufacture or distribute diesel engines and related components for the railroad, utilities, maritime and offshore drilling industries.

The Company’s customers are primarily located throughout the United States of America. As of December 31, 2012, the Company operated from nine locations in Alabama, Indiana, Ohio, West Virginia, Maryland, and California.

NOTE B – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Principles of consolidation

The consolidated financial statements include the accounts of MISCOR and its wholly owned subsidiaries, MIS and HKEC. All significant intercompany balances and transactions have been eliminated.

Reclassifications

Certain amounts from the prior year financial statements have been reclassified to conform to the current year presentation.

Cash equivalents

The Company considers all highly liquid investments with maturities of three months or less from the purchase date to be cash equivalents. The Company did not have any cash equivalents at December 31, 2012 and 2011.

Concentration of credit risk

The Company maintains its cash and cash equivalents primarily in bank deposit accounts. The Federal Deposit Insurance Corporation insures these balances up to certain limits per bank. The Company has not experienced any losses on its bank deposits and management believes these deposits do not expose the Company to any significant credit risk.

MISCOR GROUP, LTD AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

TWO YEARS IN THE PERIOD ENDED DECEMBER 31, 2012

(Amounts in thousands, except share and per share data)

Accounts receivable and allowance for doubtful accounts

The Company carries accounts receivable at sales value less an allowance for doubtful accounts. The Company periodically evaluates accounts receivable and establishes an allowance for doubtful accounts based on a combination of specific customer circumstances, credit conditions and the history of write-offs and collections. The Company evaluates items on an individual basis when determining accounts receivable write-offs. The Company’s policy is not to charge interest on trade receivables after the invoice becomes past due. A receivable is considered past due if payment has not been received within agreed upon invoice terms.

The following is a summary of the allowance for doubtful accounts at December 31,

	2012	2011
Balance at beginning of year	$(136)	$(261)
Charges to expense/(recovery)	71	(58)
Deductions	56	183

Balance at end of year	$(9)	$(136)

Inventory

The Company values inventory at the lower of cost or market. Cost is determined by the first-in, first-out method. The Company periodically reviews its inventories and makes provisions as necessary for estimated obsolescence and slow-moving goods. The amount of such markdown is equal to the difference between cost of inventory and the estimated market value based upon assumptions about future demands, selling prices and market conditions.

Property and equipment

Property and equipment are stated at cost less accumulated depreciation. Depreciation is computed over the estimated useful lives of the related assets using the straight-line method. Useful lives of property and equipment are as follows:

Buildings	30 years
Leasehold improvements	Shorter of lease term or useful life
Machinery and equipment	5 to 10 years
Vehicles	3 to 5 years
Office and computer equipment	3 to 10 years

The Company performs reviews for impairment of property and equipment whenever events or changes in circumstances indicate that the carrying value of an asset may not be recoverable. An impairment loss is recognized when estimated future cash flows expected to result from the use of the asset and its eventual disposition are less than its carrying amount. When impairment is identified, the carrying amount of the asset is reduced to its estimated fair value. Assets to be disposed of are recorded at the lower of net book value or fair market value less cost to sell at the date management commits to a plan of disposal.

MISCOR GROUP, LTD AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

TWO YEARS IN THE PERIOD ENDED DECEMBER 31, 2012

(Amounts in thousands, except share and per share data)

Debt issue costs

Costs incurred by the Company to secure senior debt financing are capitalized and amortized, as a charge to interest expense, over the term of the related financing agreement (See Note F, Senior Credit Facility).

With new financing obtained during 2012, the Company wrote off $47 in amortization during 2012 related to the debt issue costs associated with the 2011 refinancing with Wells Fargo.

As of December 31, 2012 and 2011, debt issuance costs were $8 and $47, net of accumulated amortization of $0 and $3, respectively.

Other intangible assets

Other intangible assets, consisting mainly of customer relationships and a technical library, were all determined to have a definite life and are amortized over the shorter of the estimated useful life or contractual life of the these assets, which range from 15 to 20 years. These intangible assets are being amortized under the straight-line method. Intangible assets with definite useful lives are periodically reviewed to determine if facts and circumstances indicate that the useful life is shorter than originally estimated or that the carrying amount of assets may not be recoverable. If such facts and circumstances do exist, the recoverability of intangible assets is assessed by comparing the projected undiscounted net cash flows associated with the related asset or group of assets over their remaining lives against their respective carrying amounts. Impairments, if any, are based on the excess of the carrying amount over the fair value of those assets.

Revenue recognition

Revenue consists primarily of sales and service of industrial magnets, electric motors, electrical power distribution systems, and diesel power assemblies. Product sales revenue is recognized when products are shipped and both title and risk of loss transfer to the customer. Service revenue is recognized when all work is completed and the customer’s property is returned. For services to a customer’s property provided at the Company’s site, property is considered returned when the customer’s property is shipped back to the customer and risk of loss transfers to the customer. For service to a customer’s property provided at the customer’s site, property is considered returned upon completion of work. However, for service sales in which the contract price exceeds $75 and takes longer than 13 weeks to complete, the Company utilizes the percentage of completion methodology for revenue recognition.

Advertising costs

Advertising costs consist mainly of product advertisements and announcements published in trade publications, and are expensed when incurred. Advertising expense was $48 and $41 for the years ended December 31, 2012 and 2011, respectively.

Warranty costs

The Company warrants workmanship after the sale of its products and services, generally for a period of one year. An accrual for warranty costs is recorded based upon the historical level of warranty claims and management’s estimates of future costs.

MISCOR GROUP, LTD AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

TWO YEARS IN THE PERIOD ENDED DECEMBER 31, 2012

(Amounts in thousands, except share and per share data)

Product warranty activity is as follows:

	December 31, 2012	December 31, 2011
Balance at beginning of period	$84	$217
Warranty claims paid	(92)	(64)
Warranty expense (recovery)	171	(69)

Balance at end of period	$163	$84

Income taxes

The Company accounts for income taxes using the asset and liabilities method. The Company classifies interest and penalties, if any, associated with its uncertain tax positions as a component of income tax expense. There were no interest or penalties recorded for the years ended December 31, 2012 and 2011 (See Note I, Income Taxes).

In recording deferred income tax assets, the Company considers whether it is more likely than not that some portion or all of the deferred income tax assets will be realized. The ultimate realization of deferred income tax assets is dependent upon the generation of future taxable income during the periods in which those deferred income tax assets would be realizable. The Company considers the scheduled reversal of deferred income tax liabilities and projected future taxable income for this determination.

The Company is subject to audits by various taxing authorities, and the audits may result in proposed assessments where the ultimate resolution results in the Company owing additional taxes. The Company is required to establish reserves when the Company believes there is uncertainty with respect to certain positions and the Company may not succeed in realizing the tax benefit. The Company believes that its tax return positions are appropriate and supportable under relevant tax law. The Company has evaluated its tax positions for items of uncertainty and has determined that its tax positions are highly certain. The Company believes the estimates and assumptions used to support its evaluation of tax benefit realization are reasonable. Accordingly, no adjustments have been made to the consolidated financial statements for the years ended December 31, 2012 and 2011.

Other income

Other income is predominantly attributed to the recovery in various legal matters and a $100 non-refundable deposit which was recognized as income when a potential buyer of HKEC did not complete a transaction during 2011.

Stock based compensation

The cost of all share-based payments to employees, including grants of employee stock options, are recognized in the financial statements based upon their fair values at grant date, or the date of later modification, over the requisite service period.

Earnings per share

Basic earnings per common share excludes dilution and is computed by dividing income available to common stockholders by the weighted average number of common shares outstanding for the year. Diluted earnings per common share are computed assuming the conversion of common stock equivalents, when dilutive.

MISCOR GROUP, LTD AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

TWO YEARS IN THE PERIOD ENDED DECEMBER 31, 2012

(Amounts in thousands, except share and per share data)

Use of estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Significant estimates are required in accounting for inventory costing, asset valuations, costs to complete and depreciation. Actual results could differ from those estimates.

New accounting standards

The Company does not expect the adoption of recently issued accounting pronouncements to have a significant impact on the Company’s results of operations, financial position, or cash flow.

NOTE C – INVENTORIES

Inventories consist of the following:

	December 31, 2012	December 31, 2011
Raw materials	$2,457	$2,725
Work-in-progress	1,879	2,144
Finished goods	1,431	1,304

	$5,767	$6,173

NOTE D – PROPERTY AND EQUIPMENT

Property and equipment consists of the following at December 31:

	2012	2011
Land and Buildings	$1,815	$1,800
Leasehold Improvements	620	499
Machinery and Equipment	8,972	8,624
Construction in Progress	308	232
Vehicles	959	927
Office and Computer Equipment	2,482	2,395

	15,156	14,477
Less: Accumulated Depreciation	(10,221)	(9,017)

	$4,935	$5,460

Depreciation expense was $1,246 and $1,591 for years ended December 31, 2012 and 2011, respectively.

NOTE E – OTHER INTANGIBLE ASSETS

Other intangible assets consist of a technical library and customer relationships, and are reported net of accumulated amortization. The Company amortizes the cost of intangible assets over their expected useful lives

MISCOR GROUP, LTD AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

TWO YEARS IN THE PERIOD ENDED DECEMBER 31, 2012

(Amounts in thousands, except share and per share data)

which range from 15 to 20 years. The Company does not believe there is any significant residual value associated with intangible assets. Other intangible assets consist of the following:

		December 31, 2012			December 31, 2011
	Estimated Useful Lives (in Years)	Gross Carrying Amount	Accumulated Amortization	Net	Gross Carrying Amount	Accumulated Amortization	Net
Customer Relationships	15-20	$7,722	$(1,958)	$5,764	$7,722	$(1,572)	$6,150
Technical Library	20	700	(178)	522	700	(145)	555

Total		$8,422	$(2,136)	$6,286	$8,422	$(1,717)	$6,705

Amortization of intangible assets was $419 and $430 for the years ended December 31, 2012 and 2011, respectively.

The estimated future amortization expense related to intangible assets at December 31, 2012 is as follows:

Years Ending December 31,
2013	$421
2014	421
2015	421
2016	421
2017	421
Thereafter	4,181

Total	$6,286

NOTE F – SENIOR CREDIT FACILITY

Senior credit Facility with PNC Bank

On December 24, 2012, the Company executed the Loan Agreement and Security Agreement (“PNC credit facility”) with its new primary lender, PNC Bank, National Association ( “PNC”). There are two components to the PNC credit facility: A Committed Line of Credit Note (“Line of Credit”) and a Term Note.

The Line of Credit allows for borrowings up to $6,500 which are collateralized by 85% of eligible accounts receivable and 50% of eligible inventory. Additionally, the Line of Credit allows for Letter(s) of Credit in the aggregate at any time outstanding not to exceed $1,500. The Line of Credit bears interest at a rate per annum equal to the Daily LIBOR Rate plus the applicable “LIBOR Margin” as set based on certain metrics (effectively 2.96% at December 31, 2012). At December 31, 2012, $3,722 is outstanding on the Line of Credit, with $2,379 of availability on the Line of Credit.

The Term Note is for the amount of $2,500, together with interest accruing on the outstanding principal balance from December 24, 2012. This loan is collateralized by various real estate and equipment. The Term Note bears interest at a rate per annum equal to the Daily LIBOR Rate plus the applicable “LIBOR Margin” as set based on certain metrics (effectively 3.21% at December 31, 2012).

MISCOR GROUP, LTD AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

TWO YEARS IN THE PERIOD ENDED DECEMBER 31, 2012

(Amounts in thousands, except share and per share data)

The Company is obligated to make equal monthly installments of $42, commencing on January 24, 2013, and continuing on the same day of each month thereafter. Interest shall be payable at the same time as the principal payments. Any outstanding principal and accrued interest shall be due and payable in full on December 24, 2017.

The provisions of the PNC credit facility include a lock-box arrangement and certain provisions that could potentially be interpreted as a subjective acceleration clause. More specifically, PNC, in its reasonable credit judgment, can assess additional reserves to the borrowing base calculation or reduce the advance rate against accounts receivable and inventories to account for changes in the nature of the Company’s business that alters the underlying base borrowing calculation. The reserve requirements may result in an over-advance borrowing position that could require an accelerated repayment of the over-advance portion. The Company does not anticipate any changes in its business practices that would result in any material adjustments to the borrowing base calculation. However, management cannot be certain that additional reserves will not be assessed by PNC to the borrowing base calculation. As a result, the Company classifies borrowings under the revolving note as a short-term obligation.

The Company paid a closing fee of $4 on the Line of Credit and a closing fee of $4 on the Term Note.

Senior credit facility with Wells Fargo – Terminated December 24, 2012

As of December 31, 2012, the Company no longer has a $5,000 secured revolving credit agreement (“WFB credit agreement”) with Wells Fargo Bank National Association (“Wells Fargo”). Borrowings under the WFB credit agreement were paid off with initial funding under the PNC credit facility. Interest under the WFB credit agreement was due monthly at LIBOR plus 3.50% (effectively 3.81% at December 24, 2012). The WFB credit agreement was amended several times over its term to adjust interest rates, maturity dates and covenants. The Company paid interest expense of approximately $156 for the year ended December 31, 2012, including debt issue cost amortization of $47. For the year ended December 31, 2011, the Company paid interest expense of approximately $211, including debt issue costs amortization of $3.

Additionally, under a machinery and equipment term loan (“M&E Loan”) with Wells Fargo, the Company has outstanding $0 at December 31, 2012 and $972 at December 31, 2011. Under the loan agreement, the Company made monthly installments of $27 plus interest. The Company paid interest expense of approximately $43 and $18 for the years ended December 31, 2012 and 2011, respectively. This loan was paid off early with initial funding under the PNC credit facility.

Covenants

Terms of the PNC Credit Facility require the Company to meet two financial covenants:

•

Maintain as of the end of each fiscal quarter, on a rolling four quarters basis, a ratio of Funded Debt to EBITDA of less than or equal to 2.50 to 1.00 at close and at December 31, 2012; and 2.25 to 1.00 at December 31, 2013 and thereafter,

•	Maintain as of the end of each fiscal quarter, on a rolling four quarters basis, a Fixed Charge Coverage Ratio of greater than or equal to 1.25 to 1.00.

As part of this agreement, certain bank covenants have been put into effect. In the event the Company is unable to attain the results established in the bank covenants, the Company may have future debt covenant violations and the lender could claim a default and demand repayment. If PNC demands immediate repayment of the outstanding borrowings under the credit agreement; currently, the Company may not have the means to repay or refinance the amounts that would be due. If demanded, and if the Company was unable to repay or refinance the

MISCOR GROUP, LTD AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

TWO YEARS IN THE PERIOD ENDED DECEMBER 31, 2012

(Amounts in thousands, except share and per share data)

amounts due under the credit agreement, PNC could exercise its remedies there under, including foreclosing on substantially all assets, which the Company has pledged as collateral to secure obligations under the credit agreement. As of December 31, 2012, the Company is not in violation of any covenants with PNC.

NOTE G – LONG-TERM DEBT

Long-term debt consists of the following:

	December 31,	December 31,
	2012	2010
Term Note, as described above (See Note F—Senior Credit Facility)	$2,500	$—
Note payable to bank in monthly installments of $3 through November 16, 2014, plus interest at 8% secured by a security interest in certain equipment	63	94
Three notes payable to John Martell (the Company’s chairman) and BDeWees, Inc. and Xgen III, Ltd. (prior owners of acquired business) payable monthly at varying interest rates (effectively 7.5%, 10.5% and 10.5%, respectively, as of December 31, 2011) and due in 2013. Paid off early with intial funding from the PNC credit facility.	—	3,982
Machinery and equipment loan described above (See Note F—Senior Credit Facility)	—	972
Capital lease obligations	944	977

	3,507	6,025
Less: current portion	1,478	1,484

	$2,029	$4,541

See Note K, Related Party Transactions.

Capital lease obligations

The Company leases certain equipment under agreements that are classified as capital leases. The following is a summary of assets under capital leases:

	December 31,	December 31,
	2012	2011
Machinery and equipment	$746	$746
Vehicles and trailers	84	84
Computer equipment and software	240	240
Furniture and office equipment	91	91
Less accumulated depreciation	(713)	(541)

	$448	$620

MISCOR GROUP, LTD AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

TWO YEARS IN THE PERIOD ENDED DECEMBER 31, 2012

(Amounts in thousands, except share and per share data)

Minimum future lease payments required under capital leases as of December 31, 2012 are:

Year Ending December 31,	Amount
2013	$1,050
Less imputed interest	(106)

Present value of net minimum lease payments	$944

Maturities of long term debt

Aggregate maturities of long term debt, including capital leases, subsequent to December 31, 2012 are as follows:

Years Ending December 31,	Amount
2013	$1,478
2014	529
2015	500
2016	500
2017	500

$3,507

Following is a summary of interest expense for the years ended December 31, 2012 and 2011:

	Years ended December 31,
	2012	2011
Interest expense on principal	$690	$966
Amortization of debt issue costs	47	3
	$737	$969

Warrants associated with debt

The Company has outstanding warrants to purchase common stock. These warrants were issued in connection with certain financing transactions initiated prior to 2006, are all currently exercisable and have standard anti-dilution features. A summary of the Company’s warrant activity in 2012 and 2011 follows:

	Number of Warrant Shares	Weighted-Average Exercise Price
Outstanding at January 1, 2011	308,197	$8.28
Granted	—	—
Exercised	—	—
Forfieted	—	—

Outstanding at December 31, 2011	308,197	$8.28
Granted	—	—
Exercised	—	—
Forfieted	(300,118)	(8.50)

Outstanding at December 31, 2012	8,079	$0.25

MISCOR GROUP, LTD AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

TWO YEARS IN THE PERIOD ENDED DECEMBER 31, 2012

(Amounts in thousands, except share and per share data)

The following table summarizes information about the outstanding warrants as of December 31, 2012:

Exercise Price	Number of Warrant Shares	Weighted-Average Remaining Contractual Life (Years)
$ 0.25	8,079	0.42

NOTE H – STOCK BASED COMPENSATION

2005 Stock Option Plan

In August 2005, the board of directors adopted the 2005 Stock Option Plan (the “Plan”). The Plan provides for the grant of up to 80,000 shares of Incentive Stock Options (“ISO”), within the meaning of Section 422 of the Internal Revenue Code, or non-statutory stock options (“NQSO”) to the Company’s executive employees who are materially responsible for the management and operation of its business, and to the Company’s directors. In February 2008, the board of directors adopted an amendment to the Plan to increase the number of shares available under the Plan to 200,000. These options, which expire in five years after grant date, are exercisable in 25% cumulative increments on and after the first four anniversaries of their grant date. The exercise price of the ISOs and NQSOs granted under the Plan must be at least equal to 100% of the fair market value of the common stock of the Company at the date of grant. Also, ISOs may be granted to persons owning more than 10% of the voting powers of all classes of stock, at a price no lower than 110% of the fair market value of the common stock at the date of grant.

During 2011, no options were granted under the Plan. During 2012, options to acquire 31,000 shares of common stock were granted under the Plan. As of December 31, 2012, options to acquire a total of 220,000 options have been granted to participants, of which 138,000 have been forfeited or exercised, leaving 118,000 shares available for future option grants under the Plan.

The fair value of the options granted was estimated using the Black-Scholes valuation model. The Company has elected to use the simplified method of determining the expected term since it does not have sufficient historical exercise data to provide a reasonable basis upon which to estimate expected term. The computation of expected volatility for stock-based awards is based on the historical volatility of comparable companies from a representative peer group selected based on industry and market capitalization data. The risk-free interest rates for the periods within the expected life of the option are based on the U.S. Treasury yield in effect at the date of the option grant. No dividend yield is assumed as the Company does not expect to pay dividends. The Company recorded compensation cost based on the grant date fair value of each option award. The total cost of each grant is recognized on a straight line basis over the four year period during which the employees are required to provide services in exchange for the award – the requisite service period.

The following table summarizes the weighted-average assumptions that were used to value the Company’s option grants along with the weighted-average fair value of options awards for 2012:

Expected volatility	48.89%
Risk free interest rate	0.60%
Expected term	3.75 years
Vesting period	4 years
Contractual term	5 years
Weighted average fair value	$0.11

MISCOR GROUP, LTD AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

TWO YEARS IN THE PERIOD ENDED DECEMBER 31, 2012

(Amounts in thousands, except share and per share data)

The Company recorded compensation expense related to stock options of $2 and $0 for the years ended December 31, 2012 and 2011, respectively.

The activity in the Company’s stock option plan for the years ended December 31, 2012 and 2011 is as follows:

2012
	Number of Shares	Weighted Average Exercise Price	Weighted Average Remaining Contractual Term	Aggregate Intrinsic Value in 000’s
Outstanding at beginning of year	53,000	$0.76
Granted	31,000	$0.35		$4
Exercised	—	$—		$—
Forfeited	(2,000)	$5.38		$—

Outstanding at December 31, 2012	82,000	$0.47	2.69	$13

Vested and Exercisable at December 31, 2012	31,472	$0.62	1.36	$9

2011
	Number of Shares	Weighted Average Exercise Price	Weighted Average Remaining Contractual Term	Aggregate Intrinsic Value
Outstanding at beginning of year	72,200	$2.19
Granted	—	$—		$—
Exercised	—	$—		$—
Forfeited	(19,200)	$6.15		$—

Outstanding at December 31, 2011	53,000	$0.76	3.31	$—

Vested and Exercisable at December 31, 2011	14,500	$1.30	2.36	$—

2005 Restricted Stock Purchase Plan

In August 2005, the board adopted the 2005 Restricted Stock Purchase Plan. The plan provides for the grant of offers to purchase up to 100,000 shares of restricted stock to the Company’s directors, officers and key employees. During 2012, the Company issued 12,000 shares of restricted stock to officers and key employees. As of December 31, 2012, 78,000 shares remain available to be issued.

A participant may not transfer shares acquired under the plan except in the event of the sale or liquidation of the Company. If within three years after shares are acquired under the plan, a participant terminates employment for any reason other than death, disability, retirement or good reason, the Company is required to purchase the participant’s shares for the same price the participant paid. If the participant terminates employment after three years or as a result of death, disability or retirement or for good reason, the Company is required to purchase the shares for a price equal to their fair market value.

MISCOR GROUP, LTD AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

TWO YEARS IN THE PERIOD ENDED DECEMBER 31, 2012

(Amounts in thousands, except share and per share data)

Activity in the Company’s restricted stock plan for the years ended December 31, 2012 and 2011 is as follows:

	2012		2011
	Shares	Weighted Average Grant Date Fair Value	Shares	Weighted Average Grant Date Fair Value
Non-vested at Beginning of Year	10,000	$0.35	12,000	$1.33
Granted	12,000	0.39	—	—
Vested	—	—	—	—
Forfeited	—	—	(2,000)	6.23

Non-vested at End of Year	22,000	$0.37	10,000	$0.35

No restricted stock is vested as of December 31, 2012.

The issuance of restricted stock is intended to lock-up key employees for a three year period. Restricted stock was valued based on the closing price of the Company’s common stock on the date of the grant, and the related expense is amortized on a straight line basis over the three year term of the restriction period.

NOTE I – INCOME TAXES

Deferred income taxes result primarily from net operating loss (“NOL”) carryforwards and temporary differences in the bases of certain assets and liabilities for financial and income tax reporting purposes. Significant components of the Company’s deferred tax assets and liabilities are as follows:

	December 31,
	2012	2011
Deferred Tax Assets:
Net Operating Loss Carryforwards	$6,866	$7,418
Capital Loss Carryforwards	2,432	2,432
Tax Credit Carryforwards	131	124
Accounts Receivable	4	55
Inventory	361	431
Warranty Reserve	65	34
Property, Equipment and Intangibles	1,176	1,451
Accrued Expenses and Other	—	17

Total Gross Deferred Tax Assets	11,035	11,962
Valuation Allowance	(9,093)	(11,962)

	$1,942	$—

MISCOR GROUP, LTD AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

TWO YEARS IN THE PERIOD ENDED DECEMBER 31, 2012

(Amounts in thousands, except share and per share data)

The significant elements contributing to the differences between the United States federal statutory tax rate and the Company’s effective tax rate are as follows:

	December 31,
	2012	2011
Statutory U.S. federal income tax rate	34.0%	34.0%
State taxes, net of federal benefit	5.6%	5.6%
Permanent differences	1.3%	8.5%
Change in valuation allowance	-121.4%	-48.1%

Effective tax rate	-80.5%	0.0%

At December 31, 2012, there are $17,164 in tax NOL carryforwards available to the Company, which expire at various dates from 2023 through 2030. At December 31, 2012, the Company had unused capital loss carryforwards of $6,080 available to be applied against future capital gains that expire in 2015. In addition, at December 31, 2012 unused work opportunity credits of $124 and employers affected by hurricanes credits of $7 were available to be applied against future income taxes that expire from 2026 to 2029.

The Company had previously recorded valuation allowances on all of its net deferred income tax assets, tax credit carryforwards, and NOL carryforwards as it was not more likely than not that a future benefit would be realized. By the end of 2012, the cumulative taxable losses were offset by recent operating performance, which included positive taxable income for both 2011 and 2012. The improvement in profitability has been driven by the complete refinancing of the Company’s debt with significant reductions in borrowing costs and improved operational performance through restructuring and cost control. The Company concluded that the trend in earnings, the elimination of substantial costs through the restructuring, and its aligned cost structures results in the more likely than not realization of certain of the deferred future benefits. Due to economic uncertainty beyond the immediate future, the Company has only reversed $1,942 of the valuation allowance, which the Company reasonably estimates to be realizable in 2013.

For the year ended December 31, 2012, there was current income tax expense of $79, due to alternative minimum tax NOL limitations. For the year ended December 31, 2011, there was no current income tax expense.

The Company did not identify any uncertain tax positions taken or expected to be taken in a tax return which would require adjustment to the consolidated financial statements. The Company is subject to U.S. federal income tax as well was income tax in multiple state and local jurisdictions. Currently, no federal or state or local income tax returns are under examination. The tax years 2008 through 2012 remain open to examination by the major taxing jurisdictions to which the Company is subject.

NOTE J – OPERATING LEASE COMMITMENTS

The Company leases its Hammond, Indiana, and Boardman, Ohio facilities from companies controlled by its Chairman under agreements expiring in August 2015. Renewal options are available for each property. The Company leases the Hagerstown, Maryland facility from a partnership, one partner of which is an officer of HKEC, under an agreement expiring in July 2016. The Company leases the Massillon, Ohio facility from a partnership, one partner of which is a former officer of MIS, under an agreement expiring in November 2017. The Company leases its Merrillville, Indiana, Huntington, West Virginia, and Visalia, California facilities from unrelated parties under agreements expiring before November 2016. Total rent expense for all facility leases was

MISCOR GROUP, LTD AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

TWO YEARS IN THE PERIOD ENDED DECEMBER 31, 2012

(Amounts in thousands, except share and per share data)

approximately $1,388 and $1,226 for the years ended December 31, 2012 and 2011, respectively, including $968 and $1,020, respectively to related parties.

The Company leased a facility in South Bend for its previous corporate offices from its Chairman of the Board and stockholder. This lease expired in August 2012. As a result of the closure and relocation of the corporate office to Massillon in 2010, the Company no longer uses this office space.

The Company also leases other manufacturing and office equipment and vehicles under operating leases with varying terms expiring through April 2017. Total rent expense under these leases was approximately $446 and $401 for years ended December 31, 2012 and 2011, respectively.

Future minimum lease payments required under the operating leases in effect as of December 31, 2012 are as follows, including $3,244 due to affiliates over the indicated years:

Years Ending December 31,
2013	$1,528
2014	1,504
2015	1,388
2016	999
2017	679

$6,098

NOTE K – RELATED PARTY TRANSACTIONS

As described in Note F – Senior Credit Facility, the Company retired three subordinated notes due to related parties in late 2012 with initial funding under the PNC credit facility. Outstanding aggregate balances on these notes were $2,180 and $3,982 as of December 24, 2012 and December 31, 2011, respectively. Interest expense related to these notes was $354 and $596 for the years ended December 31, 2012 and 2011, respectively.

See Note J – Operating Lease Commitments regarding related party leases.

NOTE L – FAIR VALUE MEASUREMENTS

Fair value is defined as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. The fair value hierarchy distinguishes between (1) market participant assumptions developed based on market data obtained from independent sources (observable inputs) and (2) an entity’s own assumptions about market participant assumptions developed based on the best information available in the circumstances (unobservable inputs). The fair value hierarchy consists of three broad levels, which gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1) and the lowest priority to unobservable inputs (Level 3). The three levels of the fair value hierarchy are described below:

•	Level 1—Unadjusted quoted prices in active markets that are accessible at the measurement date for identical, unrestricted assets or liabilities.

•

Level 2—Inputs other than quoted prices included within Level 1 that are observable for the asset or liability, either directly or indirectly, including quoted prices for similar assets or liabilities in active markets; quoted prices for identical or similar assets or liabilities in markets that are not active; inputs

MISCOR GROUP, LTD AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

TWO YEARS IN THE PERIOD ENDED DECEMBER 31, 2012

(Amounts in thousands, except share and per share data)

other than quoted prices that are observable for the asset or liability (e.g., interest rates); and inputs that are derived principally from or corroborated by observable market data by correlation or other means.

•	Level 3—Inputs that are both significant to the fair value measurement and unobservable.

Assets measured at fair value

The Company’s non-financial assets, such as intangible assets and property and equipment, are measured at fair value when an impairment charge is recorded. Such impairment charges incorporate fair value measurements based on Level 3 inputs. No impairment indicators existed for the years ended December 31, 2012 and 2011.

Cash, accounts receivable, accounts payable and accrued expenses

The carrying amounts of these items are a reasonable estimate of their fair values (generally based on Level 3 inputs) because of the current maturities of these instruments.

Debt

As of December 31, 2012, rates currently available to the Company for long-term borrowings with similar terms and remaining maturities are used to estimate the fair value of existing borrowings at the present value of expected cash flows. Interest rates associated to the Company’s debt are now at variable rates, based on market rates, thus the debts fair value (generally based on Level 3 inputs) approximates its carrying value.

NOTE M – RETIREMENT PLANS

In connection with its collective bargaining agreements with various unions, the Company does not participate with other companies in the unions’ multi-employer pension plans. In 2002, the Company adopted two defined contribution profit-sharing plans covering substantially all of its full-time employees. The plans contain deferred-salary arrangements under Internal Revenue Code Section 401(k). One plan is for all employees not covered under collective bargaining agreements. Employer contributions may be made at the discretion of the board of directors. Under the second plan, which is for all employees covered by collective bargaining agreements, there is no provision for employer contributions. A particular subsidiary adopted a defined contribution profit-sharing plan covering substantially all of its full-time employees. The plan contains deferred-salary arrangements under Internal Revenue Code Section 401(k). Employer contributions may be made at the discretion of the board of directors. During the years ended December 31, 2012 and 2011, the Company contributed $26 and $0, respectively.

NOTE N – CONCENTRATIONS OF CREDIT RISK

Customers

The Company grants credit, generally without collateral, to its customers, which are primarily in the steel, metal working, scrap, rail services and power industries. Consequently, the Company is subject to potential credit risk related to changes in economic conditions within those industries. However, management believes that its billing and collection policies are adequate to minimize the potential credit risk. At December 31, 2012 and 2011, approximately 36% and 25% of gross receivables were due from entities in the rail industry, 22% and 36% of gross accounts receivable were due from entities in the steel, metal working and scrap industries, and 6% and 10% of gross receivables were due from entities in the power industry. At December 31, 2012 and December 31,

MISCOR GROUP, LTD AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

TWO YEARS IN THE PERIOD ENDED DECEMBER 31, 2012

(Amounts in thousands, except share and per share data)

2011, one customer accounted for 13% of gross accounts receivable. Two customers accounted for 18% and 17%, respectively, of sales for the year ended December 31, 2012 and one customer accounted for 21% of sales for the year ended December 31, 2011.

NOTE O – COMMITMENTS AND CONTINGENCIES

Collective bargaining agreements

At December 31, 2012 and 2011, approximately 12% and 14% of the Company’s employees were covered by a multi-employer collective bargaining agreement which expires in December 2014.

Potential lawsuits

The Company is involved in disputes or legal actions arising in the ordinary course of business. Management does not believe the outcome of such legal actions will have a material adverse effect on the Company’s financial position or results of operations.

Employment agreements

On June 18, 2010, the Company entered into an employment agreement with its newly appointed President and CEO, Michael P. Moore. The agreement was for an initial one-year term, subject to earlier termination as provided in the agreement. At each contract year-end, the agreement will automatically renew for successive one-year periods unless either party, at least three months before the end of the initial term or any renewal term, requests termination or renegotiation of the agreement. The employment agreement provides for certain benefits to the executive if employment is terminated by the Company for cause, by the executive with good reason, or due to death or disability. The benefits include continuation of the executive’s base salary for six months, any earned but unpaid profit-sharing or incentive bonus, stock option and company-paid health insurance for six months.

NOTE P – SEGMENT INFORMATION

The accounting policies of the reportable segments are the same as those described in the summary of significant accounting policies in Note B. The Company evaluates the performance of its reportable segments based on net income or loss. Summarized financial information concerning the Company’s reportable segments as of and for the years ended December 31, 2012 and 2011 is shown in the following tables:

2012	Industrial Services	Rail Services	Corporate	Intersegment Eliminations	Year ended December 31, 2012 Consolidated
External revenue:
Service revenue	$27,990	$—	$—	$—	$27,990
Product sales	4,184	17,528	—	—	21,712
Deprecation included in the cost of revenues	908	182	—	—	1,090
Gross profit	6,578	5,292	—	—	11,870
Other depreciation & amortization	464	2	109	—	575
Interest expense	139	7	591	—	737
Net income (loss)	(250)	3,238	1,188	—	4,176
Total assets	18,951	4,681	2,813	—	26,445
Capital expenditures	493	206	50	—	749

MISCOR GROUP, LTD AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

TWO YEARS IN THE PERIOD ENDED DECEMBER 31, 2012

(Amounts in thousands, except share and per share data)

2011	Industrial Services	Rail Services	Corporate	Intersegment Eliminations	Year ended December 31, 2011 Consolidated
External revenue:
Service revenue	$30,651	$—	$—	$—	$30,651
Product sales	3,198	12,038	—	—	15,236
Deprecation included in the cost of revenues	1,066	361	—	—	1,427
Gross profit	6,720	2,724	—	—	9,444
Other depreciation & amortization	474	3	120	—	597
Interest expense	134	9	826	—	969
Net income (loss)	44	1,264	(654)	—	654
Total assets	20,396	3,643	745	—	24,784
Capital expenditures	134	8	137	—	279

NOTE Q – SUPPLEMENTAL DISCLOSURES ON NON-CASH FINANCING ACITIVITIES

	Years ended December 31,
	2012	2011
Reduction of note payable through offset ofreceivable from a related party	$—	$379

NOTE R – INCOME PER SHARE

The following table details the computation of basic and diluted earnings per common share for the years presented:

	December 31,
	2012	2011
Net income	$4,176	$654
Weighted-average common shares outstanding (basic)	11,785,750	11,785,826
Effect of dilutive securities from equity awards	264,750	—

Weighted-average common shares outstanding (diluted)	12,050,500	11,785,826
Basic earnings per common share	$0.35	$0.06

Dilutive earnings per common share	$0.35	$0.06

The weighted-average common shares outstanding (diluted) computation is not impacted during any period where the exercise price of a stock option is greater than the average market price because their effects were anti-dilutive. Excluded from the computation of diluted earnings per share are 1,000 stock options for the year ended December 31, 2012 and 53,000 stock options and 308,197 warrants for the year ended December 31, 2011.

MISCOR GROUP, LTD AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

TWO YEARS IN THE PERIOD ENDED DECEMBER 31, 2012

(Amounts in thousands, except share and per share data)

NOTE S – SUBSEQUENT EVENTS

As previously disclosed on the Company’s current report on Form 8-K filed with the Securities and Exchange Commission on March  13, 2013, the Company entered into a plan of merger by and among Integrated Electrical Services, Inc. (“IES”) and the Company, dated as of March 13, 2013 (the “Merger Agreement”), whereby the Company will merge with and into IES, with IES as the surviving entity. Stockholders of the Company will have the right to elect to receive a guaranteed $1.415 per share or have their shares converted to shares of IES or a mix of cash consideration and stock consideration, depending if certain conditions are met.

MISCOR GROUP, LTD. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(Amounts in thousands, except share data)

	June 30, 2013	December 31, 2012
	(Unaudited)
ASSETS
CURRENT ASSETS
Accounts receivable, net of allowance for doubtful accounts of $17 and $9, respectively	$5,596	$6,526
Inventories	6,193	5,767
Other current assets	853	922

Total current assets	12,642	13,215
PROPERTY AND EQUIPMENT, net	4,667	4,935
OTHER ASSETS
Customer relationships, net	5,571	5,764
Deferred income taxes	1,942	1,942
Technical library, net	505	522
Deposits and other assets	67	67

Total other assets	8,085	8,295

Total assets	$25,394	$26,445

LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES
Revolving credit line	$3,486	$3,722
Current portion of long-term debt	538	1,478
Accounts payable	3,319	3,336
Accrued expenses and other current liabilities	1,435	1,293

Total current liabilities	8,778	9,829
LONG-TERM LIABILITIES
Long-term debt, less current portion	1,761	2,029

Total long-term liabilities	1,761	2,029

Total liabilities	10,539	11,858
STOCKHOLDERS’ EQUITY
Preferred stock, no par value; 800,000 shares authorized; no shares issued and outstanding	—	—
Common stock, no par value; 30,000,000 shares authorized; 11,807,826 shares issued and 11,684,987 shares outstanding	59,346	59,346
Treasury stock, 123,839 shares, at cost	(74)	(74)
Accumulated deficit	(44,417)	(44,685)

Total stockholders’ equity	14,855	14,587

Total liabilities and stockholders’ equity	$25,394	$26,445

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

MISCOR GROUP, LTD. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(Amounts in thousands, except share and per share data)

	Three months ended		Six months ended
	June 30, 2013	July 1, 2012	June 30, 2013	July 1, 2012
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
REVENUES
Service revenue	$6,420	$7,705	$12,459	$14,627
Product sales	5,435	5,557	10,837	11,113

Total revenues	11,855	13,262	23,296	25,740
COST OF REVENUES
Cost of service revenue	5,379	6,810	10,791	12,719
Cost of product sales	3,574	3,142	7,078	6,683

Total cost of revenues	8,953	9,952	17,869	19,402

GROSS PROFIT	2,902	3,310	5,427	6,338
SELLING, GENERAL AND ADMINISTRATIVE EXPENSES	2,436	2,333	5,014	4,347

INCOME FROM OPERATIONS	466	977	413	1,991
OTHER EXPENSE
Interest expense	39	174	110	367
Other expense	33	20	27	11

Total other expense	72	194	137	378

NET INCOME BEFORE TAXES	394	783	276	1,613
Provision for Income Taxes	3	29	8	44

NET INCOME	$391	$754	$268	$1,569

BASIC INCOME PER COMMON SHARE	$0.03	$0.06	$0.02	$0.13

BASIC WEIGHTED AVERAGE NUMBER OF COMMON SHARES OUTSTANDING	11,684,800	11,785,826	11,684,395	11,785,826

DILUTED INCOME PER COMMON SHARE	$0.03	$0.06	$0.02	$0.13

DILUTED WEIGHTED AVERAGE NUMBER OF COMMON SHARES OUTSTANDING	11,775,065	12,177,023	11,775,065	12,167,023

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

MISCOR GROUP, LTD. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(Amounts in thousands)

	Six months ended
	June 30, 2013	July 1, 2012
	(Unaudited)	(Unaudited)
OPERATING ACTIVITIES
Net income	$268	$1,569
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	807	813
Bad debt provision (recovery)	—	(11)
Loss on sale of equipment	22	13
Changes in operating assets and liabilities:
Accounts receivable	930	(266)
Inventories	(426)	215
Other current assets	69	300
Deposits and other non-current assets	—	16
Accounts payable	(17)	(651)
Accrued expenses and other current liabilities	142	(365)

Net cash provided by operating activities	1,795	1,633
INVESTING ACTIVITIES
Acquisition of property and equipment	(351)	(271)
Proceeds from disposal of property and equipment	—	14

Net cash utilized by investing activities	(351)	(257)
FINANCING ACTIVITIES
Payments on capital lease obligations	(918)	(16)
Short-term debt payments	(236)	(249)
Repayments of long-term debt	(290)	(1,111)

Net cash utilized by financing activities	(1,444)	(1,376)

CHANGE IN CASH	—	—
Cash, beginning of period	—	—

Cash, end of period	$—	$—

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:
Cash paid during the period for:
Interest	$133	$349

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

MISCOR GROUP, LTD.

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(Amounts in thousands, except share and per share data)

NOTE A—BASIS OF PRESENTATION

The unaudited interim condensed consolidated financial statements of MISCOR Group, Ltd. (the “Company”) as of and for the three and six months ended June 30, 2013 and July 1, 2012, have been prepared in accordance with generally accepted accounting principles for interim information and the rules and regulations of the Securities and Exchange Commission for interim financial information. Accordingly, they do not contain all of the information and footnotes required by generally accepted accounting principles for complete financial statements. However, in the opinion of the Company’s management, all adjustments, consisting of normal, recurring adjustments, considered necessary for a fair statement have been included. The results for the three and six months ended June 30, 2013 are not necessarily indicative of the results to be expected for the year ending December 31, 2013. Refer to our Annual Report on Form 10-K for the fiscal year ended December 31, 2012 for the most recent disclosure of the Company’s accounting policies.

NOTE B—RECENT ACCOUNTING PRONOUNCEMENTS

The Company does not expect the adoption of recently issued accounting pronouncements to have a significant impact on the Company’s results of operations, financial position or cash flows.

NOTE C—MERGER AGREEMENT

As previously disclosed on the Company’s March 13, 2013 Form 8-K and July 11, 2013 Form 8-K, both filed with the Securities and Exchange Commission, the Company entered into a plan of merger by and among a subsidiary of Integrated Electrical Services, Inc. (“IES”) and the Company, dated as of March 13, 2013 (the “Merger Agreement”), whereby the Company will merge with and into IES, with a subsidiary of IES as the surviving entity. Stockholders of the Company will have the right to elect to receive a guaranteed minimum of $1.415 per share in cash or have their shares converted to shares of IES, or to receive a mix of cash consideration and stock consideration, depending on whether certain conditions are met.

On April 26, 2013, a joint prospectus and proxy statement (Form S-4) was filed with the Securities and Exchange Commission (“SEC”). On August 8, 2013, the Form S-4 was declared effective by the SEC.

NOTE D—INVENTORY

Inventory consists of the following:

	June 30, 2013	December 31, 2012
Raw materials	$2,392	$2,457
Work-in-progress	2,233	1,879
Finished goods	1,568	1,431

	$6,193	$5,767

NOTE E—OTHER INTANGIBLE ASSETS

Intangible assets consist of the following:

		June 30, 2013			December 31, 2012
	Estimated Useful Lives (in Years)	Gross Carrying Amount	Accumulated Amortization	Net	Gross Carrying Amount	Accumulated Amortization	Net
Customer Relationships	15-20	$7,722	$(2,151)	$5,571	$7,722	$(1,958)	$5,764
Technical Library	20	700	(195)	505	700	(178)	522

Total		$8,422	$(2,346)	$6,076	$8,422	$(2,136)	$6,286

The estimated future amortization expense related to intangible assets for the periods subsequent to June 30, 2013 on a calendar year basis is as follows:

Year Ending December 31—
2013	$211
2014	421
2015	421
2016	421
2017	421
Thereafter	4,181

Total	$6,076

NOTE F—SENIOR CREDIT FACILITY

Senior Credit Facility with PNC Bank

As of June 30, 2013, the Company has a Loan Agreement and Security Agreement (“PNC credit facility”) with PNC Bank, National Association (“PNC”). There are two components to the PNC credit facility: A Committed Line of Credit Note (“Line of Credit”) and a Term Note.

The Line of Credit allows for borrowings up to $6,500 which are collateralized by 85% of eligible accounts receivable and 50% of eligible inventory. Additionally, the Line of Credit allows for Letter(s) of Credit in the aggregate at any time outstanding not to exceed $1,500. The Line of Credit bears interest at a rate per annum equal to the Daily LIBOR Rate plus the applicable “LIBOR Margin” based on certain metrics (effectively 1.95% at June 30, 2013). At June 30, 2013, $3,486 is outstanding on the Line of Credit, with $2,811 of availability on the Line of Credit. The termination date of the Line of Credit is December 24, 2014.

The Term Note is for the amount of $2,500, together with interest accruing on the outstanding principal balance from December 24, 2012. This loan is collateralized by various real estate and equipment. The Term Note bears interest at a rate per annum equal to the Daily LIBOR Rate plus the applicable “LIBOR Margin” based on certain metrics (effectively 2.20% at June 30, 2013). The Company is obligated to make equal monthly installments of $42, commencing on January 24, 2013, and continuing on the same day of each month thereafter. Interest shall be payable at the same time as the principal payments. Any outstanding principal and accrued interest shall be due and payable in full on December 24, 2017. At June 30, 2013, $2,250 is outstanding on the Term Note.

The Company paid a closing fee of $4 on the Line of Credit and a closing fee of $4 on the term loan. Debt issue costs amortized to interest expense were $1 and $2 for the three and six months ended June 30, 2013. Net debt issue costs at June 30, 2013 were $6.

Interest expense under the PNC credit facility, including the Line of Credit and Term note and excluding amortization of debt issue costs, was $30 and $73 for the three and six months ended June 30, 2013.

Covenants

Terms of the PNC Credit Facility require the Company to meet two financial covenants:

•

Maintain as of the end of each fiscal quarter, on a rolling four quarters basis, a ratio of Funded Debt to EBITDA of less than or equal to 2.50 to 1.00 at close and at December 31, 2012; and 2.25 to 1.00 at December 31, 2013 and thereafter,

•	Maintain as of the end of each fiscal quarter, on a rolling four quarters basis, a Fixed Charge Coverage Ratio of greater than or equal to 1.25 to 1.00.

At June 30, 2013 and December 31, 2012, the Company was in compliance with its covenants with PNC.

NOTE G—DEBT

Long-term debt

Long-term debt consists of the following:

	June 30,	December 31,
	2013	2012
Term note, as described above (See Note F—Senior Credit Facility)	$2,250	$2,500
Note payable to bank in monthly installments of $3 through November 16, 2014, plus interest at 8% secured by a security interest in certain equipment	46	63
Capital lease obligations	3	944

	2,299	3,507
Less: current portion	538	1,478

	$1,761	$2,029

Aggregate maturities of long-term debt for the periods subsequent to June 30, 2013 on a calendar year basis are as follows:

Years Ending December 31,	Amount
2013	$279
2014	520
2015	500
2016	500
2017	500

$2,299

Following is a summary of interest expense for the three and six months ended June 30, 2013 and July 1, 2012:

	Three Months Ended		Six Months Ended
	June 30, 2013	July 1, 2012	June 30, 2013	July 1, 2012
Interest expense on principal	$38	$166	$108	$351
Amortization of debt issue costs	1	8	2	16

	$39	$174	$110	$367

NOTE H—OPERATING LEASES

The Company leases its Hammond, Indiana, and Boardman, Ohio facilities from companies controlled by its Chairman of the Board and stockholder under agreements expiring in August 2015. Renewal options are available for each property. The Company leases the Hagerstown, Maryland facility from a partnership, one partner of which is an officer of one of the Company’s subsidiaries, under an agreement expiring in July 2016. The Company leases the Massillon, Ohio facility from a partnership, one partner of which is a former officer of one of the Company’s subsidiaries, under an agreement expiring in November 2017. The Company leases its Merrillville, Indiana, Huntington, West Virginia, and Visalia, California facilities from unrelated parties under agreements expiring before November 2016. Total rent expense for all facility leases was approximately $317 and $347 for the three months ended June 30, 2013 and July 1, 2012, respectively, and $635 and $694 for the six months ended June 30, 2013 and July 1, 2012, respectively. Included in rent expense is rent that is paid to related parties. Total rent paid to related parties for the six months ended June 30, 2013 and July 1, 2012 was $452 and $468, respectively. Total rent paid to related parties for the three months ended June 30, 2013 and July 1, 2012 was $226 and $234, respectively.

The Company leased a facility in South Bend for its previous corporate offices from its Chairman of the Board and stockholder. This lease expired in August 2012. As a result of the closure and relocation of the corporate office to Massillon in 2010, the Company no longer uses this office space.

NOTE I—RELATED PARTY TRANSACTIONS

The Company retired three subordinated notes due to related parties in late 2012 with initial funding under the PNC credit facility. Outstanding aggregate balances on these notes were $2,180 as of December 24, 2012. Interest expense related to these notes was $80 and $173 for the three and six months ended July 1, 2012, respectively.

See Note H—Operating Lease Commitments regarding related party leases, which the Company believes to be on terms comparable to lease terms available in arms length transactions.

NOTE J—INCOME PER SHARE

The following table details the computation of basic and diluted earnings per common share from continuing operations for the periods presented:

	Three months ended		Six months ended
	June 30,	July 1,	June 30,	July 1,
	2013	2012	2013	2012
Net income	$391	$754	$268	$1,569
Weighted-average common shares outstanding (basic)	11,684,800	11,785,826	11,684,395	11,785,826
Effect of dilutive securities from equity awards	90,265	391,197	90,670	381,197

Weighted-average common shares outstanding (diluted)	11,775,065	12,177,023	11,775,065	12,167,023
Basic earnings per common share	$0.03	$0.06	$0.02	$0.13

Diluted earnings per common share	$0.03	$0.06	$0.02	$0.13

The weighted-average common shares outstanding (diluted) computation is not impacted during any period where the exercise price of a stock option is greater than the average market price. As of June 30, 2013, there were no warrants and 1,000 stock options outstanding that were anti-dilutive. As of July 1, 2012 there were 308,197 warrants and 1,000 stock options outstanding that were anti-dilutive.

NOTE K—CONCENTRATIONS OF CREDIT RISK

The Company grants credit, generally without collateral, to its customers, which are primarily in the steel, metal working, scrap and rail industries. Consequently, the Company is subject to potential credit risk related to changes in economic conditions within those industries. However, management believes that its billing and collection policies are adequate to minimize the potential credit risk. At June 30, 2013 and December 31, 2012, approximately 32% and 36%, respectively, of gross accounts receivable were due from entities in the rail industry, respectively, and approximately 29% and 22%, respectively, of gross receivables were due from entities in the steel, metal working and scrap industries. Two customers, combined, doing business with the Company’s Industrial Services and Rail Services segments, accounted for approximately 37% and 36% of total consolidated revenue for the three and six months ended June 30, 2013 and July 1, 2012, respectively. For the three and six months ended June 30, 2013, these two customers accounted for 21% and 16% of the total consolidated revenue, respectively. The loss of any of these customers would have a material adverse effect on the Company.

NOTE L—COMMITMENTS AND CONTINGENCIES

Collective bargaining agreements

At June 30, 2013 and December 31, 2012, approximately 12% of the Company’s employees were covered by collective bargaining agreements.

Warranty reserves

The Company warrants workmanship after the sale of its products and services, generally for a period of one year. An accrual for warranty costs is recorded based upon the historical level of warranty claims and management’s estimates of future costs.

Product warranty activity for the three and six months ended June 30, 2013 and July 1, 2012 is as follows:

	Three months ended		Six months ended
	June 30, 2013	July 1, 2012	June 30, 2013	July 1, 2012
Balance at beginning of period	$118	$91	$163	$84
Warranty claims paid	(43)	(3)	(72)	(26)
Warranty expense	25	28	9	58

Balance at end of period	$100	$116	$100	$116

Employment Agreement

On June 18, 2010, the Company entered into an employment agreement with its President and CEO, Michael P. Moore. The agreement was for an initial one-year term, subject to earlier termination as provided in the agreement. At each year-end, the agreement will automatically renew for successive one-year periods unless either party, at least three months before the end of the initial term or any renewal term, requests termination or renegotiation of the agreement. The employment agreement provides for certain benefits to the executive if employment is terminated by the Company for cause, by the executive with good reason, or due to death or disability. The benefits include continuation of the executive’s base salary for six months, any earned but unpaid profit-sharing or incentive bonus, stock option and company-paid health insurance for six months. As a result of the pending merger with a subsidiary of IES, no changes are anticipated to this agreement.

NOTE M—FAIR VALUE OF FINANCIAL INSTRUMENTS

The following methods and assumptions were used to estimate the fair value of each class of financial instrument:

Cash and cash equivalents, accounts receivable, accounts payable and accrued expenses

The carrying amounts of these items are a reasonable estimate of their fair values because of the current maturities of these instruments.

Debt

As of June 30, 2013 and December 31, 2012, rates currently available to the Company for long term borrowings with similar terms and remaining maturities are used to estimate the fair value of existing borrowings at the present value of expected cash flows. Interest rates associated to the Company’s debt are at variable rates, based on market rates, thus the debts’ fair value (generally based on Level 3 inputs) approximates its carrying value.

NOTE N—SEGMENT INFORMATION

The Company operates in two segments: Industrial Services and Rail Services.

The Industrial Services segment is primarily engaged in providing maintenance and repair services to the electric motor industry and repairing, remanufacturing and manufacturing industrial lifting magnets for the steel and scrap industries. The Rail Services segment rebuilds and manufactures power assemblies, engine parts, and other components related to large diesel engines for the rail and marine industries.

The Company evaluates the performance of its business segments based on net income or loss. Corporate administrative and support services for the Company are allocated to the business segments, except for corporate depreciation and interest expense.

Summarized financial information concerning the Company’s reportable segments as of and for the three and six months ended June 30, 2013 and July 1, 2012 is shown in the following tables:

2013	Industrial Services	Rail Services	Corporate	Intersegment Eliminations	Three months ended June 30, 2013
External revenue:
Service revenue	$6,420	$—	$—	$—	$6,420
Product sales	1,009	4,426	—	—	5,435
Deprecation included in the cost of revenues	222	48	—	—	270
Gross profit	1,849	1,053	—	—	2,902
Other depreciation & amortization	114	1	26	—	141
Interest expense	—	2	37	—	39
Net income (loss)	301	572	(482)	—	391
Capital expenditures	88	75	—	—	163
Total assets at June 30, 2013	18,280	4,473	2,641	—	25,394

2012	Industrial Services	Rail Services	Corporate	Intersegment Eliminations	Three months ended July 1, 2012
External revenue:
Service revenue	$7,705	$—	$—	$—	$7,705
Product sales	1,244	4,313	—	—	5,557
Deprecation included in the cost of revenues	224	44	—	—	268
Gross profit	1,890	1,420	—	—	3,310
Other depreciation & amortization	115	—	28	—	143
Interest expense	35	2	137	—	174
Net income (loss)	40	915	(201)	—	754
Capital expenditures	99	6	32	—	137
Total assets at December 31, 2012	18,951	4,681	2,813	—	26,445

2013	Industrial Services	Rail Services	Corporate	Intersegment Eliminations	Six months ended June 30, 2013
External revenue:
Service revenue	$12,459	$—	$—	$—	$12,459
Product sales	2,059	8,778	—	—	10,837
Deprecation included in the cost of revenues	440	95	—	—	535
Gross profit	3,200	2,227	—	—	5,427
Other depreciation & amortization	227	2	44	—	273
Interest expense	16	3	91	—	110
Net income (loss)	(22)	1,219	(929)	—	268
Capital expenditures	173	178	—	—	351
Total assets at June 30, 2013	18,280	4,473	2,641	—	25,394

2012	Industrial Services	Rail Services	Corporate	Intersegment Eliminations	Six months ended July 1, 2012
External revenue:
Service revenue	$14,627	$—	$—	$—	$14,627
Product sales	2,547	8,566	—	—	11,113
Deprecation included in the cost of revenues	445	88	—	—	533
Gross profit	3,710	2,628	—	—	6,338
Other depreciation & amortization	228	—	52		280
Interest expense	70	4	293	—	367
Net income (loss)	284	1,655	(370)		1,569
Capital expenditures	137	84	50	—	271
Total assets at December 31, 2012	18,951	4,681	2,813	—	26,445

LONESTAR RENEWABLE TECHNOLOGIES CORP.

Audited Consolidated Financial Statements For

the years ended December 31, 2012 and 2011

(Stated in US Dollars)

LONESTAR RENEWABLE TECHNOLOGIES CORP.

Consolidated Financial Statements

1201 Louisiana Suite 800 Houston, Texas 77002 Main Number: 713-957-2300 Fax Number: 713-895-9393 www.cfw-cpa.com Certified Public Accountants and Business Advisors

INDEPENDENT AUDITORS’ REPORT

To the Shareholders of

Lonestar Renewable Technologies Corp.

Houston, Texas:

We have audited the accompanying consolidated financial statements of Lonestar Renewable Technologies Corp. (the “Company”), which comprise the consolidated balance sheets as of December 31, 2012 and 2011, and the related consolidated statements of loss and comprehensive loss, changes in equity (deficit), and cash flows for the years then ended, and the related notes to the financial statements.

Management’s Responsibility for the Financial Statements

Management is responsible for the preparation and fair presentation of these consolidated financial statements in accordance with accounting principles generally accepted in the United States of America; this includes the design, implementation, and maintenance of internal controls relevant to the preparation and fair presentation of consolidated financial statements that are free from material misstatement, whether due to fraud or error.

Auditors’ Responsibility

Our responsibility is to express an opinion on these consolidated financial statements based on our audits. We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the consolidated financial statements. The procedures selected depend on the auditor’s judgment, including the assessment of the risks of material misstatement of the consolidated financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal controls relevant to the entity’s preparation and fair presentation of the consolidated financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal controls. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Lonestar Renewable Technologies Corp. as of December 31, 2012 and 2011, and the results of their operations and their cash flows for the years then ended in accordance with accounting principles generally accepted in the United States of America.

Emphasis of Matter

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the consolidated financial statements, the Company has suffered recurring losses from operations, had a net capital deficiency, and subsequent to December 31, 2012, sold certain operating assets to a third-party, which raise substantial doubt about its ability to continue as a going concern. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty. Our opinion is not modified with respect to this matter.

Calvetti, Ferguson & Wagner, P.C.

Certified Public Accountants

Houston, Texas

April 24, 2013

LONESTAR RENEWABLE TECHNOLOGIES CORP.

CONSOLIDATED BALANCE SHEETS

(Stated in US dollars)

	As of December 31, 2012	As of December 31, 2011
ASSETS

Current:
Cash	$6,455	$229,478
Accounts receivable, net	592,588	1,225,321
Work-in-progress	—	36,777
Prepaid job costs	229,242	320,450
Prepaid expenses and deposits	154,524	179,258

Total current assets	982,809	1,991,284

Property and equipment, net	39,190	52,571
Other assets	14,377	14,377
Intangibles	—	19,873

Total non-current assets	53,567	86,821

TOTAL ASSETS	$1,036,376	$2,078,105

LIABILITIES AND SHAREHOLDERS’ EQUITY (DEFECIT)

Current:
Accounts payable	5,101,630	2,968,637
Accrued expenses	1,756,732	1,605,868
Deferred revenues	605,886	443,759
Due to related party	186,902	—
Current portion of long-term debt	7,333,887	3,167,043

Total current liabilities	14,985,037	8,185,307

Long-term debt	—	3,004,454

Total liabilities	14,985,037	11,189,761

Commitments and contingencies	—	—

SHAREHOLDERS’ EQUITY (DEFICIT)
Preferred stock, no par value, unlimited authorized, 34,134,615 outstanding	5,951,435	5,937,250
Additional paid-in capital	1,710,554	1,655,080
Accumulated comprehensive income	9,966	16,666
Accumulated deficit	(21,620,616)	(16,720,652)

Total shareholders’ equity (deficit)	(13,948,661)	(9,111,656)

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY (DEFICIT)	$1,036,376	$2,078,105

The accompanying notes are an integral part of these consolidated financial statements.

LONESTAR RENEWABLE TECHNOLOGIES CORP.

CONSOLIDATED STATEMENTS OF LOSS AND COMPREHENSIVE LOSS

(Stated in US dollars)

	Year ended December 31, 2012	Year ended December 31, 2011
Revenue	$14,204,852	$16,333,626
Cost of sales	9,628,889	10,658,974

Gross profit	4,575,963	5,674,652

Expenses:
Sales and marketing	3,343,488	2,771,501
General and administrative	4,806,537	4,962,036
Bad debt expense	54,415	350,987
Depreciation and amortization	33,254	140,872
Goodwill Impairment	—	7,297,411

Total expenses		15,522,807

Total operating loss	8,237,694	(9,848,155)

Interest expense	947,622	652,063
Loss on sale of assets	—	73,517
Loss on settlement	333,804	—
Gain on debt restructuring	—	(153,603)
Other, net	(44,793)	(316)

Total other (income) expense:	1,236,633	571,661

Loss before income taxes	(4,898,364)	(10,419,816)
Income tax expense :
Current	(1,600)	(1,600)

NET LOSS	(4,899,964)	(10,421,416)
Other comprehensive income (loss)
Gain (loss) on currency translation	(6,700)	4,170

TOTAL COMPREHENSIVE LOSS	$(4,906,664)	(10,417,246)

The accompanying notes are an integral part of these consolidated financial statements.

LONESTAR RENEWABLE TECHNOLOGIES CORP. CONSOLIDATED

STATEMENTS OF CHANGES IN EQUITY (DEFICIT)

(Stated in US dollars, except share amounts)

	Common Shares	Common Stock	Preferred Shares	Preferred Stock	Additional Paid-In Capital	Accumulated Other Comprehensive Income	Accumulated Deficit	Total
Balance, December 31, 2010	32,595,280	$5,937,250	—	$—	$1,601,103	$12,496	$(6,299,236)	$1,251,613
Total comprehensive loss for the period
Net Loss	—	—	—	—	—	—	(10,421,416)	(10,421,416)
Currency translation	—	—	—	—	—	4,170	—	4,170

Total comprehensive loss for the period	—	—	—	—	—	4,170	(10,421,416)	(10,417,246)

Shareholder transaction
Stock-based compensation	—	—	—	—	53,977	—	—	53,977

Total shareholder transactions	—	—	—	—	53,977	—	—	53,977

Balance, December 31, 2011, Acro Energy Technologies, Corp. common shares	32,595,280	$5,937,250	—	$—	$1,655,080	$16,666	$(16,720,652)	$(9,111,656)

Total comprehensive loss for the period
Net Loss	—	—	—	—	—	—	(4,899,964)	(4,899,964)
Currency translation	—	—	—	—	—	(6,700)	—	(6,700)

Total comprehensive loss for the period	—	—	—	—	—	(6,700)	(4,899,964)	(4,906,664)

Shareholder transaction
Exchange of outstanding of Acro Energy Technologies Corp. common stock	(23,085,004)	(4,204,947)	23,085,004	4,204,947	—	—	—	—
Exchange of outstanding of Acro Energy Technologies Corp. common stock	(9,510,276)	(1,732,303)	9,510,276	1,529,727	—	—	—	(202,576)
Issuance of Lonestar Renewable Technologies Corp.	—	—	1,539,335	216,761	—	—	—	216,761
Stock-based compensation	—	—	—	—	55,474	—	—	55,474

Total shareholder transactions	(32,595,280)	(5,937,250)	34,134,615	5,951,435	55,474	—	—	69,659

Balance, December 31, 2012	—	—	34,134,615	$5,951,435	$1,710,554	$9,966	$(21,620,616)	$(13,948,661)

The accompanying notes are an integral part of these consolidated financial statements.

LONESTAR RENEWABLE TECHNOLOGIES CORP.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(Stated in US dollars)

	Year ended December 31, 2012	Year ended December 31, 2011
CASH FLOWS FROM OPERATING ACTIVITIES
Net loss	$(4,899,964)	$(10,421,416)
Adjustments to reconcile net loss to cash from operating activities:
Goodwill impairment	—	7,297,411
Depreciation and Amortization	33,254	140,872
Bad debt expense	68,551	350,987
Loss on sale of assets	—	73,517
Stock-Based Compensation	55,474	53,977
Loss on settlement	333,804	—
Gain on restructuring of debt	—	(153,603)
Gain (loss) on currency translation	(6,700)	4,170
Increase in long-term debt principal recorded as interest expense	600,000	—
Change in non-cash working capital balances:
Accounts receivable	564,182	(445,259)
Other receivables	—	23,248
Work-in-progress	36,777	1,100,118
Inventory	—	659,959
Prepaid job costs	91,208	(320,450)
Prepaid expenses and deposits	24,734	85,040
Accounts payable and accrued expenses	2,534,123	2,918,482
Deferred revenues	162,127	(234,389)

Net cash from (used in) operating activities	(402,430)	1,132,664

CASH FLOWS FROM INVESTING ACTIVITIES
Capital expenditures	—	(53,903)
Sale of Assets	—	130,871

Net cash from (used in) investing activities	—	76,968

CASH FLOWS FROM FINANCING ACTIVITIES
Issuance of capital stock	216,761	—
Repurchase of capital stock	(202,576)	—
New borrowings	1,129,036	2,591,061
Payments on loans	(963,814)	(3,706,836)
Payments on capital leases	—	(22,874)

Net cash from (used in) financing activities	179,407	(1,138,649)

NET CHANGE IN CASH AND CASH EQUIVALENTS	(223,023)	70,983
CASH AND CASH EQUIVALENTS, beginning of period	229,478	158,495

CASH AND CASH EQUIVALENTS, end of period	$6,455	$229,478

Supplemental Cash Flow Information (Note 14)

The accompanying notes are an integral part of these consolidated financial statements.

LONESTAR RENEWABLE TECHNOLOGIES CORP.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(Stated in US dollars)

For the years ended December 31, 2012 and 2011

Note 1. Nature and Continuance of Operations

Lonestar Renewable Technologies Corp. (the “Company”) is incorporated under the provisions of the Business Corporations Act (British Columbia). The Company is focused on the consolidation and growth of renewable energy companies, primarily in the United States residential solar energy installation market. The Company’s head office is located in Houston, Texas.

These consolidated financial statements have been prepared in accordance with U.S. Generally Accepted Accounting Principles (“GAAP”) applicable to a going concern, which assumes the realization of assets and discharge of liabilities in the normal course of business as they come due. There is substantial doubt about the Company’s ability to continue as a going concern. The Company had a net loss of $4,899,964 and $10,421,416 for the years ended December 31, 2012 and 2011, respectively, and a capital deficiency of $13,948,661 and $9,111,656, as of December 31, 2012 and 2011, respectively. The Company has sustained substantial losses in recent years and its ability to continue as a going concern is dependent on the Company’s ability to generate cash flows and satisfy its obligations. Management’s plan to obtain sufficient cash flow is dependent on the success of its ability to generate positive cash flows from selling assets and discharging liabilities with vendors and creditors. Substantially all of the Company’s assets were sold in 2013. See Note 15.

However, there can be no assurances that management will be successful in meeting the obligations and providing sufficient cash flows to the Company on acceptable terms. The Company may have to seek bankruptcy protection if management’s plan is not successful.

The consolidated financial statements do not give effect to any adjustments which would be necessary should the Company be unable to continue as a going concern, and, therefore, be required to realize its assets and discharge it liabilities in other than the normal course of business and at amounts different from those reflected in these financial statements.

On October 24, 2011, the Company held a Special Meeting of shareholders, at which the shareholders approved a resolution authorizing the Company’s directors to apply for the voluntary delisting of the Company’s common shares from the TSXV. The application was approved by the TSXV on October 27, 2011, and effective at the close of business on November 11, 2011, the common shares of the Company were voluntarily delisted from the TSXV.

Effective December 15, 2011, Lonestar Renewable Technologies Corp., a Delaware corporation (“Lonestar Renewable”), Lonestar Renewable Technologies Acquisition Corp., a British Columbia corporation (“Lonestar Acquisition”), and a number of the shareholders of Acro Energy Technologies Corp. (“Acro-BC”)(“Selling Shareholders”) entered into a Share Exchange Agreement, under which the Selling Shareholders sold their Common Shares in Acro-BC to Lonestar Acquisition in return for an equal number of shares in Lonestar Renewable. As of February 28, 2012, Lonestar Acquisition had acquired an aggregate of 23,085,004 of Acro-BC’s Common Shares pursuant to the Share Exchange Agreement.

At a special meeting of the shareholders of Acro-BC held on March 27, 2012, a special resolution was adopted approving the amalgamation of Acro-BC and Lonestar Acquisition, a wholly-owned subsidiary of the Company. Pursuant to the terms of the special resolution, each issued and outstanding common share of Acro-BC, other than those held by Lonestar Acquisition, (totaling 9,510,276 shares) would be exchanged for one Redeemable Preferred Share in the capital of the resulting amalgamated company. Effective April 11, 2012, Acro-BC and Lonestar Acquisition were amalgamated as one company under the name Lonestar Renewable Technologies

LONESTAR RENEWABLE TECHNOLOGIES CORP.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(Stated in US dollars)

For the years ended December 31, 2012 and 2011

Acquisition Corp. All shareholders of Acro-BC, other than Lonestar Acquisition, have been or will be paid, upon delivery of the certificates representing their common shares in Acro-BC, a cash amount equal to the Redemption Price, being $0.04 Canadian per Redeemdable Preferred Share. The consideration to be paid on the redemption of the Redeemable Preferred Shares has been fully funded by the Company and forwarded to a depositary for distribution.

Note 2. Significant Accounting Policies

a) Basis of presentation and consolidation

The consolidated financial statements were prepared in accordance with GAAP. All amounts are expressed in US dollars. These consolidated financial statements include the accounts of Lonestar Renewable Technologies Corp. and its subsidiaries Lonestar Renewable Technologies Acquisition Corp., Acro Energy Technologies Corp., Acro Energy Technologies, LLC, Acro Energy Technologies, Inc. (formerly Acro Electric, Inc.) and Energy Efficiency Solar, Inc, all of which are wholly owned by the Company. All significant intercompany transactions and balances have been eliminated upon consolidation.

b) Foreign currency translation

The Company’s only revenue producing activities are within the United States and conducted in US dollars. Although the Company’s corporate domicile is in Canada, the transactions conducted in Canadian dollars are minimal.

As indicated, most of the Company’s activities have been transacted and maintained in the accounting records in US dollars so no translation adjustments are necessary. Canadian dollar transactions are translated into US dollars using the temporal method.

c) Cash

The Company maintains cash which consist principally of demand deposits with high credit quality financial institutions. At certain times, such amounts exceed federal insurance limits.

d) Allowance for Doubtful Accounts

We establish provision for losses on accounts receivables if it is determined that collection of all or a part of an outstanding balance is not probable. Collectability is reviewed regularly and an allowance is established or adjusted, as necessary, using the credit worthiness of the customer, delinquency of the receivable and the customer’s disposition to pay. The allowance for doubtful accounts was $128,941 and $146,761 at December 31, 2012 and 2011, respectively.

e) Property and equipment

Property and equipment are stated at cost less accumulated depreciation. Depreciation is computed using the straight-line method over the useful lives of the related assets. Leasehold improvements are amortized over the shorter of the lease term or the estimated useful life of the asset. Maintenance and repairs are charged to operations when incurred.

LONESTAR RENEWABLE TECHNOLOGIES CORP.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(Stated in US dollars)

For the years ended December 31, 2012 and 2011

The estimated useful lives for depreciation purposes are:

Estimated Useful Lives
Tools, machinery and equipment	5 – 7 Years
Office furniture, equipment and computers	7 Years
Vehicles	5 Years
Leasehold improvements	Lease term

f) Impairment of long-lived assets

Management reviews long-lived assets to be held and used for impairment annually or more frequently if circumstances indicate that an impairment condition may exist (that is, when the carrying value of long-lived assets exceeds its fair value). An impairment of long-lived assets is recognized only if the carrying value of long-lived assets exceeds its fair value and is not recoverable (the carrying value exceeds the sum of the undiscounted cash flows expected to result from the use and eventual disposition of the long-lived asset). An impairment loss, measured as the amount by which the carrying value of the long-lived asset exceeds its fair value, is recorded in the consolidated statement of operations and is not allowed to be restored in later periods.

g) Intangible assets

Intangible assets acquired individually or as part of a group of other assets are initially recognized and measured at fair value. The assigned values of a group of intangible assets acquired in a business combination that meet the specified criteria for recognition apart from goodwill are allocated to the individual assets acquired based on fair value. Intangible assets consist of non-competition agreements and are amortized over the estimated life of the contracts which are three years. Intangible assets are tested for impairment annually, or more frequently if events or changes in circumstances indicate the asset might be impaired. The net carrying amount of these intangibles was $0 and $19,873 at December 31, 2012 and December 31, 2011, respectively.

h) Corporate transaction costs

Costs directly identifiable with the raising of capital are charged against the related capital stock. Costs related to shares not yet issued are recorded as prepaid capital costs and are included in prepaid expenses and deposits. These costs are considered prepaid until the issuance of the shares to which the costs relate, at which time the costs will be charged against the related capital stock or charged to operations if the shares are not issued.

i) Income taxes

The tax expense for the period comprises current state income tax.

Tax is recognized in the income statement, except to the extent that it relates to items recognized directly in equity. In this case, the tax is also recognized in equity. The current income tax charge is calculated on the basis of the tax laws enacted or substantively enacted at the balance sheet date in the countries where the company’s subsidiaries and associates operate and generate taxable income. Management periodically

LONESTAR RENEWABLE TECHNOLOGIES CORP.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(Stated in US dollars)

For the years ended December 31, 2012 and 2011

evaluates positions taken in tax returns with respect to situations in which applicable tax regulations is subject to interpretation. It establishes provisions where appropriate on the basis of amounts expected to be paid to the tax authorities.

Deferred income tax is recognized, using the liability method, on temporary differences arising between the tax basis of assets and liabilities and their carrying amounts in the consolidated financial statements. However, the deferred income tax is not accounted for if it arises from initial recognition of an asset or liability in a transaction other than a business combination that at the time of the transaction affects neither accounting nor taxable profit or loss. Deferred income tax is determined using tax rates (and laws) that have been enacted or substantially enacted by the balance sheet date and are expected to apply when the related deferred income tax asset is realized or the deferred income tax liability is settled. Deferred income tax assets are recognized only to the extent that it is probable that future taxable profit will be available against which the temporary difference can be utilized.

Deferred income tax is provided on temporary differences arising on investments in subsidiaries and associates, except where the timing of the reversal of the temporary difference is controlled by the Company and it is probable that the temporary difference will not reverse in the foreseeable future. To the extent that the Company does not consider it more likely than not that a future tax asset will be recovered, it provides a valuation allowance against the excess.

Authoritative guidance for accounting for uncertainty in income taxes requires that the Company recognize the financial statement benefit of a tax position only after determining that the relevant tax authority would more- likely-than-not sustain the position following an examination. Management has reviewed the Company’s tax positions and determined there were no uncertain tax positions requiring recognition in the consolidated financial statements.

j) Revenue recognition

Revenue from sales of products is recognized using the completed contract method. We recognize revenue on completed contracts when the project is substantially complete and billable to the customer.

Deferred revenue includes amounts that have been invoiced but not yet recognized as revenue.

k) Job costs

Job costs consist of costs incurred for which system installation has not been completed. When system installation is complete, these amounts will be recorded as cost of sales as the corresponding revenue is recognized.

l) Manufacture and installation warranties

For installations prior to November 1, 2011, the Company provides a 10 year warranty on labor and incidental supplies other than the solar panels and inverters covered under the manufacturer’s warranty. The manufacturer of the solar panels and inverters provide warranties ranging from 10-25 years. The Company assists the customer in processing warranty claims with the manufacturer in the event that a defective panel or inverter needs replacement. The warranty reserve was $134,302 and $0 at December 31, 2012 and December 31, 2011, respectively.

LONESTAR RENEWABLE TECHNOLOGIES CORP.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(Stated in US dollars)

For the years ended December 31, 2012 and 2011

m) Stock-based compensation

The Company uses the fair value method of accounting for its stock options and other stock-based payments. Under this method, compensation cost is measured at fair value using the Black-Scholes option pricing model at the date of grant and expensed over the vesting period of the option for employees and over the earlier of the provision of services or the vesting period for non-employees with a corresponding increase to contributed surplus. Compensation cost is not recognized for awards that are forfeited.

Stock-based compensation relating to warrants granted to share placement agents is treated as share issuance cost.

n) Use of estimates

The preparation of financial statements in accordance with GAAP requires the Company to make estimates and assumptions that affect the reported amount of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amount of revenues and expenses during the period. Actual results could differ from these estimates. Significant estimates include, but are not limited to the valuation of future tax assets, the purchase price allocation for business acquisitions and assumptions used in stock-based compensation.

o) Reclassifications

Certain reclassifications have been made to prior year amounts to conform to current year presentation. These changes had no effect on the Company’s consolidated financial position, results of operations or cash flows.

p) Subsequent Events Evaluation

Management has evaluated subsequent events through April 24, 2013, the date the financial statements were available to be issued. See Note 16.

Note 3. Adoption of New Accounting Standards

In May 2011, the Financial Accounting Standards Board (‘FASB”) issued updated accounting guidance related to fair value measurements and disclosures. This guidance includes amendments that clarify the application of existing fair value measurement requirements, in addition to other amendments that change principles or requirements for measuring fair value and for disclosing information about fair value measurements. This guidance is effective for annual periods beginning after December 15, 2011. The adoption of this guidance did not have a material effect on the Company’s consolidated financial statements.

In June 2011, the FASB issued amended authoritative guidance associated with comprehensive income, which requires companies to present the total of comprehensive income, the components of net income, and the components of other comprehensive income either in a single continuous statement of comprehensive income or in two separate but consecutive statements. This update eliminates the option to present the components of other comprehensive income as part of the statement of changes in equity. In December 2011, the FASB deferred the effective date of the specific requirement to present items that are reclassified out of accumulated other comprehensive income to net income alongside their respective components of net income and other

LONESTAR RENEWABLE TECHNOLOGIES CORP.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(Stated in US dollars)

For the years ended December 31, 2012 and 2011

comprehensive income. The amendments to authoritative guidance associated with comprehensive income were effective for the Company on October 1, 2012 and have been applied retrospectively. The adoption of this guidance did not have a material impact on our consolidated financial statements.

In September 2011, the FASB issued guidance that amends and simplifies the rules related to testing goodwill for impairment. The revised guidance allows an entity to first assess qualitative factors to determine whether the existence of events or circumstances leads to a determination whether it is more likely than not that the fair value of reporting unit is less than its carrying amount. The results of this assessment will determine whether it is necessary to perform the currently required two-step impairment test. Under this update, an entity also has the option to bypass the qualitative assessment for any reporting unit in any period and proceed directly to performing the two-step goodwill impairment test. The adoption of this guidance did not have a material effect on the Company’s consolidated financial statements.

Other recent accounting pronouncements issued by the FASB or other authoritative standards groups with future effective dates are either not applicable or are not expected to be significant to the consolidated financial statements of the Company.

Note 4. Prepaid and Other Assets

The components of prepaid and other assets as December 31, 2012 and 2011 are as follows:

	December 31,2012	December 31,2011
Insurance	$29,986	$27,537
Rent	22,609	24,625
Commissions	38,500	87,599
Software licenses	39,815	18,872
Other	23,614	20,625

	$154,524	$179,258

Note 5. Property and Equipment

A detail of the components of property and equipment as of December 31, 2012 and 2011 are as follows:

	December 31,2012	December 31,2011
Property and equipment, cost	$94,713	$94,713
Accumulated depreciation	(55,523)	(42,142)

	$39,190	$52,571

Net book value:
Vehicles	7,108	9,424
Leasehold improvements	20,333	23,333
Office furniture and equipment	11,749	19,814

	$39,190	$52,571

Depreciation expense was $13,381 and $58,787 for the year ended December 31, 2012 and 2011.

LONESTAR RENEWABLE TECHNOLOGIES CORP.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(Stated in US dollars)

For the years ended December 31, 2012 and 2011

Acro Energy established a $1,000,000 line of credit with Encore Bank on May 14, 2010. On December 21, 2010 this line of credit was increased to $2,000,000. In connection with the renewal of this line of credit, on May 13,

2011, the Company granted collateral security on all of the assets of the Company and its subsidiaries, Acro Energy Technologies, LLC and Energy Efficiency Solar Inc., to the four individuals who signed as co-borrowers on the Encore line of credit including the Company’s CEO and another Company executive (the “Secured Parties”). On September 26, 2011, a Financing Statement covering the assets was filed in California on behalf of the Secured Parties. On June 15, 2012, the Secured Parties provided notice of intention to foreclose on the assets covered by the security interest. On June 19, 2012, the Secured Parties assigned their rights under the security agreement to Residential Renewable Energy Technologies, Inc., a related party. On June 19, 2012, the Company made a general assignment of assets to Residential Renewable Energy Technologies, Inc. in return for the agreement by Residential Renewable Energy Technologies, Inc. to lease the physical assets back to Energy Efficiency Solar, Inc. and allow Energy Efficiency Solar, Inc. to use of the Acro Energy trademark for a monthly lease payment of $1.00. On June 25, 2012, Residential Renewable Energy Technologies, Inc. filed in California a UCC Financing Statement covering all assets of the Company and its subsidiaries, Acro Energy Technologies, LLC and Energy Efficiency Solar Inc.

Note 6. Intangible Assets

Listed below are the identifiable intangible assets, solely non-compete agreements, recognized upon the acquisition of the Acro Electric, Inc. and Energy Efficiency Solar, Inc. Intangible assets are reviewed for impairment whenever events or changes in circumstances indicate the carrying amount of an asset may not be recoverable but at least on an annual basis. Intangible assets were fully amortized during the year ended December 31, 2012. Intangible assets consist of the following:

	December 31, 2012	December 31, 2011
Non-compete agreements	$223,104	$223,104
Accumulated amortization	(223,104)	(203,231)

	$—	$19,873

Amortization expense was $19,873 and $82,087 for the year ended December 31, 2012 and 2011.

Note 7. Debt

The Company established a $1,000,000 line of credit with Cadence Bank (formerly known as Encore Bank) on May 14, 2010. On December 21, 2010 this line of credit was increased to $2,000,000. The interest rate on funds advanced under this line is the greater of prime rate plus 1% or 6% (6% for the years ended December 31, 2012 and 2011). This credit facility has a maturity date of March 31, 2013 and the outstanding balance at December 31, 2012 and 2011 was $1,999,667 and 1,199,999, respectively. Management is currently in discussions with the bank in regards to the expiration of the line.

As part of the consideration given for the acquisition of Acro Electric, Inc. in 2008, the Company issued an unsecured convertible demand promissory note for $2,939,034 to the seller, Steve Vella, a former majority shareholder in the Company. Following the Company being joined in a lawsuit against Mr. Vella, referenced in Note 9, the Company suspended payment on the promissory note. During 2011, the promissory note was reported at $2,061,921 net of remaining discount of $601,542. On November 23, 2011, the Company and Mr. Vella reached a Settlement Agreement and Release in which the Company issued a promissory note which superseded

LONESTAR RENEWABLE TECHNOLOGIES CORP.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(Stated in US dollars)

For the years ended December 31, 2012 and 2011

the unsecured convertible demand promissory note for $2,500,000 due on November 23, 2016 with interest payments due monthly with and interest rate between 7.2% and 10.8% per annum. The new agreement resulted in a $153,603 non-cash gain in the Consolidated Statement of Operations. In June 2012, the company stopped making the required interest payments. Under the terms of the agreement, when payments are not made, an additional principal balance of $100,000 is added to the balance for each month the payment is missed, up to a maximum of six months. At December 31, 2012, the balance was $3,100,000, which included the original principal due and the additional principal amounts noted above. The interest rate in effect at December 31, 2012 and 2011 was 7.2%.

The Company had an unsecured interest-bearing loan payable to an individual related to a major shareholder. The loan bears interest of 7.49% per annum and matured in December 2025. Principal and interest payment of $1,670 were made monthly. During 2011, the Company restricted the note and shortened the term. At December 31, 2012 and 2011, the balance of the loan was $0 and $55,440, respectively.

As part of the consideration given for the business acquisition of Energy Efficiency Solar, Inc. in 2009, $740,700 in the form of a promissory note was issued by the Company to the seller. On June 16, 2010 this note along with an addition $100,000 line of credit from the seller was restructured with a 3.25% per annum interest rate. In accord with the revised terms of the note, $262,500 of the note was repaid in December 2010 and an additional $87,500 was repaid in March 2011. The balance of the note is due in February 2013. The balance of this note at December 31, 2012 and 2011 was $504,454.

The Company established a short-term note with a 6.0% per annum interest rate with a former supplier in January 2012 for $1,807,598 which established a payment plan for items purchased for inventory in late 2011. On May 1, 2012, that supplier filed a complaint against Acro Energy Technologies, Inc. and Acro Energy Technologies Corp. for breach of contract and common counts based on an alleged failure on timely payment. On May 23, 2012, that supplier filed a first amended complaint based on the same transaction. Effective August 31, 2012, a settlement agreement was reached to resolve the claim. The outstanding principal at the time of the settlement was $1,532,598, and the settlement reduced the total debt amount to $1,200,000. The Company paid $200,000 of the settlement balance as of December 2012. On January 15, 2013, the Company defaulted on the settlement agreement. Based on the terms of the settlement agreement, the supplier claimed for a total amount due of $1,729,766. In March 2013, a judgment was made against Acro Energy Technologies Corp. for the total claim amount. The accompanying consolidated financial statements were adjusted as of December 31, 2012 to reflect the balance due of $1,729,766. To record the increase in the principal balance, accrued interest of $63,364 was reclassified to the principal balance of the note, and the remaining increase of $333,804 was recorded as a loss on settlement.

The Company had a $700,000 no interest line of credit facility with the Company’s former CEO for which the balances at December 31, 2012 and December 31, 2011 were $ 0 and $104,338, respectively.

Note 8. Related Party Transactions and Loans

The Company established a $1,000,000 line of credit with Encore Bank on May 14, 2010. On December 21, 2010 this line of credit was increased to $2,000,000. In connection with the renewal of this line of credit, the Company granted collateral security on the assets of the Company and its subsidiaries, Acro Energy Technologies, LLC and Energy Efficiency Solar Inc., to four individuals who signed as co-borrowers on this line of credit including the Company’s former CEO and another Company executive.

LONESTAR RENEWABLE TECHNOLOGIES CORP.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(Stated in US dollars)

For the years ended December 31, 2012 and 2011

The Company also had borrowed $186,902 in 2012 from certain shareholders including the Company’s former CEO and another Company executive to fund its operation. This is a non-interest bearing note without formal repayment terms.

With the exception of the item noted above and the debt transactions discussed in Note 7, the Company did not have material related party transaction for the year ended December 31, 2012 and 2011.

Note 9. Commitments and Contingencies

Operating Leases

The Company leases property under both month-to-month and non-cancellable operating lease arrangements. For the years ended December 31, 2012 and 2011, the Company recorded rent expense under operating leases of $94,016 and $165,997.

The following table summarizes our future minimum payments under existing operating property leases:

Year
2013	$158,899
2014	120,117
2015	69,000
2016	46,000
2017	—

Total	$394,016

Earn Out

As part of the Acro Electric, Inc. acquisition, the Company is obligated to pay an earn out to the seller for each of the calendar years through 2011, in which the earnings before interest, tax, depreciation and amortization (“EBITDA”) of the acquired entity exceed the EBITDA of the acquired entity for calendar year 2008. The earn out shall be equal to twenty percent (20%) of the excess EBITDA earned in such calendar year with the total potential earn-out capped at a maximum of $1,600,000. No amounts were due under the contingent earn out obligation for the years ended December 31, 2011.

Legal

The Company and its subsidiaries are involved in certain legal proceedings arising in the ordinary course of business. The Company’s wholly owned subsidiary, Acro Energy Technologies, Inc. (formerly Acro Electric, Inc.) was added to a lawsuit against Steve Vella, the former owner of Acro Electric, Inc., arising from a 2007 transaction between Mr. Vella and a former shareholder of Acro Electric, Inc. that predates the Company’s acquisition. On November 4, 2009, Mr. Vella was removed from the position of Chief Operations Officer of the Company. On October 25, 2010, the Company terminated the employment of Steve Vella, as Director of Business Development. On December 7, 2010, Mr. Vella filed suit in the Superior Court of Stanislaus County, California against Acro Energy Technologies, LLC, the Company’s wholly owned subsidiary, claiming breach of his employment agreement and breach of the Stock Purchase Agreement for the purchase of Acro Electric, Inc. Effective November 23, 2011, an agreement was reached to resolve the claims between Vella and the Company.

LONESTAR RENEWABLE TECHNOLOGIES CORP.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(Stated in US dollars)

For the years ended December 31, 2012 and 2011

On January 13, 2012, Mr. Vella made an offer to compromise all claims. One of the terms of the offer to compromise was that any and all claims against Acro Energy Technologies, Inc. shall be fully and finally resolved, terminated, discharged, waived and released. On February 14, 2012, the attorneys for the former shareholder accepted Mr. Vella’s offer to compromise without condition.

On May 1, 2012, a supplier of solar modules and related materials filed a complaint against Acro Energy Technologies, Inc. and Acro Energy Technologies Corp. for breach of contract and common counts based on an alleged failure to timely pay for materials. On May 23, 2012, that supplier filed a first amended complaint based on the same transaction and asserted a claim for alter ego against a director and officer of the Company. Effective August 31, 2012, a settlement agreement was reached to resolve the claim. On January 15, 2013, the Company defaulted on the settlement agreement. Based on the terms of the settlement agreement, the supplier claimed for a total amount due of $1,729,766. In March 2013, a judgment was made against the Company for the total claim amount. See Note 7.

Note 10. Capital Stock

Share Repurchase Agreement

On January 20, 2012, Lonestar Acquisition made an offer to purchase all of the remaining issued and outstanding Common Shares of Acro-BC (the “Offer”). The Offer was open for acceptance until February 27, 2012. A total of 3,576,110 Common Shares of Acro-BC were deposited in response to the Offer and acquired by Lonestar Acquisition.

Effective February 27, 2012, Acro-BC and Lonestar Acquisition entered into an Amalgamation Agreement under which Acro-BC and Lonestar Acquisition would amalgamate and continue as “Lonestar Renewable Technologies Acquisition Corp.” Pursuant to the terms of the Amalgamation Agreement, on the Effective Date, each issued and outstanding Common Share of Acro-BC, other than those held by Dissenting Shareholders and Lonestar Acquisition, would be exchanged for one Lonestar Acquisition Redeemable Preferred Share. Following the Amalgamation, the Lonestar Acquisition Redeemable Preferred Shares will be immediately redeemed at the Redemption Price by Lonestar Acquisition, such that Lonestar Acquisition will then own, directly and indirectly, all of the outstanding Common Shares of Lonestar Acquisition. All Shareholders, other than the Dissenting Shareholders and Lonestar Acquisition, will be paid, upon delivery of the certificates representing their Common Shares, a cash amount equal to the Redemption Price, being $0.04 Canadian per Lonestar Acquisition Redeemable Preferred Share.

On March 27, 2012, Acro-BC held a Special Meeting of shareholders, at which the shareholders approved a special resolution ratifying the Amalgamation Agreement and authorizing the Amalgamation of Acro-BC and Lonestar Renewable Technologies Acquisition Corp. pursuant to the provisions of Section 269 of the Business Corporations Act (British Columbia) and upon the terms and conditions set forth in the Amalgamation Agreement. No shareholder exercised their dissent rights under the provisions of Section 238 of the Business Corporations Act (British Columbia).

On April 11, 2012, an Amalgamation Application was filed with the British Columbia Registrar of Corporations. The amalgamation took effect at the time that the Amalgamation was filed with the Registrar. Upon the completion of the Amalgamation, the Company has filed a Notice under Instrument 11-502 with the British Columbia Securities Commission and ceased to be a reporting issuer (or equivalent) in all the provinces of Canada in which Acro-BC was previously a reporting issuer (or equivalent).

LONESTAR RENEWABLE TECHNOLOGIES CORP.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(Stated in US dollars)

For the years ended December 31, 2012 and 2011

Authorized and Issued Shares

At December 31, 2012, Lonestar Renewable Technologies Corp. has an unlimited number of no value preferred shares authorized. At December 31, 2011, Acro Energy Technologies Corp. had an unlimited number of no par value common shares authorized.

Stock Options

On May 15, 2009, the Company received acceptance from the TSX Venture Exchange for the adoption of the Company’s rolling 10% stock option plan (the “Stock Option Plan”) which provided that the Board of Directors of the Company may grant to directors, officers, employees and technical consultants to the Company, non-transferable options to purchase common shares. Stock options granted under the Stock Option Plan had a maximum term of five years from the date of grant and had an exercise price that is not less than the last closing price of the shares before the date of the grant less the maximum discount permitted under the policies of the Exchange. The vesting schedule of each option is determined at the discretion of the Board of Directors.

Pursuant to the amalgamation described above, the stock option plan was effectively terminated on the effective date of the amalgamation on April 11, 2012 and all of the outstanding options were expired as they were not exercised. The following summarizes stock options activity for the years ended December 31, 2012 and 2011:

	Number of options	Weighted average exercise price ($CAD)
Outstanding at December 31, 2010	3,210,000	0.34
Granted	1,160,000	0.13
Forfeited or expired	1,865,383	0.31

Outstanding at December 31, 2011	2,504,617	$0.26
Forfeited or expired	2,504,617	0.26

Outstanding at December 31, 2012	—	$0.00

Options outstanding and exercisable as at December 31, 2011 are summarized below:

	Options Outstanding			Options Exercisable
Exercise price ($CAD)	Number of options	Weighted average exercise price ($CAD)	Weighted average life years	Number of options	Weighted average exercise price ($CAD)	Weighted average life years
0.10 – 0.25	1,674,617	0.15	4.07	692,617	0.14	2.42
> 0.25	830,000	0.46	3.52	795,000	0.47	3.48

	2,504,617	0.25	3.88	1,487,617	0.32	2.99

LONESTAR RENEWABLE TECHNOLOGIES CORP.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(Stated in US dollars)

For the years ended December 31, 2012 and 2011

The Company recorded stock-based compensation expense of $55,474 and $53,977 for the years ended December 31, 2012 and 2011. The fair value of common share options granted was estimated on the date of grant using the Black-Scholes option pricing model using the assumptions noted below for the years ended December 31, 2012 and 2011:

Expected life of stock options (years)	5.00
Volatility (weighted average)	100%
Risk-free rate of return (weighted average)	3.0%
Expected dividend yield	0%

Note 11. Income Taxes

As at December 31, 2012, the Company had accrued $0 for current US taxes payable.

The actual income tax expense reflected in the accompanying consolidated statements of operations for the year ended December 31, 2012 and 2011 differs from the “expected” tax expense (computed by applying the U.S. Federal corporate tax rate of 34% to income before taxes) as follows:

	2012	2011
Expected tax at Federal statutory rate	$(1,665,988)	$(3,543,281)
Other permanent items	(31,174)	(95,878)
State income taxes	1,600	1,600
Valuation allowance	1,697,162	3,639,159

Income tax provision	$1,600	$1,600

The tax effects of temporary differences that give rise to the Company’s future tax assets and liabilities as at December 31, 2012 and 2011 are as follows:

	2012	2011
Deferred income tax assets:
Net operating loss carryforward	$4,009,130	$2,712,545
Stock-based compensation	—	96,353
Allowance for bad debt	45,129	51,366
Deferred compensation	89,149	14,269
Various Reserves	302,424	—
Intangibles	126,052	130,224
Property	16,676	16,676

Total deferred income tax assets	4,588,560	3,021,433

Valuation allowance	(4,588,560)	(3,021,433)

Net deferred income tax assets	$—	$—

A valuation allowance is provided when it is more likely than not that some portion of the future tax assets will not be realized. The Company established a 100% valuation allowance due to the uncertainty of realizing future tax benefits from its net operating loss carryforwards and other future tax assets. At December 31, 2012, the

LONESTAR RENEWABLE TECHNOLOGIES CORP.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(Stated in US dollars)

For the years ended December 31, 2012 and 2011

Company had net operating loss carryforwards expiring at various dates between 2028 and 2032 of approximately $10.4 million for U.S federal taxes, $1.2 million for Canadian taxes and $10.1 million for state income tax purposes.

The Company’s tax returns filed since its inception and those filed since 2008 by Acro Electric, Inc. and Energy Efficiency Solar, Inc. prior to their acquisition by the Company, are subject to examination by taxing authorities. Generally, the applicable statues of limitations are three to four years from filing of the returns.

Note 12. Significant Suppliers

As of November 1, 2011, the Company has entered into an exclusive agreement with an external organization for installation services. The agreement provides for payment of services based upon specific milestones of each installation. The agreement term is one year, with an automatic renewal feature for an additional year. The agreement was automatically renewed upon expiration in November 2012.

Note 13. Employee Retirement Savings Plans

The Company adopted a 401(k) savings plan for its employees. The plans cover all employees of our subsidiaries in California. Under the terms of the plans, employees may contribute up to a maximum of 15%, subject to Internal Revenue Code (“IRC”) limitations, of their salaries to the plan plus any catch-up contributions permitted under the IRC. The Company does not match employee contributions but has a discretionary profit sharing option. No Company contributions were made for the year ended December 31, 2012 and 2011.

The Company terminated the plan in February 2013.

Note 14. Supplemental Cash Flow Information

Cash paid for taxes for the years ended December 31, 2012 and 2011 were $69,249 and $179,192, respectively.

Cash paid for interest for the years ended December 31, 2012 and 2011 were $251,122 and $432,439, respectively.

Note 15. Subsequent Events

On February 8, 2013, Residential Renewable Technologies, Inc., Energy Efficiency Solar, Inc. and Lonestar Renewable Technologies Acquisition Corp (collectively, the “Acro Group”) entered into an Asset Purchase Agreement (the “Agreement”) with IES Renewable Energy, LLC (“IES Renewable”). Pursuant to the terms of the Asset Purchase Agreement, IES has agreed to acquire certain assets in connection with the Acro Group’s turn-key residential solar integration business (the “Acquired Assets”). The Acquired Assets include, but are not limited to, assets relating to the Acro Group’s solar installation sales and marketing platform and the backlog of contracts entered into by Acro Energy with residential solar customers, which provide for the payment of sales and marketing fees in connection with the sale, installation and third-party financing of residential solar equipment. The Asset Purchase Agreement transaction closed on February 15, 2013 (the “Closing Date”).

Total consideration to be received by the Acro Group for the Acquired Assets consists of (i) IES Residential’s release of the amounts owed by the Acro Group to IES Residential (an amount not less than $3,700,000 per the

LONESTAR RENEWABLE TECHNOLOGIES CORP.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(Stated in US dollars)

For the years ended December 31, 2012 and 2011

agreement), (ii) payment by IES Renewable to the Acro Group of a percentage of future gross revenue generated from the Acquired Assets in an amount not to exceed $2,000,000 over the 12-month period beginning the first full month following the Closing Date, subject to certain reductions as described in the Agreement, and (iii) between $700,000 and $800,000 representing amounts paid by IES Residential, to the Acro Group to fund certain of its operating expenses between January 4, 2013 and closing of the transaction.

On February 21, 2013, Acro Energy Technologies Inc filed a Chapter 7 bankruptcy petition at United States Bankruptcy Court—Southern District of Texas.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20. Indemnification of Directors and Officers

Section 145 of the Delaware General Corporation Law (“DGCL”) provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe their conduct was unlawful. Section 145 further provides that a corporation similarly may indemnify any such person serving in any such capacity who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that the person is or was a director, officer, employee or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees) actually and reasonably incurred in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Delaware Court of Chancery or such other court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all of the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Delaware Court of Chancery or such other court shall deem proper. The certificate of incorporation and bylaws of Integrated Electrical Services, Inc. (“IES”) provide that indemnification shall be to the fullest extent permitted by the DGCL for all current or former directors or officers of IES. As permitted by the DGCL, the certificate of incorporation provides that directors of IES shall have no personal liability to IES or its stockholders for monetary damages for breach of fiduciary duty as a director, except (1) for any breach of the director’s duty of loyalty to IES or its stockholders, (2) for acts or omissions not in good faith or which involve intentional misconduct or knowing violation of law, (3) under Section 174 of the DGCL or (4) for any transaction from which a director derived an improper personal benefit.

The DGCL also provides that a corporation may purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or other entity, against any liability asserted against and incurred by such person, whether or not the corporation would have the power to indemnify such person against such liability. IES will maintain, at its expense, an insurance policy that insures its officers and directors, subject to customary exclusions and deductions, against specified liabilities that may be incurred in those capacities. In addition, IES has entered into indemnification agreements with each of its directors that provide that it will indemnify the indemnitee against, and advance certain expenses relating to, liabilities incurred in the performance of such indemnitee’s duties on IES’ behalf to the fullest extent permitted under Delaware law and its bylaws.

The merger agreement provides that, for a period of six years from the effective time of the merger, IES will cause the surviving corporation in the merger, to indemnify, defend and hold harmless, to the fullest extent permitted by applicable law, current and former, officers, directors and fiduciaries of MISCOR Group, Ltd. (“MISCOR”) and any of its subsidiaries in their capacities as directors and officers to the fullest extent permitted by law for claims and expenses occurring at or before the effective time of the merger. The same provisions of the merger agreement also require IES to cause the surviving corporation to pay the expenses of the indemnified person in advance of the final disposition of any claim made against the indemnified person during such six-year period.

In addition, the merger agreement provides that IES will cause the organizational documents of the surviving corporation to contain provisions with respect to indemnification that are at least as favorable to as those contained in the certificate of incorporation and bylaws of each of MISCOR and its subsidiaries in effect as of the date of the merger agreement, and shall comply with any indemnification agreements between MISCOR and its subsidiaries and their respective current and former directors, officers and fiduciaries. IES and the surviving corporation may not, for a period of six years from the effective time of the merger, amend, repeal or otherwise modify, unless required by law, any such provisions in any manner that would adversely affect the rights under such provisions of any indemnitee, and all rights to indemnification thereunder in respect of any claim asserted or made within such period shall continue until the final disposition or resolution of such claim.

For a period of six years after the effective time of the merger, the surviving corporation will also maintain liability insurance for directors and officers with respect to claims arising from actions or omissions that occurred at or prior to the effective time of the merger. The surviving corporation may substitute policies of at least the same coverage and amounts containing terms no less advantageous to such former directors or officers from insurance carriers with financial strength ratings equal to or greater than the financial strength rating of MISCOR’s current insurance carrier and, such substitution shall not result in gaps or lapses of coverage with respect to matters occurring prior to the effective time. However, the surviving corporation will not be obligated to make annual premium payments for this insurance to the extent that the premiums exceed 250% of the per annum rate of the premium currently paid by MISCOR for similar insurance as of the date of the merger agreement. In the event that the annual premium for this insurance exceeds the maximum amount, the surviving corporation will purchase as much coverage per policy year as reasonably practicable for the maximum amount. IES will have the right to cause the coverage to be extended under the insurance by obtaining a six year “tail” policy on terms and conditions no less advantageous than the existing insurance policy.

Item 21.    Exhibits and Financial Statement Schedules

(a)	Exhibits

2.1	Agreement and Plan of Merger effective as of March 13, 2013, by and among Integrated Electrical Services, Inc., IES Subsidiary Holdings, Inc. and MISCOR Group, Ltd. (Attached as part of Annex A to the joint proxy statement/prospectus that is part of this Registration Statement) (the schedules and annexes have been omitted pursuant to Item 601(b)(2) of Regulation S-K)

2.2	First Amendment to Agreement and Plan of Merger, dated as of July 10, 2013, by and among Integrated Electrical Services, Inc., IES Subsidiary Holdings, Inc. and MISCOR Group, Ltd. (Attached as part of Annex A to the joint proxy statement/prospectus that is part of this Registration Statement)

3.1	Second Amended and Restated Certificate of Incorporation of Integrated Electrical Services, Inc. (Incorporated by reference to Exhibit 4.1 to IES’ registration statement on Form S-8 filed on May 12, 2006)

3.2	Certificate of Designations of Series A Junior Participating Preferred Stock (Incorporated by reference to Exhibit 3.1 to the Company’s Current Report on From 8-K filed on January 28, 2013).

3.3	Bylaws of Integrated Electrical Services, Inc. (Incorporated by reference to Exhibit 4.2 to IES’ registration statement on Form S-8, filed on May 12, 2006)

4.1	Tax Benefit Protection Plan Agreement by and between Integrated Electrical Services, Inc. and American Stock Transfer & Trust Company, LLC, as Rights Agent, dated as of January 28, 2013, including the forms of Certificate of Designation and of Rights Certificate and Summary of Stockholder Rights Plan attached thereto as Exhibits A, B and C, respectively (Incorporated by reference to Exhibit 4.1 to the Company’s Current Report on Form 8-K filed on January 28, 2013)

***5.1	Opinion of Andrews Kurth LLP as to the legality of the securities

***8.1	Tax Opinion of Andrews Kurth LLP

***8.2	Tax Opinion of Ulmer & Berne LLP

*23.1	Consent of Ernst & Young LLP

*23.2	Consent of BDO USA, LLP

*23.3	Consent of Calvetti, Ferguson & Wagner, P.C.

***23.5	Consent of Andrews Kurth LLP (included in opinions filed as Exhibits 5.1 and 8.1)

***23.6	Consent of Ulmer & Berne LLP (included in opinion filed as Exhibit 8.2)

***24.1	Powers of Attorney

***99.1	Form of Proxy for Holders of IES Common Stock

***99.2	Form of Proxy for Holders of MISCOR Common Stock

***99.3	Form of Letter of Transmittal

***99.4	Consent of Stifel, Nicolaus & Company, Incorporated

***99.5	Consent of Western Reserve Partners LLC

*	Filed herewith.
***	Previously filed.

Item 22.    Undertakings

(1)	The undersigned Registrant hereby undertakes to file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement: (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended (the “Securities Act”); (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2)	The undersigned Registrant hereby undertakes that, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	The undersigned Registrant hereby undertakes to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)

That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities: The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser: (i) any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424; (ii) any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant; (iii) the portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and (iv) any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(5)	The undersigned Registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other Items of the applicable form.

(6)	The Registrant undertakes that every prospectus (i) that is filed pursuant to the immediately preceding paragraph, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Securities Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time will be deemed to be the initial bona fide offering thereof.

(7)	Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(8)	The undersigned Registrant hereby undertakes to respond to requests for information that is incorporated by reference into the joint proxy statement/prospectus pursuant to Items 4, 10(b), 11 or 13 of this registration statement on Form S-4, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

(9)	The undersigned Registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Houston, Texas, on the 14th day of August, 2013.

INTEGRATED ELECTRICAL SERVICES, INC.

By:	/s/ JAMES M. LINDSTROM
Name:	James M. Lindstrom
Title:	Chairman of the Board, Chief Executive Officer and President

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and the dates indicated.

Signature	Title	Date

/S/ JAMES M. LINDSTROM James M. Lindstrom	Chairman of the Board, Chief Executive Officer and President (Principal Executive Officer)	August 14, 2013

/S/ ROBERT W. LEWEY Robert W. Lewey	Senior Vice President, Chief Financial Officer and Treasurer (Principal Financial Officer) (Principal Accounting Officer)	August 14, 2013

* Joseph L. Dowling III	Director	August 14, 2013

* David B. Gendell	Director	August 14, 2013

* Joe D. Koshkin	Director	August 14, 2013

* Donald L. Luke	Director	August 14, 2013

*By:	/s/ JAMES M. LINDSTROM
James M. Lindstrom Attorney-in-Fact

EXHIBIT INDEX

Exhibit Number	Description
2.1	Agreement and Plan of Merger effective as of March 13, 2013, by and among Integrated Electrical Services, Inc., IES Subsidiary Holdings, Inc. and MISCOR Group, Ltd. (Attached as part of Annex A to the joint proxy statement/prospectus that is part of this Registration Statement) (the schedules and annexes have been omitted pursuant to Item 601(b)(2) of Regulation S-K)

2.2	First Amendment to Agreement and Plan of Merger, dated as of July 10, 2013, by and among Integrated Electrical Services, Inc., IES Subsidiary Holdings, Inc. and MISCOR Group, Ltd. (Attached as part of Annex A to the joint proxy statement/prospectus that is part of this Registration Statement)

3.1	Second Amended and Restated Certificate of Incorporation of Integrated Electrical Services, Inc. (Incorporated by reference to Exhibit 4.1 to IES’ registration statement on Form S-8 filed on May 12, 2006)

3.2	Certificate of Designations of Series A Junior Participating Preferred Stock (Incorporated by reference to Exhibit 3.1 to the Company’s Current Report on From 8-K filed on January 28, 2013).

3.3	Bylaws of Integrated Electrical Services, Inc. (Incorporated by reference to Exhibit 4.2 to IES’ registration statement on Form S-8, filed on May 12, 2006)

4.1	Tax Benefit Protection Plan Agreement by and between Integrated Electrical Services, Inc. and American Stock Transfer & Trust Company, LLC, as Rights Agent, dated as of January 28, 2013, including the forms of Certificate of Designation and of Rights Certificate and Summary of Stockholder Rights Plan attached thereto as Exhibits A, B and C, respectively (Incorporated by reference to Exhibit 4.1 to the Company’s Current Report on Form 8-K filed on January 28, 2013)

***5.1	Opinion of Andrews Kurth LLP as to the legality of the securities

***8.1	Tax Opinion of Andrews Kurth LLP

***8.2	Tax Opinion of Ulmer & Berne LLP

*23.1	Consent of Ernst & Young LLP

*23.2	Consent of BDO USA, LLP

*23.3	Consent of Calvetti, Ferguson & Wagner, P.C.

***23.5	Consent of Andrews Kurth LLP (included in opinions filed as Exhibits 5.1 and 8.1)

***23.6	Consent of Ulmer & Berne LLP (included in opinion filed as Exhibit 8.2)

***24.1	Powers of Attorney

***99.1	Form of Proxy for Holders of IES Common Stock

***99.2	Form of Proxy for Holders of MISCOR Common Stock

***99.3	Form of Letter of Transmittal

***99.4	Consent of Stifel, Nicolaus & Company, Incorporated

***99.5	Consent of Western Reserve Partners LLC

*	Filed herewith.
***	Previously filed.